UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORTEC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3068704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(212) 740-6999
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan W. Schoenbart, Chief Financial Officer
Ortec International, Inc.
3960 Broadway
New York, New York 10032
(212) 740-6999
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gabriel Kaszovitz, Esq.
Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022-1200
     (212) 888-8200
Fax: (212) 888-7776

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462c under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (3)

Common Stock, par	9,870,561	$3.30	$32,572,851	$3,485
Value $.001 per share	Shares

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock on June 16, 2006. All share and price information in this table is after giving effect to a one share for fifteen shares reverse split of the common stock effective July 24, 2006 at 5 P.M.

(2)

Includes (a) 1,890,012 shares of common stock, (b) 637,660 shares issuable upon conversion of currently outstanding Series D preferred stock, (c) 2,159,111 shares issuable upon conversion of currently outstanding Series E preferred stock, (d) 539,778 shares if shares issuable upon conversion of the Series E preferred stock are more than 333.333 shares of common stock for one share of Series E preferred stock, (e) 1,162,927 shares issuable upon exercise of currently outstanding Series F warrants, (f) 211,975 shares issuable upon exercise of currently outstanding Series F – PA warrants, (g) 2,169,111 shares issuable upon exercise of currently outstanding Series H warrants, (h) 539,778 shares of common stock that may be issuable pursuant to the aniti-dilution provision of the outstanding Series H warrants, and (i) 560,209 shares issuable upon exercise of other warrants currently outstanding. The additional 1,079,556 shares referred to in clauses (d) and (h) of the preceding sentence constitute 25% of the shares of common stock otherwise required to be registered for conversion of the Series E preferred stock and exercise of the Series H warrants.

(3)

$1,077.53 paid with original filing. $2,407.47 was paid with Amendment No. 1. Also, pursuant to Rule 429 promulgated under the Securities Act of 1933, the amount of registration fee does not include amounts previously paid relating to 3,383,601 shares of common stock previously registered pursuant to registration statement Nos. 333-124773, 333-118300 and 333-102409 which remain unsold as of the date hereof and continue to be registered.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus filed as part of this registration statement also constitutes a prospectus for registration statement Nos. 333-124773, 333-118300 and 333-102409; the 3,383,601 shares of common stock that remain unsold under such registration statements are being combined with the shares of common stock to be registered pursuant to this registration statement to enable the Selling Stockholders listed in the combined prospectus included herein to offer an aggregate of 13,254,162 shares of common stock pursuant to the combined prospectus.

PROSPECTUS

13,254,162 Shares of Common Stock

ORTEC INTERNATIONAL, INC.

This prospectus relates to 13,254,162 shares of our common stock that may be sold from time to time by the Selling Stockholders listed under the caption “Selling Stockholders”. We will not receive any of the proceeds from the sale of the common stock sold. The Selling Stockholders may sell those shares from time to time in the public securities market. The Selling Stockholders may determine the prices at which they will sell the common stock, which prices may be at market prices prevailing at the time of such sale or some other price. See “Plan of Distribution”.

We will amend this prospectus (by filing a post-effective amendment to the registration statement of which this prospectus is a part) to inform you of any fundamental changes to the information in this prospectus. Our common stock is traded on the Over the Counter Bulletin Board under the symbol “OTCI”. On July 24, 2006, the last reported sale price of our common stock was $3.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2006

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
PROSPECTUS SUMMARY	4
RISK FACTORS	5

We do not have sufficient funds to bring our product to market for use by large patient populations. Unless we secure additional financing we will not be able to continue to operate our business.	5

Because of our history of ongoing losses and because we may never generate a profit and our lack of cash or other current assets, we have received an opinion from our independent registered public accountants that there is substantial doubt about our ability to continue as a going concern	5

We have accumulated obligations that we are required, but are unable to pay currently. This also raises doubt as to our ability to continue as a going concern	6

Unless we secure FDA clearance for the sale of ORCEL to treat venous stasis ulcers it will be difficult for us to continue to operate our business	6

Unless we later secure FDA clearance for the sale of ORCEL in its cryopreserved form to treat diabetic foot ulcers our sales of ORCEL will be more limited and thereby limit our ability to earn profits	6

Clinical trials for ORCEL are expensive, time consuming and their outcome is uncertain	7

Even if our ORCEL receives regulatory clearance, ORCEL will still be subject to extensive post-market regulation which will result in significant expense to us	7

Our failure to sell ORCEL on a profitable basis will limit our ability to continue our operations	8

We may lose our U.S. patents, patent applications and trademarks because of security interests we have granted in them	8

We are subject to extensive governmental regulation which increases the costs of manufacturing our product and will thereby negatively impact our ability to earn profits	8

The medical community may not accept ORCEL which will prevent us from selling ORCEL and prevent us from continuing our business	8

Our potential competitors have greater financial, sales and marketing resources than we do so that we may have difficulty in competing against them	9

We rely on a limited number of key suppliers to manufacture ORCEL and therefore run the risk or delay in securing needed materials from other suppliers. We also rely on only one distributor to sell ORCEL in the United States, Canada and Mexico and run the risk that such distributor may not successfully market ORCEL	9

We depend on our patents and proprietary technology which may not provide us with sufficient protection against technologies used, or which may be used by our competitors. We cannot protect our intellectual property rights throughout the world	9

We may be subject to product liability claims which we might not be able to pay thereby causing us to discontinue our business	10

If we lose our key employees we may not be able to continue our business operations	10

The market prices of our common stock may be highly volatile creating greater financial risk for the owners of our common stock	10

Our largest stockholders may take actions that are contrary to your interests, including selling their stock	10

We may have to sell additional equity securities in the future which will dilute the portion of Ortec’s equity owned by our current stockholders	11

TABLE OF CONTENTS (continued)

RISK FACTORS

The price protection provisions of most of our outstanding warrants might prevent increases in the market price of our common stock	11

Because we do not intend to pay any dividends on our common stock, an investor in our common stock may only realize an economic gain from an increase, if any, in the market price of our common stock	12

Termination of employment agreements we have entered into with our executive officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of Ortec	12

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic event	12

New laws and regulations affecting corporate governance may impede our ability to retain and attract board members and executive officers, and increase the costs associated with being a public company	13

USE OF PROCEEDS	13
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14
DESCRIPTION OF BUSINESS	15
Overview	15
Acquisition of Hapto Biotech	16
ORCEL	17
Government Regulation	17
The FDA Clearance Process	17
Regulatory Strategies	19
Sales and Marketing	19
Production and Supply	20
Competition	21
Patents and Proprietary Rights	22
Paul Royalty Fund Agreement	24
Research and Development Expenses	24
Compliance with Environmental Regulations	24
Employees	25
Description of Property	25
PLAN OF OPERATION	26
DIRECTORS AND EXECUTIVE OFFICERS	30
EXECUTIVE COMPENSATION	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
SELLING STOCKHOLDERS	39
PLAN OF DISTRIBUTION	47
DESCRIPTION OF SECURITIES	48
TRANSFER AGENT	54
EXPERTS	54
LEGAL MATTERS	55
AVAILABLE INFORMATION	55
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	55
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated in this prospectus. We and the Selling Stockholders have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. In this prospectus and in documents incorporated in this prospectus, references to the “Company,” “Ortec,” “we,” “us” and “our” refer to Ortec International, Inc. and its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included or incorporated in this prospectus regarding the potential market revenues from the sale of our OrCel product, the number of patients with medical conditions who can be treated with OrCel, the clinical trials for OrCel, future approvals or clearances by the United States Food and Drug Administration (the “FDA”) and other plans and objectives for the future and assumptions and predictions about future supply, manufacturing, costs and sales and future financing we may secure are all forward looking statements. When we use words like “intend,” “anticipate,” “believe,” “assume,” “estimate,” “plan” or “expect,” we are making forward looking statements. We believe that the assumptions and expectations reflected in such forward looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

PROSPECTUS SUMMARY

The Company

We are a biotechnology company which was organized in 1991 under the laws of the State of Delaware. We are currently in the development stage, and accordingly, have no revenues. Our offices are located at 3960 Broadway, New York, New York 10032. Our telephone number is 212-740-6999. Our website address is www.ortecinternational.com. Our OTC Bulletin Board Symbol is OTCI.

Our company is focused on advancing regenerative medicine and stem cell therapy through the development and commercialization of innovative products by combining advanced cell technology and advanced biomaterials. Our lead product is OrCel ® (Bilayered Cellular Matrix) (ORCEL). Our current focus is the application of ORCEL to heal chronic and acute wounds. ORCEL is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair.

We have completed a pivotal clinical trial evaluating a cryopreserved version of ORCEL in the treatment of venous stasis ulcers and we have filed a Pre Market Approval (PMA) application for commercial sales of ORCEL to treat venous stasis ulcers. We recently completed patient enrollment in a confirmatory trial required by the FDA and the data from this confirmatory trial is expected to be integrated with the results of the completed pivotal clinical trial and submitted as a clinical supplement to our PMA filing. We already obtained FDA clearance for use of a non-frozen version of ORCEL in the treatment of Epidermolysis Bullosa and donor sites in burn patients. In addition, the FDA has granted us approval to initiate a pivotal (Phase III) trial evaluating ORCEL for the treatment of diabetic foot ulcers.

We recently acquired two fibrin derived advanced biomaterial technologies, Fibrin Microbeads (FMB’s) and Haptides™. FMB’s have the potential to play a significant role in advancing stem cell therapy having demonstrated the ability to efficiently recover adult stem cells and allow for their growth, proliferation, and potential reimplantation into the patient. Haptides™ utilize proprietary synthetic peptides that mimic the mechanism of cell attachment to fibrin. These peptides have demonstrated the ability to significantly enhance cell attraction and attachment providing the potential to use Haptides™ in the development of products for cosmetic tissue augmentation, wound healing, orthopedics, and drug delivery markets.

We incurred a net loss applicable to common shareholders of $4.8 million during the three months ended March 31, 2006, and, as of that date, our current liabilities exceeded our current assets by $36.2 million, our total liabilities exceeded our total assets by $35.4 million and we have a deficit accumulated in the development stage of $161.2 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Prior to the offering we have 6,071,270 common shares outstanding. We also have 5,948.615 shares of Series D preferred stock equivalent to 1,586,297 common shares when converted, and 6477.333 shares of Series E preferred stock equivalent to at least 2,159,111 common shares when converted.

Recent Common Stock Reverse Split

We effected a one share for fifteen shares reverse split of our common stock as of 5 P.M., Eastern Daylight Savings Time, on July 24, 2006. All references in this prospectus to the number of shares of our common stock, the exercise price of our outstanding warrants and options and the conversion prices of our outstanding convertible preferred stock, are after giving effect to such reverse split.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We do not have sufficient funds to bring our product to market for use by large patient populations. Unless we secure additional financing we will not be able to continue to operate our business.

We will need to secure additional financing for the approximately $875,000 of cash we are currently consuming per month. Such $875,000 includes the cash we are currently using in the operations of Hapto Biotech, Inc. which we acquired in April 2006. The amount of cash we consume each month fluctuates, depending, among other things, on whether we are incurring expenses from services provided by third party suppliers in connection with a clinical trial and what payments we have to make on our outstanding debt. On April 17, 2006, we completed a private placement of our equity securities for aggregate proceeds of $6,176,000. We believe that the proceeds from such private placement will enable us to continue our operations until approximately August 31, 2006.

After our recent private placement we will still have to obtain additional funds through the sale of our securities to the public and through private placements, debt financing or other, including short-term, loans. We may not be able to secure any additional financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Cambrex for manufacturing and sales of our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements and

•	the cost and effectiveness of commercialization activities and arrangements.

Unless we obtain such additional financing we will not be able to continue to operate our business after August 2006. We have no current commitments from any persons that they will provide us with additional financing.

Because of our history of ongoing losses and because we may never generate a profit and our lack of cash or other current assets, we have received an opinion from our independent registered public accountants that there is substantial doubt about our ability to continue as a going concern.

Since our organization in 1991 we have sustained losses each year because, among other reasons, we have had very limited sales of our product. For the quarter ended March 31, 2006, we incurred a net loss applicable to common stockholders of $4,793,894. During the quarter ended March 31, 2006, our current liabilities exceeded our current assets by $36,171,156, and our total liabilities exceeded our total assets by $35,351,739, and we have a deficit accumulated in our development stage of $161,205,615. Included in our current and total liabilities is the $31,544,000 revenue interest obligation to Paul Royalty Fund. Our independent registered public accountants advised us that these factors, among others, raise substantial doubt about our ability to continue as a going concern. Unless we obtain additional financing we will not be able to continue as a going concern.

We have accumulated obligations that we are required, but are unable, to pay currently. This also raises doubt as to our ability to continue as a going concern.

As of June 30, 2006, payment of approximately $1,000,000 of the approximately $1,554,000 we owed to our trade creditors was past due. Of this past due amount $235,500 will be paid in common stock and warrants in accordance with agreements entered into with Cambrex Bio Science of Walkersville, Inc. (“Cambrex”).

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to insure continued receipt of needed supplies, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue equity in satisfaction of certain obligations.

Unless we secure FDA clearance for the sale of ORCEL to treat venous stasis ulcers it will be difficult for us to continue to operate our business.

We completed the treatment and follow-up of 136 patients in our pivotal clinical trial of the use of ORCEL in its cryopreserved form for the treatment of venous stasis ulcers, and in February 2004 we filed our PMA with the FDA to market ORCEL for the treatment of venous stasis ulcers. From February 2004 through March 2005 we responded to various questions from the FDA relating to our pre-market approval application. On April 25, 2005, the FDA advised us that although our cryopreserved ORCEL product showed promise for the effective treatment of venous stasis ulcers, additional clinical data would be required to demonstrate reasonable assurance of ORCEL’s safety and effectiveness before the FDA would clear ORCEL for commercial sales for such treatment. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness ulcers in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results will be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. We completed enrollment for this confirmatory clinical trial in April 2006. When the clinical trial is completed we will work towards obtaining regulatory clearance for commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. We may not obtain FDA clearance for the commercial sale of the cryopreserved form of ORCEL for the treatment of venous stasis ulcers and later for diabetic foot ulcers. Among the factors which may contribute to those findings are a negative assessment of our manufacturing processes, raw materials used in manufacturing our product, our freezing technique, and ORCEL’s clinical results. If we do not obtain FDA clearance for the sale of ORCEL in its cryopreserved form for the treatment of venous stasis ulcers, it may be difficult for us to raise capital to continue our business operations.

Unless we later secure FDA clearance for the sale of ORCEL in its cryopreserved form to treat diabetic foot ulcers our sales of ORCEL will be more limited and thereby limit our ability to earn profits.

Although we have completed an FDA cleared pilot clinical trial for the use of the fresh form of ORCEL for the treatment of diabetic foot ulcers, we do not have the funds available to conduct a pivotal clinical trial for the use of ORCEL in its cryopreserved form for the treatment of diabetic foot ulcers. The cryopreserved form of ORCEL has a shelf life of approximately seven months as opposed to only approximately three days for the fresh form of ORCEL. We expect to initiate patient enrollment after, and if, we receive clearance for the sale of cryopreserved ORCEL in the treatment of venous stasis ulcers. We do not expect to begin the FDA clearance process for a pivotal trial for cryopreserved ORCEL for the treatment of diabetic foot ulcers until we believe that we can secure financing for the conduct of that trial. If we are unable to later obtain FDA clearance for the sale of cryopreserved ORCEL for the treatment of diabetic foot ulcers, our sales of ORCEL will be more limited and thereby limit our ability to earn profits.

Clinical trials for ORCEL are expensive, time consuming and their outcome is uncertain.

Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. Before we can obtain regulatory clearance for the commercial sale of any product that we wish to develop, we are required to complete extensive human clinical trials to demonstrate its safety and efficacy. The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including:

•	delays or inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	delays in obtaining regulatory approvals to commence a study;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment;

•	uncertain dosing issues;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	variability in the number and types of subjects available for each study and resulting difficulties in identifying and enrolling subjects who meet trial eligibility criteria;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	difficulty in maintaining contact with subjects after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	lack of effectiveness during the clinical trials; or

•	other regulatory delays.

Even if our ORCEL receives regulatory clearance, ORCEL will still be subject to extensive post-market regulation which will result in significant expense to us.

If we receive regulatory clearance for ORCEL, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize our product.

If we receive United States regulatory clearance, the FDA may still impose significant restrictions on the indicated uses for which the product may be marketed or impose ongoing requirements for potentially costly post-approval studies. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. The subsequent discovery of previously unknown problems with a product, including adverse medical effects, or problems with the facility where the product is manufactured, may result in restrictions on the marketing of that product, and could include withdrawal of the product from the market. Failure to comply with applicable regulatory requirements may result in:

•	issuance of warning letters by the FDA;

•	fines and other civil penalties;

•	criminal prosecutions;

•	injunctions, suspensions or revocations of marketing licenses;

•	suspension of any ongoing clinical trials;

•	suspension of manufacturing;

•	delays in commercialization;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our collaborators;

•	refusals to permit products to be imported or exported to or from the United States;

•	restrictions on operations, including costly new manufacturing requirements; and

•	product recalls or seizures.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory clearance of our ORCEL or further restrict or regulate post-clearance activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market ORCEL and our business could suffer.

In order to market any products outside of the United States, we and our collaborators must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain clearance in other countries might differ from that required to obtain FDA clearance. The regulatory clearance process in other countries may include all of the risks associated with FDA clearance as well as additional presently unanticipated risks. Regulatory clearance in one country does not ensure regulatory clearance in another, but a failure or delay in obtaining regulatory clearance in one country may negatively impact the regulatory process in others. Failure to obtain regulatory clearance in other countries or any delay or setback in obtaining such clearance could have the same adverse effects associated with regulatory clearance in the United States, including the risk that our product may not be cleared for all indications requested and that such clearance may be subject to limitations on the indicated uses for which ORCEL may be marketed.

Our failure to sell ORCEL on a profitable basis will limit our ability to continue our operations.

To date ORCEL is the only product that we have developed and for which we have conducted human clinical trials. In the event we fail to develop additional products, or if the FDA does not grant us clearance to use ORCEL for the treatment of venous stasis ulcers and later diabetic foot ulcers, or if ORCEL is not favorably received by the medical community or it becomes obsolete, we will be unable to become profitable and we may be required to discontinue our operations.

We may lose our U.S. patents, patent applications and trademarks because of security interests we have granted in them.

See the description of our agreement with Paul Royalty Fund (PRF) in ”Description of Business-Paul Royalty Fund Agreement“ If in the future PRF exercised its right to compel us to repurchase its interest in our revenues and we did not have the funds to do so, PRF could foreclose its security interest in our U.S. patents, patent applications and trademarks and in such event we will have to discontinue our business operations.

We are subject to extensive governmental regulation which increases the costs of manufacturing our product and will thereby negatively impact our ability to earn profits.

Our business is subject to extensive regulation principally by the FDA in the United States and corresponding foreign regulatory agencies in each country in which we intend to sell ORCEL. These regulations affect:

•	Product marketing clearances or approvals;

•	Product standards;

•	Packaging requirements;

•	Design requirements;

•	Manufacturing and quality assurance, including compliance by the manufacturing facility with good manufacturing process requirements, record keeping, reporting and product testing standards;

•	Labeling;

•	Periodic FDA inspections of the facility in which ORCEL will be manufactured;

•	Import and export restrictions; and

•	Tariffs and other tax requirements.

Our need to comply with these regulatory requirements will increase the cost of manufacturing our ORCEL product and negatively impact our ability to earn profits.

The medical community may not accept ORCEL which will prevent us from selling ORCEL and prevent us from continuing our business.

Market acceptance for ORCEL will depend upon a number of factors, including:

•	The receipt and timing of FDA regulatory approvals for use of ORCEL, in its cryopreserved form, for the treatment of venous stasis ulcers and later for diabetic foot ulcers;

•	Acceptance by the medical community of ORCEL for the treatment of the medical conditions that it is intended to treat, the demonstration of its safety and its cost effectiveness; and

•	Securing approval of third parties, such as Medicare and insurance companies, for reimbursement for the cost of ORCEL.

Unless we secure market acceptance for ORCEL we will be unable to sell ORCEL and as a result we will be unable to conduct any business.

Our potential competitors have greater financial, sales and marketing resources than we do so that we may have difficulty in competing against them.

See the description of “Description of Business - Competition”. As there noted, sales of Apligraf are now being made directly by Organogenesis. Organogenesis is substantially larger than we are and has significantly greater resources than we have. The biomedical field is continually undergoing rapid and significant technological changes. Other companies may succeed in developing other products that are more effective than ORCEL. If such new products are accepted by the medical community, or if those products receive FDA clearance for treatment of venous stasis and diabetic foot ulcers before ORCEL does, or if other companies develop products that are more effective than ORCEL, any such developments could impede our ability to continue our operations.

We rely on a limited number of key suppliers to manufacture ORCEL and therefore run the risk of delay in securing needed materials from other suppliers. We also rely on only one distributor to sell ORCEL in the United States, Canada and Mexico and run the risk that such distributor may not successfully market ORCEL.

See the discussion of “Description of Business-Sales and Marketing” and “Description of Business-Production and Supply” where we describe our production and sales distribution agreements with Cambrex and our agreements with other suppliers. If Cambrex does not produce ORCEL at a per unit price well below the price at which we can sell ORCEL in North America we may not be able to continue, or at least would be seriously hampered in continuing, our business operations. Also, any disruption in the supply of corium or collagen matrix or other materials from our current suppliers of such materials would have a significant negative impact on our ability to manufacture and sell ORCEL or at least would cause us delays and additional expenses in the manufacturing of ORCEL.

We depend on our patents and proprietary technology which may not provide us with sufficient protection against technologies used, or which may be used by our competitors. We cannot protect our intellectual property rights throughout the world.

The validity and breadth of claims in medical technology patents involves complex legal and factual questions and, therefore, are highly uncertain. Although we successfully defended challenges to our United States and European patents in the respective patent offices where those patents were issued, those successful defenses do not preclude future challenges in court. We do not know if any of the patents issued to us will be challenged, invalidated or circumvented. Patents and patent applications in the United States may be subject to an interference proceeding brought by the U.S. Patent and Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We might incur significant costs defending such proceedings and we might not be successful. We do not know if any of our patents or any of our pending patent applications or any future patent application of ours that will issue as patents, will provide us with the scope of patent protection that will be enough to exclude competitors. We also do not know that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us. We do not know if others have or will develop similar products, duplicate any of our products or design around any of our patents issued or that may be issued in the future. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers aspects of our products or processes.

Filing patents on our ORCEL technology throughout the world would be prohibitively expensive. Competitors may use our technology in jurisdictions where we have not obtained patent protection to develop their own products. These products may compete with ORCEL and may not be covered by any of our patent claims or other intellectual property rights.

Patent law outside the United States is also uncertain and many countries are currently reviewing and revising patent laws, particularly with respect to biotechnology and pharmaceutical inventions. The laws of some countries do not protect our intellectual property rights to the same extent as U.S. laws. It may be necessary or useful for us to participate in proceedings to determine the validity of our, or our competitors’, foreign patents, which could result in substantial cost and divert our efforts and attention from other aspects of our business.

We may be subject to product liability claims which we might not be able to pay thereby causing us to discontinue our business.

ORCEL is designed to be used in the treatment of medical conditions and diseases where there is a high risk of serious medical complications, amputation of the leg or death. Although we have obtained product liability insurance coverage in the amount of $3,000,000, such insurance coverage may not be adequate to protect us against future product liability claims. In addition, the cost of obtaining product liability insurance in the future may prevent us from securing such insurance on terms acceptable to us, if at all. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Large product liability claims or other claims with respect to uninsured or underinsured liabilities could make it impossible for us to continue our business operations.

If we lose our key employees we may not be able to continue our business operations.

Messrs. Lipstein and Papastephanou, two of our executive officers, manage our day-to-day operations. The development and production of our product is managed by a wide array of scientific personnel, one of whom we consider to be a key employee. Dr. Melvin Silberklang is our vice president for research and development and our chief scientific officer. The loss of the services of Messrs. Lipstein, Papastephanou, or Silberklang could cause delays in our ongoing business operations, and could have a material adverse effect on our business, results of operations and financial condition. Except for the termination of employment agreements we have entered into with Messrs. Lipstein and Katz we do not have employment contracts with any of our key personnel nor any of our other employees nor do we carry key man insurance policies for any of our employees.

The market price of our common stock may be highly volatile creating greater financial risk for the owners of our common stock.

The market price of our common stock has ranged from $2.10 to $75.00 during the past three years. As of June 30, 2006, we had 6,097,484 shares outstanding. Other factors that may affect the price of our common stock include:

•	our ability to successfully market and sell our ORCEL product,

•	our ability to develop other products for sale,

•	our competitors’ announcements concerning technological innovations,

•	new commercial products or procedures,

•	proposed government regulations,

•	developments or disputes relating to patents, trade secrets or proprietary rights,

•	the following substantial number of additional shares of our common stock we would have to issue; or have recently issued:

• an aggregate of 1,586,298 shares upon conversion of our outstanding Series D convertible preferred stock;

• an aggregate of at least 2,159,111 shares upon conversion of our outstanding Series E convertible preferred stock

• an aggregate of 5,629,398 shares upon the exercise of warrants to purchase the shares of our common stock we granted primarily in connection with financings during the past three years;

• an aggregate of 554,066 shares upon exercise of options we have granted to our employees, and particularly to our executive officers, our directors and to consultants and vendors.

Our largest stockholders may take actions that are contrary to your interests, including selling their stock.

A small number of our stockholders hold a significant amount of our outstanding stock. These stockholders may support competing transactions and have interests that are different from those of our other shareholders. In addition, the average number of shares of our stock that trade each day is generally low. As a result, sales of a large number of shares of our stock by these large stockholders or other stockholders within a short period of time could adversely affect our stock price.

We may have to sell additional equity securities in the future which will dilute the portion of Ortec’s equity owned by our current stockholders.

In addition to a number of private placements of our equity securities in the past 4 years, in the future we will probably have to sell even more shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. In the future we will also issue additional options to purchase our common stock to our employees, our executive officers, and our directors, and to consultants and vendors. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will dilute the portion of our equity owned by our current stockholders.

The price protection provisions of most of our outstanding warrants might prevent increases in the market price of our common stock.

In 2002 and 2003, we granted to the purchasers of our Series B and Series C convertible preferred stock, and to the placement agent and to designees of the placement agent who arranged such preferred stock financings, warrants to purchase our common stock. In the fourth quarter of 2004 and the first quarter of 2005, we granted warrants to purchase our common stock to (a) purchasers of our common stock in the special warrant offering we made in the fourth quarter of 2004 to holders of our Series B-1, B-2 and C warrants, (b) purchasers of our common stock in the private placement we closed on January 5, 2005, and one other purchaser of our common stock later in the first quarter of 2005, (c) to holders of approximately $9.6 million of our promissory notes upon conversion of those notes to shares of our common stock, (d) holders of our Series C preferred stock who exchanged their preferred shares for common stock in the January 5, 2005 private placement, (e) investors who exercised their rights to purchase additional shares of our common stock not later than 45 days subsequent to the January 5, 2005 private placement on the same terms and conditions as the sales in the January 5, 2005 private placement and (f) to the placement agent and its designees who arranged the private placement financing which closed in the first quarter of 2005. In the fourth quarter of 2005, we granted warrants to purchase our common stock to (a) the holders of approximately $3.5 million of our promissory notes upon conversion of those notes to shares of our common stock on October 12, 2005, (b) purchasers of our common stock in the private placement we closed on October 12 and October 31, 2005 and (c) to the placement agent and its designees who arranged the October 2005 private placement financing. In April 2006 we granted warrants (a) to the purchasers of our Series E convertible preferred stock and to the placement agents for that financing, and (b) in our acquisition of Hapto Biotech, Inc. Our Series B-1, B-2, C, E, E PA, F, and F PA, G, and H warrants to purchase the following number of shares of our common stock at the following exercise prices are currently outstanding:

•	11,747 shares at $60.00 per share (the “Series B-1 Warrants”)

•	7,520 shares at $75.00 per share (the “Series B-2 Warrants”)

•	6.800 shares at $54.00 per share (the “Series C Warrants”)

•	254,280 shares at $13.65 per share (the “Series E Warrants”)

•	47,840 shares at $11.85 per share (the “Series E Warrants”)

•	813,902 shares at $0.015 per share (the “Series E Warrants”)

•	183,092 shares at $5.25 per share (the “Series E PA Warrants”)

•	1,162,927 shares at $6.75 per share (the “Series F Warrants”)

•	211,975 shares at $4.50 per share (the “Series F PA Warrants”)

•	200,000 shares at $4.50 per share (the “Series G Warrants”)

•	2,169,111 shares at $7.50 per share (the “Series H Warrants”)

The Series E and F Warrants provide that if we sell shares of our common stock at prices below the exercise prices of those warrants, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the exercise price of the Series E and F Warrants, then the exercise price of the Series E and F Warrants is reduced by a portion of the difference between the exercise price and the lower price at which the common stock was, or effectively could be, acquired. That percentage by which the exercise price of the Series E and F Warrants could be reduced depends not only on the lower price at which our common stock was, or could be, acquired, but also by the ratio that the number of shares of our common stock that were, or could be, so acquired bears to the total number of shares of our common stock that would be outstanding after such sale of our common stock, or the conversion of securities convertible into, or the exercise of such warrants or options to purchase, our common stock.

Our Series H Warrants provide that the $7.50 per share exercise price will be reduced to the price, if lower, at which we sell our common stock in the future, or the effective cost to the purchaser of our common stock upon conversion of equity securities, or exercise of warrants or options, we may sell or grant in the future.

Such price protection provisions in our Series E, F, and H Warrants could have the effect of limiting any significant increase in the market value of our common stock. However, the Series E and F warrants all have provisions that permit the holders who could acquire the majority of the shares of our common stock issuable upon exercise of all the warrants in that particular series, to waive the price protection provisions for that series.

Although our Series B-1, B-2 and C Warrants contain (for our Series C Warrants) similar or (for our Series B-1 and B-2 Warrants) more severe anti-dilution provisions, our Series B-1, B-2 and C Warrants were amended (in accordance with their terms) to provide that, except in situations not here applicable, the exercise prices would not be reduced below those set forth above.

The closing price for our common stock on July 24, 2006 was $3.00.

Because we do not intend to pay any dividends on our common stock, an investor in our common stock may only realize an economic gain from an increase, if any, in the market price of our common stock.

We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. Therefore, an investor who purchases our common stock, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

Termination of employment agreements we have entered into with our executive officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of Ortec.

We have entered into agreements with Messrs. Steven Katz and Ron Lipstein, two of our executive officers, that provide for payments to them in the event that their employment is terminated by us, including “constructive termination” as defined in those agreements. We will pay to Messrs. Katz and Lipstein an amount equal to 2.99 times the average annual compensation paid by us to such person in the five tax years prior to termination of his employment. The agreements also provide that (a) in the event of such termination of employment, the expiration dates of all options and warrants which have been granted to such persons and which expire less than three years after such termination of employment, will be extended so that such options and warrants expire three years after such termination of employment, and (b) that we will reimburse such persons for any federal excise taxes (and for taxes on such reimbursements) payable by such persons because of such termination of employment payments we make to them. The agreements further provide that in the event of the death or disability of of Messrs. Katz or Lipstein, or the voluntary termination by either Messrs. Katz or Lipstein of their employment with us, we will pay to such person an amount equal to the compensation received by such officer from us in the previous twelve months.

Such termination of employment agreements could also discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in Ortec.

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic event.

We depend on our collaborators, contractors and vendors and on our laboratories and other facilities for the continued operation of our business. Natural disasters or other catastrophic events, including terrorist attacks, power interruptions, wildfires and other fires, actions of animal rights activists, earthquakes and wars could disrupt our operations or those of our collaborators, contractors and vendors. Even though we believe we carry reasonably adequate business interruption and liability insurance, and Cambrex and our suppliers may carry liability insurance that protects us in certain events, we might suffer losses as a result of business interruptions that exceed the coverage available under our and such other entities’ insurance policies or for which we or such other entities do not have coverage. For example, we are not insured against a terrorist attack. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results.

New laws and regulations affecting corporate governance may impede our ability to retain and attract board members and executive officers, and increase the costs associated with being a public company.

On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The new act is designed to enhance corporate responsibility through new corporate governance and disclosure obligations, increase auditor independence, and provide tougher penalties for securities fraud. In addition, the Securities and Exchange Commission has adopted rules in furtherance of the act and are considering adopting others. This act and the related new rules and regulations will likely have the effect of increasing the complexity and cost of our corporate governance and the time our executive officers spend on such issues, and may increase the risk of personal liability for our board members, chief executive officer, chief financial officer and other executives involved in our corporate governance process. As a result, it may become more difficult for us to attract and retain board members and executive officers involved in the corporate governance process. In addition, we have experienced, and will continue to experience, increased costs associated with being a public company, including additional professional and independent registered public accountant fees.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of any of our Convertible Preferred Stock or when they exercise any of the warrants we granted in equity financings in which we sold shares of our convertible preferred stock if the holders of those warrants use the cashless exercise provisions in those warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock commenced trading on January 19, 1996, under the symbol “ORTC.” The common stock traded on the NASDAQ Small Cap market until August 2002, when it was delisted from the Small Cap market and commenced trading on the National Association of Securities Dealers’ Bulletin Board, where until recently it traded under the symbol “ORTN.OB.” On July 25, 2006, with the completion of a one for fifteen reverse split of our common stock, our common stock commenced trading under the symbol “OTCI.OB” The following table sets forth the high and low sales prices of our common stock as reported by the Bulletin Board for each full quarterly period within the two most recent fiscal years and for the first and second quarters of 2006.

	HIGH	LOW
2006 Quarter
First	$5.70	$2.10
Second	5.25	3.15

2005 Quarter
First	17.85	9.45
Second	13.20	4.05
Third	6.00	3.60
Fourth	5.25	2.55

2004 Quarter
First	53.25	29.25
Second	44.25	30.75
Third	36.00	20.25
Fourth	34.50	13.35

Security Holders

To the best of our knowledge, at July 25, 2006, there were 326 record holders of our common stock. We believe there are more than 1,800 beneficial owners of our common stock whose shares are held in “street name.”

Dividends

We have not paid and have no current plans to pay dividends on our common stock. Under our Agreement with Paul Royalty Fund we agreed not to issue any new debt or equity securities that contain cash dividend or mandatory redemption provisions.

DESCRIPTION OF BUSINESS

Overview

We are a development stage tissue engineering company with core competencies in cell culturing, biology and biomaterials. We have developed a proprietary and patented technology that we call OrCel ® (ORCEL), which is used to stimulate the repair and regeneration of human skin. ORCEL is a two-layered tissue engineered dressing that consists of human derived skin cells, both dermal and epidermal, supported within a porous collagen matrix. The composite matrix is seeded with keratinocytes (epidermal cells) and fibroblasts (dermal cells). When ORCEL is applied to the wound site, it produces a mix of growth factors that stimulates wound closure.

Our primary target patient populations for the use of ORCEL are persons with venous stasis and diabetic foot ulcers, which we believe are large potential markets for the use of ORCEL. We also believe that ORCEL may have applications for cosmetic surgery, and other types of chronic and acute wounds.

We have developed the technology for the cryopreservation of ORCEL without diminishing its effectiveness. Cryopreservation is the freezing of our product to give it an extended shelf life. Currently, ORCEL has a shelf life of no less than seven months, as opposed to only a few days with the non-cryopreserved product. We believe that the longer shelf life will reduce the cost per unit of producing ORCEL as well as provide us with a marketing advantage over non-frozen competitive products.

In 2001, the FDA granted our application for the commercial sale of the fresh form of ORCEL for the treatment of donor site wounds. A donor site wound is created in an area of the patient’s body from which the patient’s skin was taken to cover a wound at another part of such patient’s body. In 2001, the FDA also granted our application for the commercial sale of the fresh form of ORCEL for use on patients with recessive dystrophic epidermolysis bullosa undergoing hand reconstruction, as well as to treat the donor site wounds created during the surgery. Recessive dystrophic epidermolysis bullosa is a condition in which a newborn infant’s skin instantly blisters and can peel off at the slightest touch and leave painful ulcerations and permanent scarring resulting in deformity of the hands and feet.

From December 2001 through December 2002, our gross revenues from the sale of ORCEL, using a limited contracted sales force, were $265,665. We discontinued our sales efforts and the manufacture of fresh ORCEL for commercial sale preferring to use our limited financial resources for the completion of our clinical trial for the use of cryopreserved ORCEL in the treatment of venous stasis ulcers. Based on published information we believe that the use of ORCEL for the treatment of patients suffering from venous stasis ulcers, and of patients suffering from diabetic foot ulcers, each represents a significantly larger potential market than the use of ORCEL for the treatment of donor site wounds or epidermolysis bullosa.

We completed a pivotal clinical trial for the use of ORCEL in its cryopreserved form for the treatment of venous stasis ulcers. Venous stasis ulcers are open lesions on the legs which result from the poor circulation of the blood returning from the legs to the heart. In February 2004, we filed with the Food and Drug Administration (FDA) our application for clearance to market ORCEL for the treatment of venous stasis ulcers. In the process of reviewing our application the FDA requested clarification of the various information provided by us. After a number of meetings we had with the FDA’s staff and additional submissions we made to the FDA, on April 25, 2005 the FDA advised us that although our cryopreserved ORCEL showed promise for the effective treatment of venous stasis ulcers, additional clinical data would be required to demonstrate reasonable assurance of the safety and effectiveness of cryopreserved ORCEL in treating patients with venous stasis ulcers, before the FDA would clear ORCEL for commercial sales for such treatments. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness ulcers in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results will be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. We completed enrollment for the clinical trial in April 2006. When the clinical trial is completed we will work towards obtaining regulatory clearance for commercial sales of cryopreserved ORCEL to treat venous stasis ulcers.

We have deferred conducting a pivotal clinical trial for the use of ORCEL in the treatment of diabetic foot ulcers until after FDA determination of whether we may make commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. We completed a pilot clinical trial for the use of ORCEL, in its fresh, not cryopreserved, form in the treatment of diabetic foot ulcers in the latter part of 2001. The results of that clinical trial showed a 75% improvement over the standard of care as well as a daily healing rate that was twice as fast as the standard of care, for those patients treated with ORCEL. On January

6, 2005, we submitted a modified protocol to the FDA for the conduct of a clinical trial of cryopreserved ORCEL to treat diabetic foot ulcers. In February 2005, the FDA completed a review of our modified protocol and gave us permission to initiate a pivotal trial evaluating cryopreserved ORCEL in the treatment of diabetic foot ulcers. We expect to initiate patient enrollment for the diabetic foot ulcers pivotal clinical trial shortly after receiving FDA clearance for commercial sales of ORCEL in the treatment of venous stasis ulcers. We expect that the diabetic foot ulcers clinical trial will be conducted at up to 25 clinical centers and involve up to approximately 200 patients.

We have a Cell Therapy Manufacturing Agreement with Cambrex Bio Science Walkersville, Inc., a subsidiary of Cambrex Corporation (Cambrex), for Cambrex to produce ORCEL for us in Cambrex’ production facilities in Walkersville, Maryland. Cambrex is experienced in producing cell based medical products such as ORCEL. Having Cambrex produce ORCEL for us alleviated the need for us to build and equip our own production and distribution facility, thus avoiding a large capital outlay, and we believe is otherwise more cost effective for us. We have also entered into a Sales Agency Agreement with Cambrex for Cambrex to be the exclusive distributor of ORCEL in the United States, Canada and Mexico. Our sales agency agreement with Cambrex requires Cambrex to spend $4,000,000 in a sixteen month period to create a dedicated sales force for, and otherwise to arrange for the sale of ORCEL. That agreement also provides us with the major share of revenues from the sale of ORCEL, a dedicated sales force, and an amendment to our Cell Therapy Manufacturing Agreement with Cambrex resulting in a $1,500,000 reduction in the amount we were required to contribute to building a larger production facility. We believe that our production and sales agreements with Cambrex will enable us to begin commercial sales of ORCEL in the United States shortly after, and if, we get clearance from the FDA to begin commercial sales of cryopreserved ORCEL for the treatment of venous stasis ulcers. During 2005, Cambrex further supported our efforts both through a $200,000 investment in our January 2005 private placement and in agreeing to accept 68,667 shares of our common stock and warrants to purchase an additional 103,000 shares of our common stock at an exercise price of $27.00 per share in exchange for approximately $800,000 of production suite charges for the period May through October 2005. Additionally, for the period January through June 2006, Cambrex has agreed to accept 294,694 shares of our common stock and warrants to purchase an additional 73,674 shares of our common stock at an exercise price of $11.25 per share in exchange for approximately $800,000 of production suite charges.

While our immediate focus continues to be the commercialization of our core technology for chronic wounds and wound management, we continue to look at opportunities in which we can leverage our cell culturing biomaterials and regulatory knowledge and expertise to broaden our potential sources of revenue.

Acquisition of Hapto Biotech, Inc.

In October 2004 we entered into a collaboration agreement with Hapto Biotech Inc. (Hapto). Hapto is a privately-held company involved in the field of tissue engineering focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Fibrin based peptides (Haptides™), which have demonstrated the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells. Hapto’s research indicates that FMB’s have the ability to efficiently recover adult stem cells from mixed cell populations, as well as allow for their growth, proliferation and potential reimplantation into the patient. Hapto’s research also indicates that Haptides™ have the ability to enhance cell attraction and attachment, as well as effect cellular internalization of macromolecules and nanoparticles, allowing for the potential development of products for the stem cell, tissue regeneration and tissue augmentation, gene therapy and drug delivery markets. The objective of the collaboration entered into in October 2004 was to combine our proprietary collagen biomaterial and know how with Haptides™ to develop a non cellular peptide based collagen biomaterial which could promote the attraction and attachment of healthy cells within the patient’s body in regenerating new tissue or repairing wounds. The collaboration’s pre-clinical animal studies with this biomaterial showed promising results. Based on these promising results and the potential of the FMB’s technology, on December 15, 2005, we executed a non-binding letter of intent to acquire Hapto, and all its fibrin based technology and intellectual property. On April 14, 2006, we completed the acquisition of Hapto after the acquisition was approved by Hapto’ shareholders and we received commitments for over $6,000,000 from a private placement sale of our equity securities. The receipt of such gross proceeds was a condition for the closing of our acquisition of Hapto. For such acquisition we issued to the Hapto shareholders a total of 2,057,334 shares of our common stock and warrants to purchase an additional 200,000 shares at $4.50 per share. The investment banking firm of Rodman & Renshaw, LLC served as our advisor for this acquisition. On April 17, 2006, we completed a private placement sale of our equity securities for aggregate proceeds of $6,176,000.

Research for Hapto’s FMB and Haptide technologies is conducted at Hadassah Hospital facilities in Jerusalem, Israel, pursuant to an agreement between our Hapto subsidiary and Hadasit Medical Research Services & Development Limited, an Israeli company. Under that agreement Hadasit provides the facilities where the research is conducted as well as the services of one of the two senior scientists who have developed the two Hapto technologies. We pay Hadasit a monthly fee and other charges currently at the rate of $17,500 per month for the use of such facilities and the services of that one scientist.

Hapto has not conducted any human clinical trials to determine the safety and effectiveness in using FMB’s or Haptides to treat human medical conditions. Hapto has performed research on the potential use of FMB’s and Haptides in animal tests and in vitro testing and this data has been published. Hapto’s research is conducted in Israel.

We believe that our experience and knowledge in the areas of cell biology, biomaterials and tissue regeneration provide a platform from which we can effectively expand our focus to include the development of stem cell and regenerative medicine products. In anticipation of receiving FDA approval during the next year to begin marketing our ORCEL product for the treatment of venous stasis ulcers, we believe we should identify our future growth opportunities. Adding Hapto’s technologies to our product and technology puts us in the growing field of stem cells and regenerative medicine. We believe Hapto’s technologies and focus present an attractive opportunity for us and our shareholders.

ORCEL

ORCEL is produced from cells derived from infant foreskins obtained during routine circumcisions. The immature, neonatal cells are highly reproductive and provide enhanced proliferation and rapid remodeling of the human skin. We separate the epidermis from the dermis and treat each of these layers to release individual keratinocyte (epidermal) and fibroblast (dermal) cells, which are the primary cellular components of human skin. We grow the fibroblast and keratinocyte cells in cultures in large quantities, then freeze and store them as a cell bank, ready for use. Prior to the use of each cell line, we conduct extensive testing and screening in accordance with current FDA guidelines to ensure that the cells are free of presence of bacterial contaminants, viruses, pathogens, tumorigenicity or other transmittable diseases. We then apply the dermal fibroblast cells to a proprietary, cross-linked bovine collagen sponge to form the dermal layer matrix and we grow the epidermal keratinocyte cells on a separate non-porous layer of collagen. We then incubate and supply this composite matrix with the proper nutrients to allow the cells to multiply and for the fibroblasts to permeate inside and anchor to the porous collagen sponge. The top layers of keratinocyte cells and bottom layers of fibroblast cells in the collagen matrix, together constitute our proprietary ORCEL.

Dr. Mark Eisenberg, a physician in Sydney, Australia, developed our technology. Dr. Eisenberg is a director and one of our founders. He has been involved in biochemical and clinical research at the University of New South Wales in Australia for over twenty-five years, focusing primarily on treating the symptoms of epidermolysis bullosa. In 1987, through his work on epidermolysis bullosa, Dr. Eisenberg first succeeded in growing epidermal layers of human skin, which he successfully applied as an allograft on an epidermolysis bullosa patient. An allograft is a transplant other than with the patient’s own skin. Dr. Eisenberg continued his research which eventually led to the development of ORCEL: a tissue-engineered dressing which consists of both the dermal and epidermal layers.

Government Regulation

We are subject to extensive government regulation. Products for human treatment are subject to rigorous pre-clinical and clinical testing procedures as a condition for clearance by the FDA and by similar authorities in foreign countries prior to commercial sale. Upon the completion of our current confirmatory clinical trial evaluating ORCEL for treatment of venous stasis ulcers we will again submit our PMA application to the FDA to determine whether we may make commercial sales of our product to treat venous stasis ulcers. However, it is not possible for us to determine whether the results from our human clinical trial will be sufficient to obtain FDA clearance.

The FDA Clearance Process

Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. ORCEL is considered by the FDA to be a medical device and is therefore regulated by the Center for Device and Radiological Health. We must receive pre-market clearance from the FDA for any commercial sale of our product. Before receiving such clearance we must provide proof in human clinical trials of the safety and efficacy of ORCEL. Pre-market clearance is a lengthy and expensive process.

The steps in the FDA clearance process may be summarized as follows:

•

The sponsor (such as Ortec) prepares a protocol which sets forth in detail all aspects of the proposed clinical trial. The information includes the number of patients to be treated, the number of sites (hospitals and clinics) at which the patients in the clinical trial are to be treated, the then current standard of care with which the patients in the control group (in comparable medical condition as the patients to be treated with the medical device which is the subject of the clinical trial) are to be treated, the treatment frequency and the statistical plan that will be utilized to analyze the data derived from the clinical trial.

•

The protocol also has to establish the safety of the use of the medical device to be studied in the trial. Safety can be established in a number of ways. One is by showing the results of use of the medical device in treatments in other clinical trials, in hospital approved treatments elsewhere in the world or by use in animal clinical trials and/or in an FDA cleared “pilot” clinical trial in which far fewer patients are treated than in the definitive “pivotal” clinical trial.

•	The sponsor submits the protocol to the FDA.

•	The FDA staff gives their comments, objections and requirements on the submitted protocol.

•	The sponsor redrafts the protocol and otherwise responds to the FDA’s comments.

•	The sponsor recruits hospitals and clinics as sites at which the patients in the study are to be treated. Such recruitment begins with or prior to the preparation of the protocol.

•	After the FDA clears the protocol the trial sites and the sponsor recruit the patients to be treated in the study.

•

The patients are treated at not more than the number of trial sites specified in the protocol. One half of the patients are treated with the medical device being studied and the other half, the control group, with the then current standard of care for treatment of the same medical condition.

•

The sites follow up each treated patient (for the period and the number of times provided in the FDA cleared protocol) to determine the efficacy of the medical device being studied in the treatment of the medical condition identified in the protocol, as against the efficacy of the standard of care used in the study.

•	The sponsor assists and monitors compliance with the protocol’s requirements in each site’s conduct of the study.

•	The sponsor collects the clinical data of each patient’s treatment and progress from the sites.

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The data is analyzed by or for the sponsor. The sponsor prepares a report of the results of the study and submits the report and the supporting clinical data to the FDA staff reviewers for their comments and questions.

•	After staff review of the submitted data, the sponsor responds to the FDA’s comments and questions.

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After completion of its review, the FDA staff may submit a report of the results of the trial to an advisory medical panel consisting of experts in the treatment of the medical condition which the studied medical device is intended to treat.

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The panel submits its advice as to the efficacy and safety of the device to the FDA official who is the Director of the FDA Division to which the protocol and the results of the pivotal trial were originally submitted. If no advisory panel is required, the FDA staff reviewers submit their recommendation directly to the Division Director.

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The FDA Division Director is the FDA official who determines whether or not to clear the medical device for commercial sale for treatment of that medical condition. The sponsor may appeal a Division Director’s negative determination through appeal levels within the FDA, up to the Commissioner of the FDA.

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After FDA clearance the sponsor must submit all labeling information for the medical device to the FDA to make certain that the claims on the label accurately state the uses for which the medical device has been cleared.

We have already discussed our pivotal clinical trial of the use of ORCEL in the study. There were 136 patients that were treated at 19 clinical sites in that study. We are currently completing a confirmatory clinical trial involving 60 patients to further test the safety and efficacy of cryopreserved ORCEL to treat venous stasis ulcers.

Regulatory Strategies

We employ a team of regulatory and clinical professionals, both full time employees and consultants, with extensive knowledge in strategic regulatory and clinical trial planning to support our product development efforts through every stage of the development and FDA clearance process. We also employ persons with extensive knowledge and experience in the marketing and sale of new FDA approved products for treatment of many medical conditions, including experience in securing approval of insurance companies to reimburse their insured patients for the cost of the use of new medical products used in medical treatments. We have secured approval for Medicare payments for the use of ORCEL under Medicare’s Outpatient Prospective Payment System (OPPS) for approximately $1,100 per unit of ORCEL. This approval covers the use of ORCEL in hospitals, other hospital-owned facilities and for hospital outpatient treatment. However, we will still need to secure the approval of Medicare designated contractors in different parts of the country for approval of the different medical conditions for which Medicare reimbursement of the use of ORCEL will be made. We can only secure that further approval after we have received FDA clearance for use of ORCEL for the treatment of that medical condition. We will also seek to secure approval for private health insurance providers’ reimbursement for the cost of ORCEL. We believe that securing Medicare reimbursement approval for ORCEL will be of significant assistance to us in securing reimbursement approval by private health insurance companies.

Sales and Marketing

As noted above, our business strategy is to combine our efforts with Cambrex for the production and commercial sale of ORCEL. On October 18, 2004, we entered into a Sales Agency Agreement with Cambrex, providing for Cambrex to be the exclusive sales agent in the United States for our ORCEL product or any other future bi-layered cellular matrix product of ours for the treatment of venous stasis ulcers, diabetic foot ulcers or any other therapeutic indication for dermatological chronic or acute wound healing. The agreement is for a period of six years beginning sixty days after we receive clearance from the FDA for the commercial sale of ORCEL for the treatment of venous stasis ulcers. The agreement requires us to pay commissions to Cambrex ranging from initially at 40% of net sales and decreasing to 27% of net sales as the amount of sales increases. The agreement requires Cambrex to spend $4,000,000 for marketing efforts during the sixteen-month period after the FDA clears our sale of ORCEL for the treatment of venous stasis ulcers.

Cambrex had the right to terminate the agreement if we did not receive FDA clearance for commercial sale of ORCEL for the treatment of venous stasis ulcers by April 1, 2005 and has the right to terminate if for any period of six consecutive months beginning in 2007, sales are less than 9,000 units. We may terminate the agreement if sales of ORCEL are less in any twelve month period than amounts targeted in the agreement for that period (ranging from 10,000 units in the first twelve month period to 100,000 units in the sixth twelve month period). Although we did not receive FDA clearance by April 1, 2005, we have received no indication from Cambrex that they plan to terminate our agreement. During 2005, as noted earlier, Cambrex made equity investments in cash, and or in exchange for services, of approximately $1,000,000. Additionally, in 2006 Cambrex agreed to accept our common stock and warrants in exchange for an additional approximate $800,000 of production suite charges.

Concurrent, and in connection with the Sales Agency Agreement, we entered into a License Agreement pursuant to which we licensed certain intellectual property rights to Cambrex. We also entered into a Security Agreement with Cambrex to secure the performance of our obligations under the Manufacturing, License, and Sales Agreement. The secured collateral consists of all accounts, cash, contract rights, payment intangibles, and general intangibles arising out of or in connection with the sale of products pursuant to the sales agreement and/or license agreement. The lien and security interests under this security agreement are subordinate and junior in priority to the perfected lien and security interest we granted to Paul Royalty Fund under the Paul Royalty Security Agreement.

In October 2003, we entered into an exclusive License Agreement with Teva Medical Limited, a subsidiary of Teva Pharmaceutical Industries Ltd. (Teva) for the sales and marketing of our ORCEL product in Israel. This ten-year agreement, beginning on the date the product is launched for marketing in Israel, requires Teva to seek regulatory and reimbursement approval for ORCEL in Israel. We received an upfront payment of $50,000 in 2003 which we recorded as deferred income. We will receive an additional $50,000 within thirty days of grant of reimbursement approval in Israel, and another $100,000 within 30 days of attainment of aggregate net sales of $3,000,000 in Israel within any period of twelve consecutive calendar months. The agreement also provides for ORCEL pricing and terms of payment. Additionally Teva will pay us royalties of 10% of net sales in Israel up to $5,000,000 per annum. If sales are in excess of $5,000,000 annually Teva will pay us 10% on the first $5,000,000 of sales in Israel and a 20% royalty on sales above $5,000,000 in Israel. As of June 1, 2006, regulatory and reimbursement approval have not been achieved.

Production and Supply

On October 29, 2003, we entered into an agreement commencing November 1, 2003, with Cambrex for Cambrex to manufacture ORCEL in its Walkersville, Maryland facilities. The Cambrex manufacturing facility is required to meet FDA’s good manufacturing processes standards. Cambrex is experienced in the manufacture of cell-based medical products such as our ORCEL. On October 18, 2004, in connection with our Sales Agency Agreement with Cambrex, we amended certain terms of this manufacturing agreement.

Our manufacturing agreement with Cambrex requires us to currently pay Cambrex $132,613 per month, or approximately $1,591,350 per year, for the use of a Cambrex production facility in Walkersville, Maryland. The payments we will make to Cambrex will increase to $175,000 monthly, or $2,100,000 per year, if we require Cambrex to build us a larger production facility to meet our requirements for the production of ORCEL. Such annual payments include some services and overhead expenses provided and paid for by Cambrex. These annual payments we are required to make increase 3% per annum on the anniversary of the commencement date. We are required to pay 50% of the cost of the construction of that larger production facility up to a maximum payment by us of $1,000,000 (up to $2,500,000 if we terminate our Sales Agency Agreement with Cambrex). However, the amount we contribute to the construction of that larger facility will be repaid to us by credits against a portion of the future annual payments and of certain other payments we are required to make to Cambrex after the larger facility is in use. We are also required to pay specified hourly charges for the Cambrex employees engaged in the production of ORCEL as well as certain other charges. After construction of the larger production facility we are required to acquire from Cambrex virtually all of our requirements for ORCEL that Cambrex can produce. Prior to our election to have Cambrex construct the larger production facility for us, either we or Cambrex may terminate the agreement on six months notice by us and twelve months notice by Cambrex. If we elect to have Cambrex construct the larger production facility for us the agreement will continue for six years after the larger production facility is constructed. However, even after such construction we and Cambrex may elect to scale down over the following three years the portion of our requirements for ORCEL that Cambrex will produce for us. We may elect the scale down period at any time after one year after the larger production facility is constructed and in operation in which event there are additional payments we must make to Cambrex. If we elect the scale down period after one year we must pay Cambrex $2,625,000 and if we elect the scale down period after two years we must pay Cambrex $1,050,000. If we elect the scale down periods in either of those two years, we forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against payments we are thereafter required to make to Cambrex. Either Cambrex or we may elect the scale down period later than three years after that facility is in operation and neither of us will be required to make any additional payments to the other because of that election.

If after the construction of the larger production facility, we breach a material term of our agreement with Cambrex, or elect to terminate the agreement, we will have to pay Cambrex the following amounts:

If termination occurs after the following anniversary of the construction of the larger production facility	Amount of Payment

6 years	$1,050,000
5 years, but less than 6 years	1,575,000
4 years, but less than 5 years	2,625,000
3 years, but less than 4 years	3,675,000
2 years, but less than 3 years	5,250,000
1 year, but less than 2 years	6,300,000

In addition, upon such termination we will forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against future payments we may have to make to Cambrex.

The raw materials that we use to manufacture ORCEL come from a limited number of suppliers. We currently purchase collagen corium, a component of the collagen matrix in ORCEL, from a single supplier but we are in the process of securing a secondary source of supply for that item. The collagen matrix used in ORCEL is manufactured for us to our specifications by another supplier, and we are in the process of identifying a secondary source for collagen matrix also. On December 30, 2004 we entered into a two-year supply agreement with the manufacturer of the collagen matrix. We agreed to purchase a minimum of 3,500 units of finished collagen sponges within the first twelve-month period. The value of such commitment is approximately $200,000. Such commitment was not achieved in 2005 and we were released from any resulting liability by the supplier. We also agreed that subsequent to a written notification from the FDA clearing us to sell ORCEL commercially for treatment of venous stasis ulcers we will provide such supplier projections for one or more subsequent quarters and the parties will be obligated to purchase and sell those projected amounts. While there may be other sources from where we could purchase such materials, a disruption in the supply chain for any of those materials would have a significant negative impact on our ability to manufacture and sell ORCEL and in any event would likely cause us delays and additional expenses in the manufacturing of ORCEL.

During 2004 we also announced an agreement with ES Cell International Pte, Ltd (ESI) to collaborate in the development of ESI’s human Embryonic Stem Cell (hES) derived cell therapy products. Under the terms of the agreement, we will supply ESI with human skin cells generated from cell lines developed and manufactured by us for our ORCEL product. We have conducted extensive testing for viruses of the cells we are providing to ESI in accordance with FDA guidelines. ESI will use the cells we provide in research and development and in commercialization of their stem cell products. Under the terms of the agreement, we have received upfront payments and may receive additional payments on the achievement of milestones in ESI’s human hES cell derived cell therapy programs. The agreement also provides for payment of royalties to us from future commercial sales of ESI’s cell therapy products.

Competition

We are aware of several companies that are actively engaged in the research and development of products for the repair and regeneration of skin. There are currently three primary and distinct approaches to the repair and regeneration of skin: the acellular (no cell) approach, including the use of cadaver based products; the cell-based unilayered (epidermal or dermal cell) approach, and the cell-based bi-layered (epidermal and dermal cell) approach. A cell-based approach makes use of human donor cells. The approach we believe to be the most advanced and effective is the cell-based bi-layered approach. The production of ORCEL consists of a top layer of epidermal cells and a bottom layer of dermal cells in a collagen matrix, that is a bi-layered approach utilizing donor cells.

There are many products available for treating skin wounds. However, as already noted, we believe that the use of donor cells delivered to the wound on a matrix is the most effective process for healing skin wounds and in particular hard to heal skin wounds. Therefore, we believe that only products using donor cells placed on a matrix will compete with ORCEL.

We consider the Apligraf product manufactured by Organogenesis, Inc. to be our principal competitor. Apligraf is an FDA cleared product using human dermal and epidermal cells (bi-layered) placed on a matrix, for the treatment, of both venous stasis and diabetic foot ulcers. The Apligraf product is not cryopreserved and has reported it has a shelf life of 10 days. Organogenesis, Inc. is a private company that markets and sells their own product. Although financial information has to our knowledge not been publicly disclosed we believe Organogenesis has greater resources than we have.

The biomedical field is continually undergoing rapid and significant technological changes. Other companies may succeed in developing other products that are more effective than ORCEL. If such new products are accepted by the medical community, or if those products receive FDA approval for treatment of venous stasis and diabetic foot ulcers before ORCEL does, or if other companies develop products that are more effective than ORCEL, any such developments could impede our ability to continue our operations.

We believe that our Haptides product will regenerate human tissues for wound healing. Currently there are commercial applications of certain materials that are sold by a number of companies and are used as dermal fillers for cosmetic purposes and as dental fillers used to try to regenerate the patient’s dental structure to be available for dental implants. We believe that our Haptides, in addition to regenerating human tissues for wound healing, will also enhance the use of those other materials as dermal fillers and as dental fillers.

Our FMBs are designed to extract therapeutic stem cells from blood as well as from fat and from bone marrow. Cytori Therapeutics, Inc., a San Diego based company, is currently conducting a clinical trial using stem cells extracted from fat tissue for orthopedic repairs. Aastrom Biosciences, Inc., also an American based company, is also conducting a clinical trial using stem cells and progenitor cells extracted from bone marrow for orthopedic repairs. We believe that our FMB technology will secure stem cells with greater potential for therapeutic applications. To our knowledge there are currently no commercial sales of therapeutic stem cells used for therapeutic applications.

Patents and Proprietary Rights

We have four United States patents, one European patent covering thirteen countries, and ten patents in ten other countries, issued. We also have one United States and eight international patent applications (filed under the Patent Cooperation Treaty) pending for our technology and processes:

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The first of these patents covers the structure of ORCEL. It is an epidermal layer of cultured epidermal cells and a bilayered collagen sponge structure that includes a layer of highly purified, non-porous collagen on top of a porous cross-linked collagen sponge containing cultured dermal cells. This patent expires on February 1, 2011. This is also the technology covered by the European and other foreign patents which have been issued to us. These foreign patents also expire in 2011.

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Another United States patent provides for the extension of the use of the collagen sponge structure described above which may contain cells other than epidermal and/or dermal cells, such as cells for regenerating such organs and tissues as heart muscle, blood vessels, ligaments, cartilage and nerves. This patent also expires on February 1, 2011. We have not performed, nor are we planning to perform in the near future, any clinical trial using our platform technology for use of donor cells other than epidermal and dermal cells.

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Another United States patent covers a manufacturing process which, when implemented, can reduce the cost of producing ORCEL. This new manufacturing process creates an improvement over our collagen structures described above in that a third layer of collagen which is hospitable to cell growth is deposited on the non-porous collagen layer. This patent expires on December 28, 2020.

•	Our fourth United States patent covers a process for the cryopreservation of ORCEL. This patent expires on December 26, 2021.

•	We have filed a divisional patent application of the cryopreservation process patent to add claims to cover the cryopreserved form of ORCEL.

In connection with our recent acquisition of Hapto the FMB’s and Haptides™ are covered under various patent applications.

FMB’s are derived from fibrinogen through a specific chemical process and provide a matrix for cell growth and transfer. The FMB technology is covered by five US patents and one Australian patent. There are also corresponding European, Japanese and Canadian applications in the prosecution phase.

•	The first USA patent, entitled “Fibrin Microbeads Prepared from Fibrinogen, Thrombin and Factor VIII,” covers a method for producing fibrin microbeads. This patent expires on September 19, 2017.

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The second USA patent, entitled “Fibrin Microbeads Prepared from Fibrinogen, Thrombin and Factor VIII for Binding Cells”, covers FMBs prepared by a certain method, a composition including cells that are bound to such FMBs and a method for culturing cells on such FMBs. This patent expires on September 15, 2018.

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The third USA patent, entitled “Fibrin Microbeads and Uses thereof”, covers a method for separating cells that bind to FMBs from cell culture, a method for transplanting such cells into a patient and a method for engineering human tissues. This patent expires on October 25, 2022. A corresponding patent has been granted in Australia and corresponding applications are pending in Canada, Europe and Japan.

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The fourth USA patent, entitled “Fibrin Nanoparticles and Uses thereof”, covers isolated fibrin nanoparticles having a mean diameter of 200-2000 nm and a method for preparing the fibrin nanoparticles. This patent expires on August 30, 2021. Corresponding applications are pending in Canada, Europe, Japan and Australia. There is also a USA pending application directed to a composition comprising fibrin nanoparticles and an agent.

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The Fifth USA patent, entitled “Fibrin Applicator Pistols”, covers an applicator that can simultaneously deliver two component solutions, fibrinogen and thrombin at precise ratios and provides a method for delivering either as a spray or endoscopically FMB suspended within one of the solutions. This patent expires on March 27, 2022.

Haptides™ are synthetic peptides that mimic the mechanism of cell attachment to fibrinogen. These haptotactic (cell binding) peptides can be coated to scaffolds and devices and could also be used for drug delivery and for gene therapy. In Australia, one patent has been granted and another patent has been allowed. In the USA, an allowance of claims on a USA patent covering the Haptide technology was received in May 2006 and two patent applications are in the prosecution phase in the USA, Europe and PCT countries.

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The first family of applications, entitled “Novel peptides”, covers a group of novel peptides homologous to a portion of Fibrinogen, which retains certain desired properties of the entire fibrinogen molecule including cell adhesive effects. One patent has been granted in Australia and corresponding applications are pending in Canada, Europe, Israel and Japan.

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Another USA application, entitled “Novel Haptotactic Peptides”, to receive allowance of claims in May 2006 covers a novel peptide homologous to a specific portion of Fibrinogen and such peptide retains certain properties of the fibrinogen molecule including cell adhesive effects. .

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There are is another family of patents, entitled “Novel Haptotactic Peptides”, that discloses novel peptide sequences homologous to the known fibrinogen derived haptotactic peptides Cb and CaE. The novel peptides are derived from proteins related to fibrinogen and which possess cell attraction activity. One patent has been allowed in Australia and patent applications covering these peptides are pending in the USA, Canada, Europe, Israel and Japan.

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Another family of patents, entitled “Liposomal Compositions Comprising Haptotactic Peptides and uses thereof “ have been filed. These patents relate to liposomal compositions comprising peptides that elicit cell attachment responses and are internalized by cells and that are capable of enhancing the uptake of liposomes by cells. This invention can be used in pharmaceutical and cosmetic compositions. These patent applications are pending in the USA, Europe, Israel and Japan

Despite such patents our success will depend, in part, on our ability to maintain trade secret protection for our technologies.

We successfully defended challenges by Organogenesis to our United States patent and by Advanced Tissue Sciences to our European patent in the respective patent offices where those patents were issued. However, those successful defenses do not preclude future challenges in court. We do not know if any of the other patents issued to us will be challenged, invalidated or circumvented. Patents and patent applications in the United States may be subject to interference proceedings brought by the U.S. Patent and Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties or to re-examination proceedings in the United States. We might incur significant costs defending such proceedings and we might not be successful.

The validity and breadth of claims in medical technology patents involves complex legal and factual questions and, therefore, are highly uncertain. We do not know if any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be enough to exclude competitors or that any of our patents will be held valid if subsequently challenged in court proceedings. We do not know if others have or will develop similar products, duplicate any of our products or design around any of our patents issued or that may be issued in the future. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers aspects of our products or processes.

Several of our competitors have been granted patents, including those granted to Organogenesis and Advanced Tissue Sciences, Inc., relating to their particular skin technologies which also utilize donor cells on a collagen sponge matrix. To that extent they may be considered similar to our ORCEL technology.

Paul Royalty Fund Agreement

In August 2001 and in 2002, we entered into agreements with Paul Royalty Fund, L.P. (PRF) pursuant to which we agreed in consideration of PRF paying us $10,000,000, to pay to PRF 3.33% of the end user sales prices paid for our ORCEL product in the United States, Canada and Mexico through the period ending in 2011. Such percentage interest in our revenues in those three countries may be adjusted upward or downward based on the volume of sales to end users of ORCEL in those three countries. As security for the performance of our obligations to PRF, we have granted PRF a security interest in all of our U.S. patents, patent applications and trademarks. Our agreement with PRF provides that in certain events PRF may, at its option, compel us to repurchase the interest in our revenues that we sold to PRF for a price equal to the $10,000,000 PRF paid us plus an amount that would yield PRF a 30% per annum internal rate of return on its $10,000,000 investment. Among the events that would entitle PRF to compel us to repurchase its interest in our revenues at that price is if we are insolvent or if we are unable to pay our debts as they become due. Our agreement with PRF provides that in determining such insolvency any amount we owe to PRF is excluded in calculating our net worth (or negative net worth). In addition, although we are currently trying to manage our debt we are not paying our debts as they become due. As defined in our agreement with PRF we are currently insolvent. As a result of this insolvency our obligation under the revenue interest assignment is stated at $33,676,000, the amount PRF could compel us to repurchase their revenue interest at June 30, 2006. If PRF exercised its right to compel us to repurchase its interest in our revenues and we did not have the funds to pay the purchase price, PRF could foreclose its security interest in our U.S. patents, patent applications and trademarks and in such event we may have to discontinue our business operations. Although PRF has had the right for a long period of time to compel us to repurchase its interest in our revenues to date it has not exercised that right.

The agreement with PRF is more fully described in Note 10 of the accompanying December 31, 2005 financial statements. As described in Note 10, in accordance with accounting promulgated by Statements of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (SFAS 15) even if we are no longer insolvent as long as our future cash payments relating to the revenue interest assignment obligation are indeterminate, the revenue interest assignment obligation would remain at the value that achieves the 30% internal rate of return for PRF through the last date of our insolvency. We believe that it is highly improbable we will ever owe PRF the amount of this obligation.

SFAS 15 allows debtors that can predict with certainty the absolute amounts of future cash flow payments to record an immediate gain if the maximum future cash payments are less than the carrying amount of the obligation. In the case where the future cash payments are indeterminate, as ours are considered, the gain is not recognized until the end of the term of the outstanding debt, December 31, 2011, or upon termination. We estimate that we would need to achieve a North American sales level of approximately $1,321,000,000 during the approximate remaining five sales years under the revenue interest assignment agreement to offset the principal balance of the $33,676,000 revenue interest obligation. We are prohibited by SFAS 15 from making a reasonable estimation of our future sales to assess the amount of our future debt payments and therefore are precluded from reducing the liability and recognizing a gain at this time. We believe we will likely record a gain on the revenue interest assignment obligation to PRF in 2011 or upon termination, if sooner.

Research and Development Expenses

Research and development expenses consist primarily of salaries; amounts paid to Cambrex, facility costs and laboratory supplies. Research and development expenses were $7,535,532 for the year ended December 31, 2005, compared to $7,139,733 for the year ended December 31, 2004.

Compliance with Environmental Regulations

We are subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Controlled Substances Act and other present and potential future federal, state or local regulations. Our research and development programs involve the controlled use of hazardous materials, chemicals, biological materials and various radioactive compounds.

Although we believe that our operations comply in all material respects with applicable environmental laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and the extent of that liability could exceed our resources. Our compliance with these laws and regulations did not, and is not expected to, have a material effect upon our capital expenditures, earnings or competitive position.

Although our operations in Israel are subject to Israeli environmental laws and regulations, all our activities in Israel are performed at Hadassah Hospital’s facilities in Jerusalem and we rely upon Hadassah Hospital’s compliance with Israeli environmental laws and regulations.

Employees

We presently employ 34 people on a full-time basis, including four executive officers in our offices and facilities in New York City. We also have five part-time employees. We presently employ two people on a full time basis and one person on a part time basis in Israel. One of our employees in Israel is a scientist who is employed to develop our FMB and Haptide technologies. Another scientist who also works on the development of those technologies is employed by, and his services are provided by, Hadasit Medical Research & Development Services.

Description of Property

Pursuant to a lease which expires December 31, 2007, we occupy an aggregate of approximately 14,320 square feet of space in Columbia University’s Audubon Biomedical Science and Technology Park in New York City, for laboratory and office space. We use our laboratories for assay development, wound healing research, biomaterial development, bioprocess development, histology, quality assurance testing and for two clean rooms where we produce ORCEL. Rent for the entire 14,320 square feet is $60,860 per month.

PLAN OF OPERATION

We are a development stage enterprise which had no operating revenue prior to December 2001. During 2001, we received Food and Drug Administration approval for the use of the fresh form of our ORCEL product for the treatment of patients with recessive dystrophic epidermolysis bullosa and for donor sites in burn patients. We began marketing and selling our product for use on patients with one of these indications using a contract sales organization. Our sales and marketing efforts were active only for a brief period and accordingly our revenues were not significant. We terminated our sales efforts and elected to focus our attention on completing development of a cryopreserved form of our product for treatment of chronic wounds affecting larger populations. As a result, we completed a clinical trial during 2003 for the use of the cryopreserved form of ORCEL to treat venous stasis ulcers and filed an application for pre-market approval (PMA) with the FDA in February 2004. In a letter dated April 25, 2005, although the FDA concluded that cryopreserved ORCEL showed promise for the effective treatment of venous stasis ulcers, the FDA determined that additional data would be necessary to confirm cryopreserved ORCEL’s effectiveness and safety treating venous stasis ulcers. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness ulcers in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results will be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. We completed enrollment for this confirmatory clinical trial in April 2006. Our plan of operation for the next twelve months is to complete such confirmatory clinical trial and continue to work towards obtaining regulatory clearance for commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. In the interim, we are working with Cambrex Bio Science Walkersville, Inc., a subsidiary of Cambrex Corporation (Cambrex) to limit expenditures under our manufacturing agreement primarily to those which are essential for conducting the confirmatory trial. Together, we are working on process improvements that we expect will drive down the cost of producing ORCEL as we plan for the potential commercialization of our product. In February 2006, Cambrex assisted us financially by once again agreeing to accept our common stock and warrants in exchange for approximately $800,000 of production suite charges to be incurred during the first half of 2006.

We have deferred conducting a pivotal clinical trial for the use of ORCEL in the treatment of diabetic foot ulcers until after FDA determination of whether we may make commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. We completed a pilot clinical trial for the use of ORCEL, in its fresh, not cryopreserved, form in the treatment of diabetic foot ulcers in the latter part of 2001. The results of that clinical trial showed a 75% improvement over the standard of care as well as a daily healing rate that was twice as fast as the standard of care, for those patients treated with ORCEL. On January 6, 2005, we submitted a modified protocol to the FDA for the conduct of a clinical trial of cryopreserved ORCEL to treat diabetic foot ulcers. In February 2005, the FDA completed a review of our modified protocol and gave us permission to initiate a pivotal trial evaluating cryopreserved ORCEL in the treatment of diabetic foot ulcers. We expect to initiate patient enrollment for the diabetic foot ulcers pivotal clinical trial shortly, if and after receiving FDA clearance for commercial sales of ORCEL in the treatment of venous stasis ulcers. We expect that the diabetic foot ulcers clinical trial will be conducted at up to 25 clinical centers and involve up to approximately 200 patients.

In the past twelve months, in anticipation of commercialization of ORCEL, our operations were focused towards finalizing the ORCEL production process at Ortec and transferring the commercial manufacturing operations to Cambrex. During this time we enhanced and validated the ORCEL production process in our laboratory facilities allowing for the transfer of the production process and full validation at Cambrex. Work was also ongoing in the area of process development to improve the consistency, increase the scale and reduce the cost of producing ORCEL. To increase scale and reduce the cost of producing ORCEL, we developed a cell factory process to provide for the ability to accomplish larger scale cell expansion which will facilitate the production of additional cell inventory. Development efforts were also ongoing to improve the process, and reduce the cost of producing our collagen sponge matrix, which included developing a prelaminated sponge and finding alternative sources of supply of bovine hide collagen and various grades of sponges that could provide new business opportunities. We validated several assay methods used to qualify incoming raw materials and to monitor both the ORCEL production process and the final ORCEL product, all required by the FDA. Other manufacturing cost reduction projects may be delayed, or may be accomplished in collaboration with Cambrex. Preliminary discussions with Cambrex have taken place with respect to the transfer of our cell expansion processes as well as co-development of other cost reduction and increased production projects. The costs associated with these projects will be negotiated with Cambrex.

The following is a listing of the projected development activities on which we expect to focus during the next twelve months:

•	Transfer to Cambrex of a process which doubles the ORCEL production lot size,

•	Production and expansion of cell inventory,

•	Completion of prelaminated sponge project,

•	Completion of development of the cell factory project,

•	Completion of all FDA required tests and validations, and

•	Validation of “BSE-free” collagen.

Additionally we plan to:

•	Expand our focus to application of our technologies to opportunities in regenerative medicine such as stem cells, wound healing, and cosmetic tissue augmentation;

•	Further develop our newly acquired Fibrin Micro Beads and Haptides™ technologies (see next section);

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Explore opportunities where we can use our FDA approved facility, cell culturing biomaterials and regulatory knowledge and expertise as an income source or to secure interests in other companies’ biotechnology products or in their business operations;

•	Examine potential licensing opportunities for use of our biomaterials in other tissue engineering applications;

•	Pursue co-development opportunity using growth factor media in development of cosmeceutical products, and

•	Submit proposals to the appropriate agencies for the purpose of securing available research grants.

We may invest approximately $125,000 for equipment which will allow us to expand our collagen sponge manufacturing capacity.

We expect that the above projects will require our current level of staffing. We periodically review and adjust our staffing levels and operational expenses for maximum efficiency. We do not presently expect any significant changes in personnel in 2006.

Acquisition of Hapto Biotech

On December 15, 2005 we executed a non-binding letter of intent to acquire Hapto Biotech (Hapto), a privately-held company involved in the field of tissue engineering focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Fibrin based peptides (Haptides™), which have demonstrated the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells. Hapto’s research indicates that FMB’s have the ability to efficiently recover adult stem cells from mixed cell populations, as well as, allow for their growth, proliferation and potential reimplantation into the patient. Hapto’s research also indicates that Haptides™ have the ability to enhance cell attraction and attachment, as well as effect cellular internalization of macromolecules and nanoparticles, allowing for the potential development of products for the stem cell, tissue regeneration and tissue augmentation, gene therapy and drug delivery markets. Hapto has not conducted any human clinical trials to determine the safety and effectiveness in using FMB’s or Haptides™ to treat human medical conditions. Hapto has conducted research on the potential use of FMB’s and Haptides™ in animal tests and in vitro testing, both conducted in Israel.

We closed our acquisition of Hapto on April 14, 2006. We believe that due to the early stages of the development of Hapto’s technology, that the Hapto assets we acquired do not constitute a business. For such acquisition we issued a total of 2,057,334 shares of our common stock to the Hapto shareholders and granted them warrants to purchase an additional 200,000 of our common shares at $4.50 per share. Based on the market price of our common stock on April 14, 2006, and valuing the warrants using the Black Scholes formula, the value of the shares and warrants we issued to Hapto’s shareholders is approximately $10,100,000. The purchase price will be allocated to in-process research and development costs, and accordingly, expensed immediately. The investment banking firm of Rodman & Renshaw, LLC (R&R) acted as our advisor in this acquisition. R&R received three-year warrants to purchase 266,667 shares of our common stock at $4.50 per share for their advisory services.

Other Liquidity Matters

Our agreement with Paul Royalty Fund (PRF) provides that in certain events PRF may, at its option, compel us to repurchase the interest in our revenues that we sold to PRF for a price equal to the $10,000,000 PRF paid us plus an amount that would yield PRF a 30% per annum internal rate of return on its $10,000,000 investment. Among the events that would entitle PRF to compel us to repurchase its interest in our revenues at that price is if we are insolvent or if we are unable to pay our debts as they become due. Our agreement with PRF provides that in determining such insolvency any amount we owe to PRF is excluded in calculating our net worth (or negative net worth). In addition, although we are currently trying to manage our debt we are not paying our debts as they become due. As defined in our agreement with PRF we are currently insolvent. As a result of this insolvency our obligation under the revenue interest assignment is stated at $33,676,000, the amount to provide PRF with a 30% internal rate of return on its $10,000,000 investment, and the amount PRF could compel us to pay to repurchase their revenue interest at June 30, 2006. As of June 30, 2006 we were considered insolvent and therefore were required to record as an obligation we owe PRF the amount to provide PRF with a 30% internal rate of return on its $10,000,000 investment. If in the future PRF exercised its right to compel us to repurchase its interest in our revenues (which PRF has not done so far although it has had a right to do so for a number of years) and we did not have the funds to do so, PRF could foreclose its security interest in our U.S. patents, patent applications and trademarks and in such event we may have to discontinue our business operations. Outside of a repurchase event, more fully explained in Note 10 of our consolidated financial statements for the year ended December 31, 2005, PRF would be entitled to the applicable royalty percentages of our future revenues in North America. We estimate that we would need to achieve a North American sales level of approximately $1,321,000,000 during the approximate remaining five sales years under the revenue interest assignment agreement to offset the principal balance of the $33,676,000 revenue interest obligation. We are prohibited by SFAS 15 from making a reasonable estimation of our future sales to assess the amount of our future debt payments and therefore are precluded from reducing the liability and recognizing a gain at this time. We believe we will likely record a gain on the revenue interest assignment obligation to PRF in 2011 or upon termination, if sooner.

We will need to secure additional financing for the approximately $875,000 of expenses we are currently incurring on a monthly basis. The amount of cash we consume each month fluctuates, depending, among other things, on whether we are incurring expenses from services provided by third party suppliers in connection with a clinical trial and what payments we have to make on our outstanding debt.

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to insure continued receipt of needed supplies and services, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue equity in satisfaction of certain obligations.

We hope to obtain additional funds through the sale of our securities to the public and through private placements, debt financing or other short-term loans. We may not be able to secure any financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Cambrex for manufacturing and sales of our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements and

•	the cost and effectiveness of commercialization activities and arrangements.

Unless we obtain additional financing we will not be able to continue to operate our business.

On March 17, 2006, we settled a vendor liability of approximately $102,000 for $35,000 cash payable in seven equal monthly installments and a three-year warrant to purchase 19,000 shares of our common stock at an exercise price of $3.75 per share. The warrant has piggyback registration rights for the underlying shares of common stock.

In March 2006, we received $445,000 in short-term loans. We received two loans for $130,000 and $65,000, respectively, from two of our executive officers. These loans were non-interest bearing and payable from the proceeds of our future financings. $35,000 was repaid on April 6, 2006 with the balance paid from the proceeds of our April17, 2006 private placement of our equity securities. The third loan for $250,000 bore interest at 8% per annum and was from the investor who had committed to provide us with $1,058,000 by the later of the filing of our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. This $250,000 loan automatically converted into the equity securities we issued in our recent private placement, at 1.2 times the note’s principal and accrued interest amount. Additionally we agreed that upon conversion of such $250,000 loan to our equity securities, since the investor provided us with the funds earlier than was required, we would forego such investor’s remaining commitment to provide us with $808,000 of additional financing, and that the earlier repricing (upon commitment) of our warrants held by such investor would not be affected.

On April 3, 2006 we received another short-term loan of $45,000 from another of our executive officers. This loan was also repaid from the proceeds of our recent private placement. On April 17, 2006, with the completion of our recent private placement, we converted the $250,000 short-term loan with its then outstanding loan balance of $301,333 into 301.333 shares of our Series E preferred stock, and issued a warrant to purchase 100,445 shares of our common stock at an exercise price of $7.50 per share. On April 5, 2006 we received a $200,000 short-term loan due April 30, 2006 to be repaid at 110% of principal plus accrued interest at 8% per annum on the original $200,000 principal balance. We issued a three-year warrant to purchase 3,334 shares of our common stock at an exercise price of $7.50 per share, to the lender.

On April 17, 2006, we completed a private placement sale for aggregate gross proceeds of $6,176,000, to accredited investors of our 6% Series E convertible preferred stock and warrants to purchase our common stock. The Series E convertible preferred stock is entitled to vote on an “as converted” basis on all matters submitted to a vote by the holders of our common stock. At any time these investors can convert their preferred stock into common stock at a $3.00 per common share conversion price. The investors are obligated to convert their preferred stock on the 21st trading day after the date of this prospectus by dividing the amount they paid for such preferred shares plus dividends at 6% per annum, by the lesser of $3.00, or 90% of the average of the volume weighted average prices for our common stock for the twenty trading days following July 24, 2006. We issued to the purchasers of our Series E convertible preferred stock, five-year warrants to purchase an aggregate of 2,159,111 shares of our common stock at $7.50 per share. The warrants carry full ratchet price reset provisions should we sell our common stock or our other securities convertible into, or exercisable for, our common stock, at an effective price per common share less than the $7.50 exercise price of the warrants. We are obligated to register, under the Securities Act of 1933, all of the shares of our common stock issuable upon conversion of the 6% Series E convertible preferred stock, and upon exercise of such warrants. We will pay investors 2% per month for any failure to have the registration statement for such shares declared effective by August 17, 2006. As of August 2, 2006, the registration statement for such shares had not been declared effective.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of June 30, 2006.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position

Steven Katz, Ph.D.	61	Chairman of the Board of Directors
Ron Lipstein	50	Chief Executive Officer, Vice Chairman of the Board of Directors and Secretary
Mark D. Eisenberg, M.D.	68	Director
Steve Lilien, Ph.D.	59	Director
Allen I. Schiff, Ph.D.	60	Director
Raphael Hofstein, Ph.D.	57	Director
Andreas Vogler	44	Director

Steven Katz, one of our founders, has been a director since our inception in 1991 and was elected Chairman of the Board of Directors in September 1994. He has been employed by us since 1991 and served as our chief executive officer until January 2003. Dr. Katz has also been a professor of Economics and Finance at Bernard M. Baruch College in New York City since 1972. He has a Ph.D. in Finance and Statistics as well as an MBA and an MS in Operations Research, both from New York University.

Ron Lipstein, one of our founders, has been the Secretary and a director since 1991. Mr. Lipstein was elected Vice Chairman of the Board of Directors in January 2003, and Chief Executive Officer in March 2003. Prior to March 2003, Mr. Lipstein served as our Chief Financial Officer. He has been employed by us since 1991. Mr. Lipstein is a Certified Public Accountant.

Dr. Mark Eisenberg, one of our founders, has been a director since 1991. He has been a physician in private practice in Sydney, Australia, since 1967. He is a member and co-founder of the dystrophic epidermolysis bullosa clinic at the Prince of Wales Hospital for children in Sydney, Australia, and has done extensive research on epidermolysis bullosa disease.

Steven Lilien has been a director since February 1998. He was chairman of the accounting department of Bernard M. Baruch College in New York City for 15 years and is currently the Weinstein Professor of Accounting there. He is a certified public accountant and has a Ph.D. in accounting and finance and an MS, both from New York University.

Allen I. Schiff was elected a director in June 2001. He is a Professor of Accounting and is currently the Area Chair of the undergraduate and graduate accounting departments at Fordham University School of Business. He has also served as Director of the MBA Consulting Program at Fordham University Graduate School of Business since 1992. He has a Ph.D. in finance and economics and an MS in accounting, both from New York University.

Raphael Hofstein was elected a director on June 5, 2006. Since 1999, he served as the managing director of Hadasit, Ltd., a technology holding company for Hadassah Medical Organization in Jerusalem, Israel. Hadasit holds interests in a number of companies engaged in developing and marketing medical devices, biomedicines and medical diagnostic products. Pursuant to the April 14, 2006 agreement whereby we acquired Hapto Biotech, Inc., the former shareholders of Hapto Biotech have appointed Dr. Hofstein as one of their two designees to serve as directors of Ortec. From 1997 to 1999 Dr. Hofstein was the president of Mindsense Biosystems Ltd., an Israeli company engaged in the development of immune assays for different diagnosis in neuropsychiatry. From 1988 to 1997 he was employed by Ecogen, Inc. of Langhorne, Pennsylvania, first in Israel as scientific director of Ecogen Israel Partnership evaluating, funding and developing products, and from 1997 in Langhorne, Pennsylvania for the commercial development of novel microbial fungicides. Dr. Hofstein received master and doctoral degrees in life sciences and chemistry from the Weizman Institute of Science in Rehovot, Israel in 1976 and 1980, respectively, and post doctoral research fellowships from Harvard Medical School from 1980 to 1983.

Andreas Vogler was elected a director on June 5, 2006. Since 2002 he has been the managing general partner of BioMedical Innovations Management Ltd., a private equity fund that invests primarily in medical technology and healthcare companies. Pursuant to the April 14, 2006 agreement whereby we acquired Hapto Biotech, Inc., the former shareholders of Hapto Biotech have appointed Mr. Vogler as one of their two designees to serve as directors of Ortec. Since receiving his masters degree in economics at the University of Basle in Switzerland in 1988, Mr. Vogler was

employed until 2002 by UBS Warburg (formerly Swiss Bank Corporation) as a securities analyst and in investment banking, primarily in the medical technology and healthcare fields. Mr. Vogler serves as a chairman of our Israeli subsidiary, Hapto Biotech (Israel) Ltd. Mr. Vogler is also a director of Orthoscan Ltd. and Bioscan Ltd., both private Israel technology companies in the development stage, and of Piexon AG, a Swiss industrial company. From 2002 to 2004 he served as a director of Hirslanden Group, the largest private hospital chain in Switzerland.

On June 20, 2006 Dr. Gregory B. Brown resigned as a director. Dr. Brown did not provide us with any reason for his resignation.

Executive Officers

Officers are appointed annually by the Board of Directors and serve at the discretion of the Board. Two of our executive officers, Steven Katz and Ron Lipstein, are also directors of Ortec. Information with regard to such persons is set forth above. The other executive officers are Costa Papastephanou, our President, and Alan W. Schoenbart, our Chief Financial Officer.

Costa Papastephanou, 60, has been employed as our President since February 2001. Prior to joining us, he was employed by Bristol Myers-Squibb for 30 years, the last 14 of which he was with Bristol Myers’ Convatec, a multinational ostomy and wound care management division. His last position at Convatec was as President of the global chronic care division, where he was responsible for that division’s sales and marketing, clinical trials, research and development, manufacturing, quality assurance and regulatory affairs. He holds a Ph.D. in Biochemistry from the University of Miami, as well as a Master of Science in Microbial Biochemistry from the University of London.

Alan W. Schoenbart, 47, has been our Chief Financial Officer since December 2004. He had been acting as Director of Finance since joining us in March 2004. From April 1999 to December 2003, he was Chief Financial Officer of Vizacom Inc., a publicly traded provider of consumer software and information technology services and products, and a designer of WiFi networks. From 1997 to 1999, he was Chief Financial Officer of Windswept Environmental and from 1995 to 1997, he was Chief Financial Officer of Advanced Media, Inc., both publicly traded entities. From 1993 to 1995, he was Controller of Goodtimes Entertainment, a privately held distributor of videos and software to mass merchant chains. From May 1981 to August 1993, he worked at KMPG as a manager and at other public accounting firms. Mr. Schoenbart has a BS in accounting from Fairleigh Dickinson University and is a Certified Public Accountant in New York.

We do not have an employment agreement with either Dr. Papastephanou or Mr. Schoenbart.

Significant Employee

Melvin Silberklang is our vice president for research and development and our Chief Scientific Officer. He has held those positions for all of the 11 years that he has been employed by us. Dr. Silberklang is 56 years old.

We do not have an employment agreement with Dr. Silberklang.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for our fiscal years ended December 31, 2005, 2004 and 2003 to (i) our Chief Executive Officer, (ii) three other executive officers and (iii) one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($) (5)		Securities Underlying Options / SARs (#)

Ron Lipstein	2005	260,000	127,684	(1)(2)	1,190,000	(6)	211,975
CEO, Vice Chairman	2004	260,000	80,747	(1)(3)	—		—
and Secretary	2003	224,366	118,300	(1)	—		31,762

Steven Katz	2005	150,000	127,684	(1)(2)	404,600	(7)	211,975
Chairman	2004	150,000	80,747	(1)(2)	—		—
	2003	158,558	118,300	(1)(4)	—		31,762

Constantin Papastephanou	2005	230,596	—		83,300	(8)	—
President	2004	220,500	—		—		—
	2003	207,493	—		—		3,833

Melvin Silberklang	2005	190,709	—		—		—
VP, Chief Scientific	2004	185,000	—		—		—
Officer	2003	172,735	10,000		—		500

Alan W. Schoenbart	2005	150,000	—		17,000	(9)	—
Chief Financial Officer	2004	100,000	—		—		667
	2003	—	—		—		—

(1) Mr. Lipstein’s and Mr. Katz’s bonuses are equal to 1% each of the funds raised on our behalf (whether such funds are raised in equity or debt financings or as a result of licensing transactions) as well as options to purchase a number of shares equal to up to 10% of the number of shares issued in any such financing transaction.

(2) Amount has been deferred.

(3) $49,528 has been deferred.

(4) $13,300 has been deferred.

(5) The allocation of shares for the restricted stock awards was made by the Board of Directors in 2003, conditioned on achieving specified milestones. The year in which the restricted stock awards were granted was the year in which the milestones were achieved. Dollar values denoted for each individual are as of dates of grant. Pursuant to our agreements with these individuals these shares will be forfeited by them if at any time prior to January 1, 2007 we no longer employ such person. The shares may only be sold in five monthly installments commencing January 1, 2007. No dividends will be paid on the restricted stock awards.

(6) As of December 31, 2005, 66,667 restricted shares valued at $190,000 (The product of $2.85 (the closing price of our common stock at December 31, 2005, as reported on the over the counter Bulletin Board) and the number of restricted shares).

(7) As of December 31, 2005, 22,667 restricted shares valued at $64,600 (The product of $2.85 (the closing price of our common stock at December 31, 2005, as reported on the over the counter Bulletin Board) and the number of restricted shares).

(8) As of December 31, 2005, 16,334 restricted shares valued at $46,500 (The product of $2.85 (the closing price of our common stock at December 31, 2005, as reported on the over the counter Bulletin Board) and the number of restricted shares).

(9) As of December 31, 2005, 3,334 restricted shares valued at $9,500 (The product of $2.85 (the closing price of our common stock at December 31, 2005, as reported on the over the counter Bulletin Board) and the number of restricted shares).

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

Option/ SAR Grants in Last Fiscal Year

Name	Number of securities underlying options granted	Percent of total options granted to employees in fiscal year	Exercise price	Expiration date

Steven Katz	211,975	49.7%	$3.75	11/01/2012
Ron Lipstein	211,975	49.7%	$3.75	11/01/2012

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value

	Number of Securities Underlying Unexercised Options at 12/31/05 (#)		Value of In-the-Money Options at 12/31/05 ($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven Katz	259,938	—	—	—
Ron Lipstein	259,763	—	—	—
Constantin Papastephanou	2,750	1,917	—	—
Melvin Silberklang	709	17	—	—
Alan W. Schoenbart	167	500	—	—

There were no option exercises in the last fiscal year by any of the Named Executive Officers.

The following table shows for the fiscal year ended December 31, 2005, certain information regarding participation in Long-term incentive plans by the Named Executive Officers:

Long-Term Incentive Plans-Awards in the Last Fiscal Year

			Estimated Future Payouts under Non- Stock Price-Based Plans

Name	Number of shares	Performance or other period until maturation or payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)

Melvin Silberklang	8,000	01/01/05-12/31/07	4,000	4,000	8,000

The issuance of such 8,000 shares is conditioned as follows: 4,000 will be issued upon doubling the output of the current manufacturing process, and the remaining 4,000 shares will be issued upon developing a semi-automated cell culture process.

Compensation of Directors

Drs. Mark Eisenberg, Steven Lilien and Allen I. Schiff were all non-employee Directors in 2005. For Dr. Steven Lilien’s services in 2005 as a Director and as Chairman of the Audit Committee, we paid Dr. Lilien $20,000 and for his services in 2005 as a Director and as a member of our Audit Committee, we paid Dr. Schiff $20,000. In addition to cash compensation we granted Drs. Lilien and Schiff each a five-year option to purchase 1,000 shares of our common stock at an exercise price of $3.90. We paid no compensation to Dr. Eisenberg for his services as a Director.

Compensation Committee Interlock and Insider Participation

None of our executive officers serve as a member of the compensation committee or on the board of directors of another entity, one of whose executive officers serves on our Board of Directors.

The Compensation Committee of our Board of Directors determines compensation policies applicable to its executive officers. Messrs. Steven Katz, Allen I. Schiff and Steven Lilien are the members of the Compensation Committee. Mr. Katz is an executive officer of ours.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 30, 2006, based upon information obtained from the persons named below, regarding beneficial ownership of our common stock and our Series E preferred stock by (i) each of our current directors, (ii) each of our current executive officers and one of our other employees named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, (iii) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock or of our Series E preferred stock and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership**		Percentage of Outstanding Shares Owned***

Common Stock

Steven Katz	283,448	(1)	4.5
Ron Lipstein	327,621	(2)	5.2
Constantin Papastephanou	20,054	(3)	****
Alan W. Schoenbart	3,500	(4)	****
Mel Silberklang	709	(5)	****
Mark Eisenberg	11,374	(6)	****
Steven Lilien	2,143	(7)	****
Allen I. Schiff	1,900	(8)	****

Raphael Hofstein Hadassah P.O. Box 12000 Jerusalem 91120 Israel	441,392	(9)	7.3

Andreas Vogler BioMedical Innovations, Ltd. Bleicherweg 45 8002 Zurich, Switzerland	1,102,042	(10)	17.8

Microdent, Ltd. P.O. Box 11, Tefen 24959, Israel	405,441		6.7

Cambrex Bio Science Walkersville, Inc. 8830 Biggs Ford Road Walkersville, Maryland 21793	392,367	(11)	6.4

North Sound Capital LLC 53 Forest Avenue Old Greenwich, CT 06870	632,742	(12)	9.9

SDS Capital Group SPC, Ltd. c/o SDS Management LLC 53 Forest Avenue, 2nd Floor Old Greenwich, CT 06870	639,308	(13)	9.9

All Executive Officers and Directors as a Group	2,193,474	(14)	32.6

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares Owned***

Series E Convertible Preferred Stock*****

Jacob Gottlieb and Dimitri Balyasny 650 Madison Avenue, 20th Floor, New York, NY 10022	1,344	(15)	20.8

Dimitri Balyasny 650 Madison Avenue 19th Floor New York, NY 10022	156	(16)	2.4

The Phoenix Insurance Company 53 Derech Hashalom Givatayim 53454 Israel	500		7.7

Bristol Capital Advisors, LLC 10990 Wilshire Blvd, Suite 1410 Los Angeles, CA 90024	400		6.2

*	Unless otherwise noted, the address of each person is c/o Ortec International, Inc., 3960 Broadway, New York, NY 10032.

**

The number of shares of common stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after June 30, 2006. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

***

For purposes of calculating the percentages of outstanding common stock owned by each person, the total number of issued and outstanding shares is 6,071,270, which includes 10,294 shares that had not been processed for issuance on June 30, 2006. For purposes of calculating the percentages of outstanding Series E preferred stock owned by each person, the total number of issued and outstanding shares of such Series E preferred stock is 6,477.333.

****	Less than 1%, based upon information available to us.

*****	Each share of Series E preferred stock is entitled to cast 5,000 votes.

(1)

Includes 259,938 shares of common stock underlying stock options. Does not include shares owned by Dr. Katz’s children, their spouses and his grandchildren. Dr. Katz disclaims any beneficial interest in such shares. In addition, does not include shares issuable upon the exercise of options that Dr. Katz is entitled to but that to date he has elected not to receive. Pursuant to Dr. Katz’s agreement with us, the number of shares that may be issued upon the exercise of such options represents up to 10% of the number of shares issued in financing transactions entered into by us.

(2)

Includes 259,763 shares of common stock underlying stock options. Does not include 224 shares owned by Mr. Lipstein’s children. Mr. Lipstein disclaims any beneficial interest in these shares. Does not include shares issuable upon the exercise of options that Mr. Lipstein is entitled to but that to date he has elected not to receive. Pursuant to Mr. Lipstein’s agreement with us, the number of shares that may be issued upon the exercise of such options represents up to 10% of the number of shares issued in financing transactions entered into by us.

(3)	Includes 3,709 shares of common stock underlying stock options.

(4)	Includes 167 shares of common stock underlying stock options..

(5)	Consists of 709 shares of common stock underlying stock options.

(6)	Includes 7,400 shares of common stock underlying stock options.

(7)	Includes 2,140 shares of common stock underlying stock options.

(8)	Includes 1,900 shares of common stock underlying stock options.

(9)	Consists of 431,186 shares and warrants to purchase an additional 10,206 shares, owned by HBL Hadasit BioHoldings Limited, of which company Mr. Hofstein is a director and the chief executive officer.

(10)	Includes 789,578 shares and warrants to purchase an additional 114,513 shares owned by Denkaria B.V. Mr.

Vogler is the managing general partner of Denkaria.

(11)	Includes 81,674 shares issuable upon exercise of outstanding warrants.

(12)

Includes 310,000 shares issuable upon exercise of outstanding warrants. According to a Schedule 13G filed by North Sound Capital LLC on February 13, 2005, the managing member of that entity is Thomas McAuley. North Sound Capital LLC may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd., which funds are the registered owners of such shares. As the managing member of these funds, North Sound Capital LLC has voting and investment control with respect to the shares of common stock held by these funds.

(13)

Includes 400,000 shares issuable upon exercise of outstanding warrants. According to a Schedule 13G filed jointly on February 6, 2005, by SDS Capital Group SPC, Ltd., SDS Management LLC, its investment advisor, and Steve Derby, the sole manager of the investment advisor, all three persons share voting and dispositive power over these shares.

(14)

Includes 535,017 shares underlying stock options. Includes warrants to purchase an additional 124,719 shares of which 10,206 are owned by HBL Hadasit BioHoldings Limited, and 114,513 are owned by Denkaria B.V. See notes (9) and (10) above.

(15)

Consists of shares owned by the four Visium Funds of which Visium Asset  Management LLC is the Investment Advisor and Balyasny Asset Management LP is the Sub-advisor.  Mr. Gottlieb is the managing member of Visium Asset Management and Mr. Balyasny is a partner of Balyasny Asset Management.  Messrs. Gottlieb and Balyasny share voting and dispositive power over these shares.

(16)	Consists of shares owned by Atlas Master Fund, Ltd., of which Balyasny Asset Management is the Investment Advisor and therefore Mr. Balyasny has sole voting and dispositive power over these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Special Compensation to Executive Officers

Pursuant to a resolution adopted by our Board of Directors in 2001, we are required to pay to Mr. Ron Lipstein, our chief executive officer, and to Dr. Steven Katz, the chairman of our Board of Directors, one percent each of all moneys received by us from investors in our equity securities or certain lenders. We are also required to issue to each of them options to purchase such number of shares of our common stock equal to ten percent of the shares issued by us in an equity financing, which options are exercisable at the prices paid by the investors for the shares we sell in the equity financing. During the past three years we have paid $149,519 of the amount owed by us to Mr. Lipstein and $105,000 of the amount owed by us to Dr. Katz, pursuant to such directors’ resolution, but payment of the balance of $177,212 owed by us to Mr. Lipstein and $221,732 owed by us to Dr. Katz, has been deferred with the agreement of Messrs. Katz and Lipstein. Pursuant to such resolution, in October and November 2005 we granted to Messrs. Katz and Lipstein seven-year options entitling each of them to purchase 211,975 shares of our common stock at an exercise price of $3.75 per share as a result of our sale of 2,119,746 shares of our common stock in a private placement in the latter part of 2005. We expect to grant to each of Dr. Katz and Mr. Lipstein options to purchase ten percent of the number of shares of our common stock that the purchasers of our Series E convertible preferred stock receive upon conversion of their Series E preferred stock, with the exercise price of such options being the price per share of common stock such purchasers will have paid for our common stock they receive. We have not, with Messrs. Katz’s and Lipstein’s consent, granted them options because of private placement sales of our equity securities prior to October 2005.

Termination of Employment Agreements

We have entered into agreements with Messrs. Katz and Lipstein that provide for payments to them in the event that their employment is terminated by us, including “constructive termination” as defined in those agreements. We will pay to such terminated individuals an amount equal to 2.99 times the average annual compensation paid by us to such person in the five tax years prior to termination of his employment. The agreements also provide that in the event of a termination of employment, the expiration dates of all options and warrants which have been granted to such persons and which expire less than three years after such termination of employment, will be extended so that such options and warrants expire three years after such termination of employment. The agreements further provide that in the event of the death, disability or voluntary termination of employment of each individual, we will pay to such executive an amount equal to the compensation received by such executive from us in the previous 12 months.

The Internal Revenue Code provides that in the event that payments to an executive officer resulting from a change of control of a company exceeds three times the average annual compensation paid by such company to such executive officer in the five year period prior to such change of control (a) such excess will not be able to be deducted by the company in calculating its income for income tax purposes and (b) a special excise tax equal to 20% of such excess will have to be paid by the executive officer receiving such excess payments. Such agreements are commonly referred to as “golden parachutes.” The agreements with Messrs. Katz and Lipstein provide that we will pay such excise tax payable by such executive officer, as well as income taxes payable by such executive officer as a result of our payment of such excise tax.

Obligation to Elect Directors

The April 14, 2006 agreement whereby we acquired Hapto provides that if our shareholders do not elect two designees of the former shareholders of Hapto as directors of Ortec for the earlier of (i) the next two years, or (ii) until such time as the number of shares of our common stock acquired by the former shareholders of Hapto in our acquisition of Hapto amount to less than 5% of our common stock then outstanding, we will be required to issue an additional 116,667 shares of our common stock to the former shareholders of Hapto for each such Hapto designee that is not elected as a director of Ortec. The former shareholders of Hapto have selected Raphael Hofstein and Andreas Vogler as their designees to serve as directors of Ortec.

SELLING STOCKHOLDERS

The prospectus includes an aggregate of 13,254,162 shares to be offered for sale by the Selling Stockholders named below, including (a) 2,999,794 shares of common stock, (b) 1,586,298 shares issuable upon conversion of currently outstanding Series D preferred stock, (c) 2,698,889 shares issuable upon conversion of currently outstanding Series E preferred stock, (d) 11,747 shares issuable upon exercise of currently outstanding Series B-1 warrants, (e) 7,520 shares issuable upon exercise of currently outstanding Series B-2 warrants, (g) 6,800 shares issuable upon exercise of currently outstanding Series C warrants, (f) 1,116,022 shares issuable upon exercise of currently outstanding Series E warrants, (g) 183,092 shares issuable upon exercise of currently outstanding Series E -PA warrants, (h) 1,162,927 shares issuable upon exercise of currently outstanding Series F warrants, (i) 211,975 shares issuable upon exercise of currently outstanding Series F – PA warrants, (j) 2,708,889 shares issuable upon exercise of currently outstanding Series H warrants, and (k) 560,209 shares issuable upon exercise of other warrants currently outstanding. The shares are to be offered by and for the respective accounts of the Selling Stockholders and any pledgees or donees or other assignees of the Selling Stockholders. We have agreed to register all of the shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of advisors to the Selling Stockholders. We will not receive any proceeds from the sale of the shares by the Selling Stockholders, except for the exercise price, if any, paid in connection with the exercise of the warrants.

Information with respect to the Selling Stockholders and the shares is set forth in the footnotes to the following table. None of the Selling Stockholders has had any material relationship with us within the past three years, except as noted in such footnotes.

We do not know when or in what amounts the Selling Stockholders may offer shares for sale. The Selling Stockholders may not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. All calculations assume the conversion of all shares of Series D and Series E preferred stock outstanding at June 1, 2006. Pursuant to the terms of the Certificates of Designation for both the Series D and Series E preferred stock, the holders of shares of Series D and Series E preferred stock do not have the right to convert their shares of Series D and Series E preferred stock to common stock to the extent that after giving effect to such conversion, the stockholder together with the stockholder’s affiliates would have beneficial ownership of more than 9.99% of our outstanding common stock immediately after the conversion. Unless otherwise indicated below, to our knowledge, all stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the stockholders named below. Holders of Series E preferred stock are obligated to convert their preferred stock on the 21st trading day after the date of this prospectus by dividing the amount they paid for such preferred shares plus dividends at 6% per annum, by the lesser of $3.00, or 90% of the average of the volume weighted average prices for our common stock for the twenty trading days following July 24th, 2006 (the effective date of such reverse stock split) providing this registration statement is then effective. In calculating the number of shares of common stock offered for sale we have assumed a conversion price of $3.00 per common share for the Series E preferred stock, or 333.333 common shares for each Series E preferred share.

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	Type	Shares Beneficially Owned After the Offering

				Number	Percent

A.4Y. Investments and Holdings Ltd.	—	20,834	(1)	—	—
Alan Cohen	5,310	9,211	(2) (3)	—	—
Alan E. Ennis / SEP-IRA	1,734	2,600	(2)	—	—
Alan J. Rubin	34,746	42,346	(2) - (4)	—	—
Albert Poliak	—	934	(9) (12)	—	—
Allen Weiss	8,617	10,350	(2) (3)	—	—
Alpha Capital AG	53,334	81,667	(2) (8)	—	—
Anat Pinhas Green	—	41,667	(1)	—	—
Annabel Lukens	200	2,440	(9) (12)	—	—
ARC Securities Bvi Ltd	—	83,334	(1)	—	—
Ark Financial Services Inc.	160	160	(9) (13)	—	—
Arthur & Gail Gronbach	4,465	5,798	(4)	—	—
Arthur Gronbach	2,024	2,024	(2) (3)	—	—
Atlas Master Fund, Ltd.	—	130,000	(1)	—	—
Avi Geffen	—	8,334	(1)	—	—
Avitan Ami	—	8,334	(1)	—	—
Azriel Wiederkehr	—	50,000	(1)	—	—
Bay Star Capital II, L.P.	14,660	25,148	(4) - (6)	—	—
Ben Ari Gadi	—	63,334	(1)	—	—
Bernard & Faith Marks	4,000	6,000	(4)	—	—
Bernard McElhone	4,000	6,000	(4)	—	—
Boaz Schwartz	—	33,334	(1)	—	—
Brad Reifler	6,186	24,148	(9) (12)	—	—
Brian Judge & Diana Garchitorena	4,080	6,120	(4)	—	—
Brian M Herman	13,995	41,605	(2) (3) (9) (12)	—	—
Bridges & Pipes, LLC	11,698	19,547	(4) (5) (8)	—	—
Bristol Investment Fund, Ltd.	146,038	515,175	(1) - (6)	115	*
Bruce Falkin	73	94	(6)	—	—
Byron Rosenstein	6,667	10,000	(2)	—	—
Cambrex Bio Science Walkersville, Inc.	310,694	392,367	(4) (10)	—	—
CGA Resources LLC	48,139	74,208	(2) (12)	—	—
Charles Dollar	33,771	6,990	(9) (12)	33,771	*
Chattanooga Ventures, LLC	6,667	10,000	(2)	—	—
Christopher Choma	19,058	23,525	(2) (3)	—	—
Christopher Shufeldt	—	5,959	(9) (12)	—	—
Claude Ware	634	5,626	(9) (12)	—	—
Commitment, Excellence & Business	19,325	25,992	(2) (4)	—	—
Cranshire Capital, L.P.	—	208,334	(1)	—	—
Crestview Capital Fund II, L.P.	650	650	(3) (4) (12)	—	—
Crestview Capital Master LLC	186,733	250,110	(2) (12)	—	—
Daldila LTD	—	20,834	(1)	—	—
Dan Ly	—	8,334	(9) (12)	—	—
Dan Volpert	—	41,667	(1)	—	—
Dana Bowler	2,667	4,000	(2)	—	—
Dana Paul Bowler	4,006	4,006	(3)	—	—
Daniel Foley	9,183	11,183	(2) (3)	—	—
Daniel Pietro	70	1,740	(9)	—	—
Daniel Schneiderman	—	8,334	(9) (12)	—	—

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	Type	Shares Beneficially Owned After the Offering

				Number	Percent

Daryl Demsko	8,678	10,411	(2) (3)	—	—
David & Caren Garmus Trust	4,267	6,400	(2)	—	—
David Brill	7,737	9,070	(2) (3)	—	—
David Grossman	—	12,500	(1)	—	—
David Israel	21,599	42,597	(3)	—	—
David Kostman	—	33,334	(1)	—	—
David M. & Iry Ricci, Jt.	121	157	(6)	—	—
David P Garmus & Caren Garmus TTEEs FBO Garmus Living Trust	6,811	6,811	(3) (4)	—	—
David Prescott	9,145	11,145	(2) (3)	—	—
David Snyder	22,997	32,997	(2) (4)	—	—
David Wiener Revocable Trust	2,667	4,000	(2)	—	—
David Wiener Revocable Trust-96	2,613	5,151	(3)	—	—
David Wilstein & Sue Wilstein, Trustees of the Century Trust	11,667	17,500	(2) (4)	—	—
Dawson James Securities, Inc.	—	3,960	(9) (13)	—	—
Dennis Wells	6,667	10,000	(2)	—	—
Double U Master Fund LP	—	41,667	(1)	—	—
Douglas Kaiser	—	934	(9) (12)	—	—
Edge Investments Ltd.	—	16,667	(1)	—	—
Ehud Lurie	—	20,834	(1)	—	—
Eliahu Zahavi	—	83,334	(1)	—	—
Eli-Peri & Moran Gotchlack	—	8,334	(1)	—	—
Elite Financial Communcations Group, LLC	—	5,000	(8) (13)	—	—
Eric Singer	6,706	16,090	(8) (9) (12)	—	—
Eurocom Investments L.P.	—	166,667	(1)	—	—
Fiserv Securities c/f Nathaniel Orme IRA	2,000	3,000	(4)	—	—
Formula Investment House	—	20,834	(1)	—	—
Francis E. Belmont	5,667	7,000	(2) (4)	—	—
Francisco J. Santiago	800	1,200	(4)	—	—
Frank Salvatore	—	934	(9) (12)	—	—
Frederic M. Bauthier	15,612	18,279	(2) (3)	—	—
Gal Ehrlich	—	25,000	(1)	—	—
George F Manos Rollover IRA	10,667	16,000	(2)	—	—
George Manos	12,033	12,033	(3)	—	—
Gerald Ferro	9,060	11,194	(2) (4)	—	—
Gibralt Capital Corporation	—	25,379	(3)	—	—
Gilad Ottensoser	500	500	(9) (12)	—	—
Gmul Barak Market Making LTD.	—	133,334	(1) (3)	—	—
Greg Downes	18,345	22,345	(2)	—	—
Grenfal J. Beachler	14,812	18,812	(2) (3)	—	—
Haim Givon	—	25,000	(1)	—	—
Hanoch Dovrath	—	25,000	(1)	—	—
Harry Fallterbauer IRA	1,200	1,800	(2)	—	—
Harry Falterbauer	28,413	36,413	(2) (3)	—	—
Helena Curtis IRA	169	219	(6)	—	—
Hilary Bergman	6,186	24,148	(9) (12)	—	—
HSBC Private Bank (Suisse) SA	—	41,667	(1)	—	—
Hudson Bay Fund LP	—	208,334	(1) (12)	—	—
Hudson Valley Capital Management LLC	16,429	33,771	(2) (3) (9) (12)	—	—
I. Allon Holdings	—	16,667	(1)	—	—
Icon Capital Partners LP	—	83,334	(1) (12)	—	—

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	Type	Shares Beneficially Owned After the Offering

				Number	Percent

Ilan Vinner	—	20,834	(1)	—	—
Ilan Zajonts	—	8,334	(1)	—	—
Insiders Trend Fund LP	8,000	12,000	(4)	—	—
Iron Grid Ltd.	7,878	9,211	(2) (3)	—	—
Iroquois Master Fund Ltd.	—	104,167	(1)	—	—
Itzchak Keinan	—	50,000	(1)	—	—
Jacob Shinkind	—	16,667	(1)	—	—
James Doolan	—	443	(8) (12)	—	—
James Lehman	15,545	18,212	(2) (3)	—	—
James R Fisher & Diane R Fisher Living Trust	10,193	12,593	(2) (4)	—	—
James St. Clair	104	861	(9) (12)	—	—
Jason Adelman	89,334	343,085	(8) (9) (12)	—	—
Jeffrey R. Bossert	5,667	7,000	(2) (4)	—	—
Jerdan Enterprises, Inc.	81,092	98,092	(2) - (4)	—	—
Jerome L. Dreyfuss	5,663	6,996	(2) (4)	—	—
JHF Ventures L.P.	—	873	(8)	—	—
Joe Nahome	—	50,000	(1)	—	—
John Bossert	5,667	7,000	(2) (4)	—	—
John Green	—	1,373	(9) (12)	—	—
John Jay Gephardt	3,174	3,920	(2) (4)	—	—
John Keyser	120	120	(9) (12)	—	—
John M. Somody	15,437	18,104	(2) (3)	—	—
John O Johnston	4,006	4,006	(3)	—	—
John O Johnston Trust U/A DTD 5/17/93	2,134	3,200	(2) (4)	—	—
John Simonelli	3,398	4,198	(2) (4)	—	—
Johnathan Rand	2,000	3,000	(4)	—	—
Jonathan M. Levine	—	20,834	(1)	—	—
Jonathan Nassie	—	16,667	(1)	—	—
Joseph Hoch	—	291	(8)	—	—
Joseph McCandless	2,643	5,211	(3)	—	—
Judith Ellen Olinger Rev Trust	2,575	5,074	(3)	—	—
Julie L. Michael	9,464	18,658	(3)	—	—
Kanyas Yosi	—	20,834	(1)	—	—
Kate Wiener	5,280	9,151	(2) (3)	—	—
Kelda M. Sledz	13,825	16,225	(2) (3)	—	—
Ken Pilot	—	10,500	(3)	—	—
Kenneth Greif	78,164	91,497	(2) (3)	—	—
Kenneth L. Gaspar	8,000	12,000	(2)	—	—
Kimball Cross Investment Management Corp.	154	4,192	(9) (13)	—	—
Kobi Gershoni	—	25,000	(1)	—	—
Leah Kovitz	—	41,667	(1)	—	—
Lednim Property Associates	4,000	6,000	(4)	—	—
Legend Merchant Group, Inc.	167	2,167	(9) (13)	—	—
Leo Mindel Non-GST Exempt Family Trust II	4,000	6,000	(4)	—	—
Lester B. Boelter	6,667	10,000	(2)	—	—
Louis & Kathy Cristan	21,212	27,345	(2) - (4)	—	—
Lyle E. Cherbonneau	6,667	10,000	(2)	—	—
M.R.C. Investments Ltd.	—	60,350	(1) (9)	—	—
Margaret & Donald Wisnasky	9,334	14,000	(2)	—	—
Maria Molinsky	4,408	265	(6)	4,204	*

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	Type	Shares Beneficially Owned After the Offering

				Number	Percent

Marietta Dermatology Associates PSP FBO Myles Jerden	2,834	3,500	(2) (4)	—	—
Mark & Andrea Yap JTE	11,720	14,520	(2) (4)	—	—
Mark A. Hoffbauer	6,667	10,000	(2)	—	—
Mark Ford	437	2,712	(9) (12)	—	—
Mark J Gillis	33,771	8,724	(9) (12)	33,771	*
Martin & Linda Mennes	15,730	22,397	(2) (4)	—	—
Martin B. Margulies	121	157	(6)	—	—
Martin Glassman	2,400	3,600	(4)	—	—
Martin Mennes	6,069	6,069	(3)	—	—
Martin P. Gerberg	13,334	20,000	(2)	—	—
Martin P. Gerberg Trust	4,000	6,000	(4)	—	—
Mathew Balk	16,795	62,566	(8) (9) (12)	—	—
Meir Marcovich	—	20,834	(1)	—	—
Menachem & Sarah Genack	—	1,264	(8)	—	—
Michael J. Leja TTEE/ FBO Michael J. Leja Trust	15,348	18,015	(2) (3)	—	—
Michael Liss	25,348	31,055	(2) -(5) , (8) (12)	—	—
Michael P. Rucker	3,000	3,000	(4)	—	—
Michael P. Rucker Trust	2,667	4,000	(2) (3)	—	—
Michael Pokel	7,850	9,183	(2)	—	—
Michael R. MacDonald	12,661	15,994	(2) (4)	—	—
Michael Rapp	134	800	(9) (12)	—	—
Monarch Capital Goup, LLC	—	1,988	(9) (13)	—	—
N.F.S., LLC, FBO Phil Clark IRA R/O	12,240	15,120	(2) (4)	—	—
Nancy Cymbala	5,667	7,000	(2) (4)	—	—
Nancy Cymbala IRA	5,667	7,000	(2) (4)	—	—
National Financial Services, LLC, Julius H. Roma IRA Rollover	7,000	9,000	(2) (4)	—	—
NFS LLC FBO: Randall M Tuggle IRA R/O	4,000	6,000	(2)	—	—
Nicolandra Properties, Inc.	6,667	10,000	(2)	—	—
Nir Nimrodi	—	8,334	(1)	—	—
Nite Capital LP	—	250,000	(1)	—	—
Norbert Olinger	2,575	5,074	(3)	—	—
North American Spine Society / Eric Muehlbauer	6,667	10,000	(2)	—	—
North Metropolitan Radiology Associates, LLP 401k PSP FBO: Stuart Jacobson	58,933	9,060	(2) (4)	51,873	*
North Sound Legacy Institutional Fund LLC	103,824	884,308	(2) - (7)	10,988	*
North Sound Legacy International Fund Ltd.	218,919	1,715,261	(2) - (7)	10,754	*
Ori Ackerman	—	25,000	(1)	—	—
Oscar Garza	13,478	16,145	(2) - (4) (13)	—	—
Ota LLC	—	1,507	(8)	—	—
P. Savyon Holdings Ltd.	—	8,334	(1)	—	—
Paradigm Group II, LLC	8,188	1,164	(6)	7,293	*
Paradigm Millenium Fund, L.P.	13,570	20,198	(2) (4) (5) (6)	—	—
Paragon Capital LP	—	108,334	(1)	—	—
Paul Blizman	4,530	5,597	(2) (4)	—	—
Paul Royalty Fund, LP	16,562	2,408	(6) (11)	14,710	*
Paul Scharfer	—	47,347	(3) (4) (8)	—	—
Pequot Healthcare Fund, L.P.	—	315	(8)	—	—
Pequot Healthcare Offshore Fund, Inc.	—	370	(8)	—	—
Pequot International Fund, L.P.	—	4,520	(8)	—	—
Pequot Partners Fund, L.P.	—	4,549	(8)	—	—

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	Type	Shares Beneficially Owned After the Offering

				Number	Percent

Peter Yaskowitz	18,345	22,345	(2) (3)	—	—
Phil Wagenheim	134	800	(9) (12)	—	—
Philip C Bird	9,280	10,880	(2) (3)	—	—
Piper Jaffray C/F Bruce Kurchack IRA	5,129	10,108	(3) (5)	—	—
ProMed Offshore Fund II, Ltd.	—	47,704	(3)	—	—
ProMed Offshore Fund, Ltd.	—	2,295	(3)	—	—
ProMed Partners II, L.P.	—	3,603	(3)	—	—
ProMed Partners,L.P.	—	14,216	(3)	—	—
Quality ReSolve, Inc.	—	19,000	(8)	—	—
R&R Biotech Partners, LLC	—	208,334	(1) (12)	—	—
RA Schafer	5,860	7,260	(2) (4)	—	—
Ralph Rybacki	6,873	8,206	(2) (3)	—	—
RHP Master Fund, Ltd.	36,667	50,000	(2) (4)	—	—
Richard L. Feldman IRA	481	626	(6)	—	—
Richard Molinsky	13,777	17,754	(2) (3)	3,567	*
Robert Cymbala	11,334	14,000	(2) (4)	—	—
Robert Cymbala IRA	12,667	16,000	(2) (4)	—	—
Robert D. Keyser Jr.	120	1,054	(9) (12)	—	—
Robert Dombrowski	—	677	(9) (12)	—	—
Robert Ilanit	—	20,834	(1)	—	—
Robert J. Neborsky	5,334	13,076	(2) (3)	—	—
Robert Kinney	5,994	7,460	(2) (4)	—	—
Robert Klein & Myriam Gluck	14,910	18,243	(2) - (4)	—	—
Robert L. Hermanos	4,534	5,600	(2) (4)	—	—
Robert Nathan	—	527	(8) (12)	—	—
Robert W. Duggan	—	25,955	(3) - (6)	—	—
Robin Burton	—	8,334	(1)	—	—
Rodman & Renshaw, LLC	—	419,684	(9) (13)	—	—
Ronald H. Wise	7,831	9,231	(2) (3)	—	—
Ronald Suster	6,667	10,000	(2)	—	—
Ronen Givon	—	33,334	(1)	—	—
ROO, LLC	1,029	2,028	(3)	—	—
Rosa Maria Lukens	1,067	1,600	(2) (12)	—	—
Rosa Maria Lukens IRA	1,199	1,199	(4)	—	—
Rose E. Snyder Trust	11,334	14,000	(2) (4)	—	—
Roy Korins	4,000	6,000	(4)	—	—
Rucker Family Charitable Foundation Trust	3,734	5,600	(2)	—	—
Rucker Family Charitable Lead Annuity Trust	5,334	8,000	(2)	—	—
Rucker Family Charitable Lead Annuity Trust Dtd 1/1/03	10,125	10,125	(3)	—	—
Rudolf Treitel	—	582	(8)	—	—
Russell A. Libby	6,667	10,000	(2)	—	—
Salvatore Fazio	6,667	10,000	(2)	—	—
Samuel Rapaport	—	41,667	(1)	—	—
Sargon Capital International Fund Ltd	—	—	(3)	—	—
SDIRA FBO Alan E Ennis	3,083	3,083	(3)	—	—
SDIRA FBO Harry Faltenbauer Roth IRA	1,199	1,199	(4)	—	—
SDS Capital Group SPC, Ltd.	239,308	1,022,742	(1) - (7)	63,121	1.0%
Sean Callahan & George Callahan	5,663	6,996	(2) (4) (12)	—	—
Sean M Callahan	279	5,452	(3) (9) (12)	—	—
Sean M Callahan/ Sep IRA	7,606	8,939	(2) (12)	—	—

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Being Offered	Type	Shares Beneficially Owned After the Offering

				Number	Percent

Selwyn Partners L.P.	18,454	32,608	(3) (13)	—	—
Shlomo Shefi	—	16,667	(1)	—	—
Spectra Capital Management LLC	—	208,334	(1)	—	—
SR. Horn Assets LTD	—	16,667	(1)	—	—
Stephen Rupp	2,000	3,000	(4)	—	—
Stephen Swiatliewicz	2,000	3,000	(4)	—	—
Steven Fields	8,000	12,000	(4)	—	—
Stine Family Trust	6,667	10,000	(2)	—	—
Stonestreet Limited Partnership	7,649	9,944	(6)	—	—
Stuart Jacobson	52,266	51,873	(2)	9,060	*
Sun West Holdings, Inc. Defined Benefit Pension Plan	6,667	10,000	(2) (3)	—	—
Suzanne Downes	2,667	4,000	(2)	—	—
SXJE, LLC	64,505	75,439	(2) (3)	—	—
TCMP3 Partners	—	83,334	(1)	—	—
The Phoenix Insurance Company Ltd.	—	416,667	(1)	—	—
The Rucker Family Charitable Trust	4,200	4,200	(4)	—	—
Thomas Corona	240	1,812	(9) (12)	—	—
Thomas Hands	—	167	(9) (12)	—	—
Thomas J. Franco	20,478	25,545	(2) (3)	—	—
Thomas K. Beard	24,383	31,049	(2) - (4)	—	—
Tim V. Shea	2,667	4,000	(2)	—	—
Timothy Sledz	16,524	21,190	(2) (4)	—	—
Tom Leonard	800	1,200	(4)	—	—
Tuggle Family LP	3,060	3,060	(4)	—	—
Two River Group Holdings	—	83,334	(1)	—	—
Vestal Venture Capital	21,934	53,142	(3)	—	—
ViewTrade Financial	335	2,773	(9) (13)	—	—
Vincent Vaiano	6,667	10,000	(2)	—	—
Visium Balanced Fund, LP	—	329,167	(1)	—	—
Visium Balanced Offshore Fund, Ltd	—	466,667	(1)	—	—
Visium Long Bias Fund, LP	—	68,334	(1)	—	—
Visium Long Bias Offshore Fund, Ltd	—	255,834	(1)	—	—
Walter Chojnacki	9,070	11,070	(2) (3)	—	—
Walter H. Brent Revocable Trust	6,667	10,000	(2)	—	—
Walter Kuharchik	19,781	26,448	(2) - (4)	—	—
Wesley Eng	6,667	10,000	(2)	—	—
Whalehaven Capital Fund Limited	93,334	140,000	(2)	—	—
Whalehaven Fund Ltd.	—	14,000	(4)	—	—
William & Roxanne Blade	2,667	4,000	(2)	—	—
William Fox	—	167	(9) (12)	—	—
William Konigsberg	121	157	(6)	—	—
William M. Levin	1,200	1,800	(4)	—	—
Wolfe, L.P.	2,834	3,500	(2) (4)	—	—
Yehuda Dachs	31,767	46,300	(2) (4)	—	—
Yom Tov Sidi	—	16,667	(1)	—	—
YS TAMI Trade LTD	—	50,000	(1)	—	—
* Less than 1%

Type:

(1)

Represents or includes common shares issuable to these Selling Stockholders upon (a) conversion of their Series E preferred stock acquired through purchases of those preferred shares in our April 17th, 2006 private placement. The Selling Stockholders may convert their Series E preferred shares into shares of our common stock by dividing the stated value of the Series E preferred shares by the lesser of $3.00 (that is, 333.333 shares of common stock for a $1,000 Series E preferred share). They are obligated to convert their Series E preferred shares on the 21st trading day after the date of this prospectus by dividing the amount they paid for such preferred shares plus dividends accrued at 6% per annum by the lower of $3.00 or the amount determined by taking 90% of the average of the volume weighted average prices for our common stock for the twenty trading days after July 24th, 2006 (the date we effected a reverse split of our common stock). For purposes of calculating the number of shares issuable upon conversion of our Series E preferred stock, we have assumed a conversion rate of $3.00 per share of common stock and (b) exercise of Series H warrants acquired in our April 17, 2006 private placement.

Although not included in the shares listed for these persons in the above table, we have also registered for sale by them additional shares of our common stock equal to 25% of the number of shares included in the table and described in the first paragraph of this footnote 1. We registered such additional shares, the sales of which may be made pursuant to this prospectus, to qualify for public sale shares issuable (i) as dividends on our Series E preferred stock, (ii) in the event that the conversion rate of the Series E preferred stock is less than $3.00 per common share and (iii) as additional common shares that may be issuable by us as a result of the anti-dilution provisions of our Series E preferred stock and/or our Series H warrants. We are obligated to register such 25% additional shares pursuant to our agreements with the investors in our April 17, 2006 private placement.

(2)

Represents or includes shares (a) purchased by these Selling Stockholders in our private placements in October 2005 and (b) issuable to them upon exercise of their Series F warrants acquired in that private placement.

(3)

Represents or includes shares issued to these Selling Stockholders in connection with (a) their extension of the due dates of our promissory notes held by them to December 31, 2004 and (b) their subsequent conversion of their promissory notes upon our completion of a private placement of our equity securities in excess of $5,000,000 on January 5, 2005 and /or (c) issuable to them upon exercise of their Series E warrants which they also received for the conversion of their promissory notes.

(4)

Represents or includes shares (a) purchased by these Selling Stockholders in our private placements on January 5, 2005 and in February 2005 and /or (b) issuable to them upon exercise of their Series E warrants acquired in those private placements.

(5)

Represents or includes shares (a) issued to these Selling Stockholders in connection with their exchange of our Series C preferred stock for common stock and concurrent purchases by them of our common stock in our January 5, 2005 private placement, and / or (b) issuable to them upon their exercise of their Series E warrants acquired in that private placement.

(6)

Includes shares (a) purchased by these Selling Stockholders in our December 2004 private placement sale of our common stock to holders of our Series B-1, B-2, and C warrants and / or (b) issuable to them upon exercise of their Series E warrants acquired in that private placement.

(7)

Includes shares issuable to these Selling Stockholders upon conversion of our Series D preferred stock received by them in lieu of our common stock in the various private placements of our equity securities.

(8)	Represents or includes shares issuable to these Selling Stockholders upon exercise of their Series B-1, B-2, C, or other warrants.

(9)

Represents or includes shares issued (some of which were transferred to these Selling Stockholders) that were originally issued as fees for finders or, placement agents for (a) our promissory note financings, (b) our October 2005 private placement, (c) our acquisition of Hapto Biotech, Inc, (d) in lieu of cash financial advisory fees, and (e) our April 2006 private placement of our Series E preferred stock.

(10)

This Selling Stockholder has entered into material manufacturing and sales agreements with us more fully described in “Description of Business –Sales and Marketing” and “Descrption of Business-Production and Supply.” See also Note 14 to our financial statements for the year ended December 31, 2005 elsewhere in the prospectus. . Includes shares and shares issuable upon exercise of warrants, both in lieu of cash payment for production suite fees.

(11)

This Selling Stockholder has entered into a material agreement with us in which it acquired an interest in our future revenues. This agreement is more fully described in “Description of Business- Sales and Marketing” and “Description of Business-Production and Supply”. See also Note 9 to our financial statements for the year ended December 31, 2005 elsewhere in the prospectus.

(12)	This Selling Stockholder is an affiliate of a broker-dealer.

(13)	This Selling Stockholder is a broker-dealer.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No Selling Stockholder has informed us that it has any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

We are authorized to issue 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of June 30, 2006, 6,097,484 shares of our common stock were outstanding and owned of record by approximately 300 persons, 5,948.615 shares of our Series D convertible preferred stock were outstanding and owned of record by two entities, and 6,477.333 shares of our Series E convertible preferred stock were outstanding and were owned of record by approximately 60 persons or entities. We estimate that there are more than 1,800 beneficial owners of our common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, holders of our common stock and of our Series E convertible preferred stock (which are entitled to vote on all matters submitted to stockholders on an as if fully converted basis) may elect all of the directors standing for election if they choose to do so. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our Board of Directors, and will be entitled to receive ratably all of our assets available for distribution to them upon liquidation. All currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation currently provides that we are authorized to issue up to 1,000,000 shares of “blank check” preferred stock. Without any further approval by our stockholders, our Board of Directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of Ortec, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock.

Series D Convertible Preferred Stock

Designation and Rank

On August 19, 2003, in connection with our board of director’s authority to issue “blank check” preferred stock, we filed an amendment to our certificate of incorporation in which amendment we designated the relative rights and preferences of our Series D preferred stock pursuant to which our board of directors authorized the issuance of 2,000 shares of Series D preferred stock, par value $0.001 per share. The Series D preferred stock shall rank prior to the common stock for purposes of liquidation preference and to all other classes and series of our equity securities that by their terms do not rank senior to the Series D preferred stock, except that the Series D preferred stock shall be subordinate to and rank junior to all other classes of our preferred stock outstanding as of the date hereof or hereafter created unless any series of preferred stock hereafter created by its terms ranks junior to the Series D preferred stock. The Series D preferred stock shall be subordinate to and rank junior to all our indebtedness now or hereafter outstanding. The Series D preferred stock has a stated value of $10,000 per share. As of the date of this prospectus there are 5,948.615 shares of Series D preferred stock outstanding.

Dividends

In the event we declare a cash dividend on our common stock we will be required to pay a dividend on each share of our Series D preferred stock in an amount equal to the cash dividend paid on one share of our common stock multiplied by the number of shares of our common stock into which such one share of our Series D preferred stock can be converted.

Voting Rights

Except as described below and otherwise required by Delaware law, the Series D preferred stock has no voting rights.

As long as any shares of the Series D preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series D preferred stock outstanding at the time, voting separately as a class:

•	amend, alter or repeal the provisions of the Series D preferred stock so as to adversely affect any right, preference, privilege or voting power of the Series D preferred stock;

•

effect any distribution with respect to junior stock except that we may effect a distribution on our common stock if we make a like kind distribution on each share of our Series D preferred stock outstanding in an amount equal to the distribution on one share of our common stock multiplied by the number of shares of our common stock into which one share of our Series D preferred stock can be converted at such time.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holders of shares of the Series D preferred stock then outstanding shall be entitled to receive, out of our assets, a Series D Liquidation Preference Amount equal to $10,000 per share of the Series D preferred stock before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. However, no Series D Liquidation Preference Amount shall be paid on any Series D preferred stock unless we have first finished paying all liquidation preference amounts on all other classes of our outstanding preferred stock which do not by their terms rank junior to the Series D preferred stock. If our assets can pay some of, but are not sufficient to pay in full, the Series D Liquidation Preference Amount to the holders of the Series D preferred stock, then all of our assets available to pay any portion of the Series D Liquidation Preference Amount will be distributed among the holders of the Series D preferred stock ratably on a per share basis. After payment of the full Series D Liquidation Preference Amount, the holders of shares of Series D preferred stock will not be entitled to any further participation as such in any distribution of our assets.

Conversion

Voluntary Conversion

Each holder of Series D preferred stock may, at such holder’s option, subject to certain limitations described below, elect to convert all or any portion of the shares of Series D preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series D liquidation preference amount divided by (ii) the Series D conversion price (as defined below).

Conversion Restrictions

At no time may a holder of shares of Series D preferred stock convert shares of the Series D preferred stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning in excess of 9.99% of all of our common stock outstanding at such time; provided, however, that upon a holder of Series D preferred stock providing us with sixty-one days notice that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon conversion of his Series D preferred stock, this provision shall be of no force or effect with regard to those shares of Series D preferred stock designated in such notice.

Mandatory Conversion

Upon our written request a holder of Series D preferred stock shall advise us in writing as to the number of shares of our common stock that are beneficially owned by such holder. If the shares of our common stock beneficially owned by such holder amount to less than 9.99% of the shares of our common stock outstanding at such time, we may, at our option, compel such holder to convert such portion of the Series D preferred stock owned by him into so many shares of our common stock so that the total number of shares of our common stock beneficially owned by such holder after such conversion shall equal 9.99%, but not more, of the shares of our common stock outstanding after such conversion.

Series D Conversion Price

The Series D preferred stock is subject to a fixed conversion price equal to $37.50 per share, subject to customary adjustments to the Series D conversion price in the event of stock splits, combinations, dividends, distributions, reclassifications and other corporate events.

Reservation of Shares of Common Stock

As long as any shares of Series D preferred stock are outstanding, we are required to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the Series D preferred stock, 100% of such number of shares of common stock that will be sufficient to effect the conversion of all of the Series D preferred stock then outstanding.

Series E 6% Convertible Preferred Stock

Designation and Rank

On April 6, 2006, in connection with our board of director’s authority to issue “blank check” preferred stock, we filed an amendment to our certificate of incorporation in which amendment we designated the relative rights and preferences of our Series E 6% convertible preferred stock pursuant to which our board of directors authorized the issuance of 8,000 shares of Series E 6% convertible preferred stock, par value $0.001 per share. The Series E 6% convertible preferred stock shall rank prior to the common stock for purposes of liquidation preference and to all other classes and series of our equity securities that by their terms do not rank senior to the Series E 6% convertible preferred stock, except that the Series E 6% convertible preferred stock shall be subordinate to and rank junior to all other classes of our preferred stock outstanding as of the date hereof or hereafter created unless any series of preferred stock hereafter created by its terms ranks junior to the Series E 6% convertible preferred stock. The Series E 6% convertible preferred stock shall be subordinate to and rank junior to all our indebtedness now or hereafter outstanding. The Series E 6% convertible preferred stock has a stated value of $1,000 per share. As of the date of this prospectus there are 6477.333 shares of Series E 6% convertible preferred stock outstanding.

Dividends

6% per annum.

Voting Rights

The Series E convertible preferred stock has the right to vote on an “as converted” basis on all matters to be voted on by the holders of the common stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holders of shares of the Series E 6% convertible preferred stock then outstanding shall be entitled to receive, out of our assets, a Series E Liquidation Preference Amount equal to the stated value, plus any accrued and unpaid dividends and any other fees or liquidated damages owing thereon, before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. However, no Series E Liquidation Preference Amount shall be paid on any Series E preferred stock unless we have first finished paying all liquidation preference amounts on all other classes of our outstanding preferred stock which do not by their terms rank junior to the Series E preferred stock. If our assets can pay some of, but are not sufficient to pay in full, the Series E Liquidation Preference Amount to the holders of the Series E preferred stock, then all of our assets available to pay any portion of the Series E Liquidation Preference Amount will be distributed among the holders of the Series E preferred stock ratably on a per share basis. After payment of the full Series E Liquidation Preference Amount, the holders of shares of Series E preferred stock will not be entitled to any further participation as such in any distribution of our assets.

Conversion

Voluntary Conversion

Each holder of Series E preferred stock may, at such holder’s option, subject to certain limitations described below, elect to convert all or any portion of the shares of Series E preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series E stated value amount divided by (ii) $3.00.

Conversion Restrictions

At no time may a holder of shares of Series E preferred stock convert shares of the Series E preferred stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning in excess of 9.99% of all of our common stock outstanding at such time; provided, however, that upon a holder of Series E preferred stock providing us with sixty-one days notice that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon conversion of his Series E preferred stock, this provision shall be of no force or effect with regard to those shares of Series E preferred stock designated in such notice.

Mandatory Conversion

Notwithstanding anything to the contrary, on the 21st trading day (the “Automatic Conversion Date”) following the date of this prospectus, the Series E preferred stock plus all accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series E preferred stock shall automatically convert into common stock at a conversion price equal to the lesser of (i) $3.00 or (ii) 90% of the average of the volume weighted average price of our common stock for the 20 trading days immediately following July 24, 2006. Provided, however, that a holder may voluntarily convert its preferred stock prior to the date set for the mandatory conversion.

Reservation of Shares of Common Stock

As long as any shares of Series E preferred stock are outstanding, we are required to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the Series E preferred stock, 100% of such number of shares of common stock that will be sufficient to effect the conversion of all of the Series E preferred stock then outstanding.

Warrants

We issued the following warrants to the purchasers of our Series B preferred stock and our Series C preferred stock and to the designees of the placement agent who arranged our Series B preferred stock financings in 2002 and 2003, and to purchasers of our Series C preferred stock financing in 2003. We also issued our Series E warrants to participants in a series of private placement and debt financing transactions that we completed in December 2004 and in January and February 2005.

Series B-1 Warrants

Exercisable for the purchase of 11,747 shares of our common stock.

Exercise price: $60.00 per share.

Expiration date: November 13, 2009.

Series B-2 Warrants

Exercisable for the purchase of 7,520 shares of our common stock.

Exercise price: $75.00 per share.

Expiration date: November 13, 2009.

Both the Series B-1 and the Series B-2 warrants contain customary provisions with respect to adjustments to the exercise price and the number of shares of our common stock issuable upon exercise of the warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock

Series C Warrants

Exercisable for the purchase of 6,800 shares of our common stock.

Exercise price: $54.00 per share

Expiration dates:

May 22, 2008 for warrants to purchase 2,800 shares
July 28, 2008 for warrants to purchase 4,000 shares

The Series C warrants contain customary provisions with respect to adjustments to the exercise price and the number of shares of our common stock issuable upon exercise of the warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock

Series E Warrants

Exercisable for the purchase of 1,299,113 shares of our common stock.

Exercise price: $13.65, $11.85, and $0.015 with respect to 254,279, 47,840, and 813,902, respectively, shares of our common stock underlying Series E warrants, and $5.25 with respect to 183,092 shares underlying our Series E-PA warrants.

Expiration date: January 5, 2010

The Series E warrants contain customary provisions with respect to adjustments to the exercise price and the number of shares of our common stock issuable upon exercise of the Series E warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock

The Series E warrants also provide that if we sell shares of our common stock at prices below the exercise prices of those warrants, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the exercise price of the Series E warrants, then the exercise price of the Series E warrants is reduced by a portion of the difference between the exercise price and the lower price at which the common stock was, or effectively could be, acquired. That percentage by which the exercise price of the Series E warrants could be reduced depends not only on the lower price at which our common stock was, or could be, acquired, but also by the ratio that the number of shares of our common stock that were, or could be, so acquired bears to the total number of shares of our common stock that would be outstanding after such sale of our common stock, or the conversion of securities convertible into, or the exercise of such warrants or options to purchase, our common stock.

Commencing on January 5, 2007, subject to a registration statement then being effective with respect to the common stock underlying the Series E warrants, the Series E warrants may be redeemed by us if trading in our common stock closes above $54.00 for ten consecutive trading days. We have no right to redeem any of the E-PA warrants.

Series F Warrants

Exercisable for the purchase of 1,374,901 shares of our common stock.

Exercise price: $6.75 with respect to 1,162,926 Series F warrants and; $4.50 with respect to 211,975 Series F-PA warrants.

Expiration date: October 12, 2012

The Series F warrants contain customary provisions with respect to adjustments to the exercise price and the number of shares of our common stock issuable upon exercise of the Series F warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock

The Series F warrants also provide that if we sell shares of our common stock at prices below the exercise prices of those warrants, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the exercise price of the Series F warrants, then the exercise price of the Series F warrants is reduced by a portion of the difference between the exercise price and the lower price at which the common stock was, or effectively could be, acquired. That percentage by which the exercise price of the Series F warrants could be reduced depends not only on the lower price at which our common stock was, or could be, acquired, but also by the ratio that the number of shares of our common stock that were, or could be, so acquired bears to the total number of shares of our common stock that would be outstanding after such sale of our common stock, or the conversion of securities convertible into, or the exercise of such warrants or options to purchase, our common stock.

Commencing on January 5, 2007, subject to a registration statement then being effective with respect to the common stock underlying the Series F warrants, the Series F warrants may be redeemed by us if trading in our common stock closes above $54.00 for ten consecutive trading days. We have no right to redeem any of the F-PA warrants.

Series G Warrants

Exercisable for the purchase of 200,000 shares of our common stock.

Exercise price: $4.50 per share

Expiration date: April 10, 2009

The Series G warrants contain customary provisions with respect to adjustments to the exercise price and the number of shares of our common stock issuable upon exercise of the Series G warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock.

Series H Warrants

Exercisable for the purchase of 2,169,111 shares of our common stock.

Exercise price: $7.50

Expiration date: April 11, 2011.

The Series H warrants contain customary provisions with respect to adjustments to the exercise price and the number of shares of our common stock issuable upon exercise of the warrants in the event we are a party to any recapitalization, reorganization, reclassification, consolidation, merger, sale, stock dividend, stock split or reverse stock split involving our common stock.

The Series H warrants also provide that if we sell shares of our common stock at prices below the exercise prices of those warrants, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the exercise price of the Series H warrants, then the exercise price of the Series H warrants is reduced to the lower price at which the common stock was, or effectively could be, acquired.

Other Warrants and Options

We also have other warrants outstanding which entitle the holders to purchase an aggregate of 560,207 shares of our common stock, of which three year warrants expiring March 17, 2009 to purchase 19,000 shares are exercisable at $3.75 per share, of which three year warrants expiring April 14, 2009 to purchase 266,667 shares are exercisable at $4.50 per share, of which five year warrants expiring April 17, 2011 to purchase 192,534 shares are exercisable at $6.00 per share, of which warrants expiring July 18, 2008 to purchase 1,667shares are exercisable at $7.50 per share, warrants to purchase 1,667 shares expiring December 1, 2008 are exercisable at $7.50 per share, warrants to purchase 3,334 shares expiring April 5, 2009 are exercisable at $7.50 per share, of which three year warrants to purchase 73,674 shares expiring February 13, 2009 are exercisable at $11.25 per share, of which three year warrants to purchase 1,667 shares expiring October 18, 2008 are exercisable at $15.00 per share. We have granted options under our employee stock option plan, and options outside the plan, to our employees, directors, consultants and vendors, to purchase an aggregate of 554,066 shares of our common stock at exercise prices ranging from $3.00 to $33.75 per share for 495,534 shares, and at exercise prices in excess of $33.75 per share for 58,532 shares.

Requirements to file registration statements

During the past four years we have completed a number of private placements of our equity securities which have provided us with the funds we needed to continue our business operations. In April 2006 we issued our equity securities to acquire Hapto Biotech, Inc. Our securities described above which we sold in such private placements and issued for such acquisition include our common stock, our Series D and E convertible preferred stock and our Series B-1, B-2, C, E, F, G and H warrants. In all of the agreements we signed with the investors in those private placements and with the former shareholders of Hapto Biotech we undertook obligations to file registration statements with the Securities and Exchange Commission to enable those investors and former Hapto Biotech shareholders to sell in the public securities markets the shares of our common stock which those investors (a) acquired, (b) could acquire upon conversion of the preferred stock they acquired, or (c) could acquire upon exercise of the warrants they acquired. The registration statement of which this prospectus is a part was filed by us pursuant to those obligations we undertook. Some of our agreements with those investors and former Hapto Biotech shareholders also provide for penalties we have to pay if we fail to timely file, or fail to have the registration statement declared effective, in the periods provided in those agreements. Those penalties range from 1% to 2% per month (for 18 to 24 months) of the purchase prices paid by the investors in the private placements for those securities for which registration deadline filing and effectiveness dates have not been met. Although in the past we have not incurred any of those penalties (often securing waivers in accordance with the provisions in those agreements), we can give no assurance that we will not incur those penalties in the future. Furthermore, the pendency of a registration statement before it is declared effective by the Securities and Exchange Commission, may, because of the Commission’s general solicitation rule, prevent us from simultaneously raising funds from future private placement sales of our securities when we need such funds to continue our business operations.

TRANSFER AGENT

The transfer agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and for the two years then ended and for the period from March 12, 1991 (inception) to December 31, 2005, (except for the consolidated statements of operations, shareholders’ deficit and cash flows for the period from March 12, 1991 (inception) to December 31, 2003, which were audited by Grant Thornton LLP,) included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report. BDO Seidman’s report which contains an explanatory paragraph regarding our ability to continue as a going concern, is incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the period from March 12, 1991 (inception) to December 31, 2003, have been audited by Grant Thornton LLP, a registered independent public accounting firm, to the extent and for the periods set forth in their report. Their report, which also contains an explanatory paragraph regarding our ability to continue as a going concern, is incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the common stock offered hereby will be passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, New York, New York.

AVAILABLE INFORMATION

Our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge on our website (www.ortecinternational.com) as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our shareholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director’s duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our shareholders through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our shareholders ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling Ortec pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2006 (Unaudited)

Condensed Consolidated Balance Sheet at March 31, 2006	F-2

Condensed Consolidated Statements of Operations for the quarters ended March 31, 2006 and 2005, and for the cumulative period from March 12, 1991 (inception) to March 31, 2006	F-3

Consolidated Statements of Shareholders’ Equity (Deficit) for the cumulative period from March 12, 1991 (inception) to March 31, 2006	F-4

Condensed Consolidated Statements of Cash Flows for the quarters ended March 31, 2006, and 2005, and for the cumulative period from March 12, 1991 (inception) to March 31, 2006	F-7

Notes to Consolidated Financial Statements	F-9

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005 AND 2004

Report of Independent Registered Public Accounting Firm – BDO Seidman, LLP	F-17

Report of Independent Registered Public Accounting Firm – Grant Thornton LLP	F-18

Consolidated Balance Sheet as of December 31, 2005	F-19

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004, and for the cumulative period from March 12, 1991 (inception) to December 31, 2005	F-20

Consolidated Statements of Shareholders’ Equity (Deficit) for the cumulative period from March 12, 1991 (inception) to December 31, 2005	F-21

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004, and for the cumulative period from March 12, 1991 (inception) to December 31, 2005	F-23

Notes to Consolidated Financial Statements	F-25

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31,
2006

(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,479
Prepaid and other current assets	364,215

Total current assets	371,694
Property and equipment, net	171,908
Patent application costs, net	537,407
Deposits and other assets	155,388

Total assets	$1,236,397

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$4,329,667
Insurance premium financing payable	157,253
Current maturities of loan payable	52,306
Capital lease obligation - current	14,624
Current maturity of promissory notes	445,000
Obligation under revenue interest assignment	31,544,000

Total current liabilities	36,542,850
Promissory notes – noncurrent	39,411
Capital lease obligation - noncurrent	5,875

Total liabilities	36,588,136

COMMITMENTS AND CONTINGENCIES

Temporary equity-common stock, $.001 par value, 147,347 shares issued and outstanding	523,080

Shareholders’ deficit:
Preferred stock, $.001 par value; authorized, 1,000,000 shares:
Series D, stated value $10,000 per share; authorized 2,000 shares; 6,272.0156 shares issued and outstanding; liquidation preference $62,720,156	15,911,331
Common stock, $.001 par value; authorized 200,000,000 shares; 3,564,927 issued and 3,431,460 outstanding (including shares subject to registration rights classified as temporary equity)	3,418
Additional paid-in capital	109,959,242
Deficit accumulated during the development stage	(161,205,615)
Treasury stock, 134 shares at cost	(177,645)
Deferred compensation	(365,550)

Total shareholders’ deficit	(35,874,819)

Total liabilities and shareholders’ deficit	$1,236,397

See accompanying notes to condensed unaudited financial statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			Cumulative From March 12, 1991 (inception) to March 31,

	Three Months Ended March 31,

	2006	2005	2006

Product revenue	$—	$—	$265,665

Expenses
Product and laboratory costs	1,325,509	1,222,044	32,112,657
Personnel	924,819	1,138,028	42,006,374
General and administrative	391,979	518,294	21,296,436
Rent	182,580	117,422	4,628,887
Consulting	—	—	5,702,651
Interest and other expense	1,981,870	1,550,164	29,080,479
Interest and other income	(12,863)	28,130	(2,567,081)
Loss on settlement of promissory notes	—	10,328,199	13,081,453
Lease termination costs	—	—	1,119,166
Loss on extinguishments of debt and Series A preferred shares	—	—	1,004,027

	4,793,894	14,902,281	147,465,049

Net loss	(4,793,894)	(14,902,281)	(147,199,384)

Preferred stock dividend	—	(17,891)	3,011,574
Preferred stock and warrants deemed dividends and discounts	—	2,125,974	6,725,657
Accretion of discount	—	—	4,269,000

Net loss applicable to common shareholders	$(4,793,894)	$(17,010,364)	$(161,205,615)

Net loss per share

Basic and diluted	$(1.09)	$(11.44)

Weighted average shares outstanding

Basic and diluted	4,407,047	1,487,036

See accompanying notes to condensed unaudited financial statements.

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

							Deficit accumulated during the development stage
										Total shareholders’ equity (deficit)
	Common Stock		Preferred Stock			Additional paid-in capital
								Treasury stock	Deferred compensation
	Shares	Amount	Series B	Series C	Series D

March 12, 1991 (inception) to December 31, 1991
Founders	10,358	$10	—	—	—	$860	—	—	—	$870
First private placement ($45.00 per share)	1,450	2	—	—	—	64,998	—	—	—	65,000
The Director ($172.50 and $795.00 per share)	994	1	—	—	—	249,999	—	—	—	250,000
Second private placement ($1413.75 per share)	354		—	—	—	500,000	—	—	—	500,000
Share issuance expense	—	—	—	—	—	(21,118)	—	—	—	(21,118)
Net loss	—	—	—	—	—	—	(281,644)	—	—	(281,644)

Balance at December 31, 1991	13,156	13	—	—	—	794,739	(281,644)	—	—	513,108
Second private placement ($1,413.75 per share)	176		—	—	—	250,006	—	—	—	250,006
Second private placement ($1,413.75 per share)	152		—	—	—	215,467	—	—	—	215,467
Stock purchase agreement with the Director ($1,413.75 per share)	212		—	—	—	299,998	—	—	—	299,998
Share issuance expense	—	—	—	—	—	(35,477)	—	—	—	(35,477)
Net loss	—	—	—	—	—	—	(785,941)	—	—	(785,941)

Balance at December 31, 1992	13,696	13	—	—	—	1,524,733	(1,067,585)	—	—	457,161
Third private placement ($1,500.00 per share)	731	1	—	—	—	1,096,499	—	—	—	1,096,500
Third private placement ($1,500.00 per share)	150		—	—	—	225,000	—	—	—	225,000
Stock purchase agreement with Home Insurance Company ($1,350.00 per share)	741	1	—	—	—	999,998	—	—	—	999,999
Stock purchase agreement with the Director ($1,413.75 per share)	142		—	—	—	200,000	—	—	—	200,000
Shares issued in exchange for commission	4		—	—	—	6,000	—	—	—	6,000
Share issuance expenses	—	—	—	—	—	(230,207)	—	—	—	(230,207)
Net loss	—	—	—	—	—	—	(1,445,624)	—	—	(1,445,624)

Balance at December 31, 1993	15,464	15	—	—	—	3,822,023	(2,513,209)	—	—	1,308,829
Fourth private placement ($1,500.00 per share)	263		—	—	—	397,712	—	—	—	397,712
Stock purchase agreement with Home Insurance Company ($1,500.00 per share)	333	1	—	—	—	499,999	—	—	—	500,000
Share issuance expense	—	—	—	—	—	(8,697)	—	—	—	(8,697)
Net loss	—	—	—	—	—	—	(1,675,087)	—	—	(1,675,087)

Balance at December 31, 1994	16,060	16				4,711,037	(4,188,296)	—	—	522,757
Rent forgiveness	—	—	—	—	—	40,740	—	—	—	40,740
Net loss	—	—	—	—	—	—	(1,022,723)	—	—	(1,022,723)

Balance at December 31, 1995	16,060	16	—	—	—	4,751,777	(5,211,019)	—	—	(459,226)
Initial public offering	8,000	8	—	—	—	5,999,992	—	—	—	6,000,000
Exercise of warrants	226		—	—	—	33,885	—	—	—	33,885
Fifth private placement ($973.50 per share)	6,394	6	—	—	—	6,220,791	—	—	—	6,220,797
Share issuance expenses	—	—	—	—	—	(1,580,690)	—	—	—	(1,580,690)
Stock options issued for services	—	—	—	—	—	152,000	—	—	—	152,000
Net loss	—	—	—	—	—	—	(2,649,768)	—	—	(2,649,768)

Balance at December 31, 1996	30,680	30	—	—	—	15,577,755	(7,860,787)	—	—	7,716,998
Exercise of warrants	7,726	8	—	—	—	10,822,783	—	—	—	10,822,791
Share issuance expenses	—	—	—	—	—	(657,508)	—	—	—	(657,508)
Stock options and warrants issued for services	—	—	—	—	—	660,000	—	—	—	660,000
Net loss	—	—	—	—	—	—	(4,825,663)	—	—	(4,825,663)

Balance at December 31, 1997	38,406	38	—	—	—	26,403,030	(12,686,450)	—	—	13,716,618
Exercise of warrants	1,477	2	—	—	—	1,281,955	—	—	—	1,281,957
Stock options and warrants issued for services	—	—	—	—	—	1,920,111	—	—	—	1,920,111
Sixth private placement	1,333	1	—	—	—	1,788,697	—	—	—	1,788,698
Sixth private placement – warrants issued	—	—	—	—	—	211,302	—	—	—	211,302
Share issuance expenses	—	—	—	—	—	(48,000)	—	—	—	(48,000)
Purchase of 44 shares of treasury stock (at cost)	—	—	—	—	—	—	—	(67,272)	—	(67,272)
Net loss	—	—	—	—	—	—	(8,412,655)		—	(8,412,655)

Balance at December 31, 1998	41,216	41	—	—	—	31,557,095	(21,099,105)	(67,272)	—	10,390,759
Exercise of warrants	94		—	—	—	14,103	—	—	—	14,103
Stock options and warrants issued for services	—	—	—	—	—	64,715	—	—	—	64,715
Seventh private placement ($1,312.50 per share)	2,594	3	—	—	—	3,168,782	—	—	—	3,168,785
Seventh private placement – investor warrants	—	—	—	—	—	236,291	—	—	—	236,291
Seventh private placement – placement agent warrants	—	—	—	—	—	232,000	—	—	—	232,000
Eighth private placement ($825.00 per share)	10,909	11	—	—	—	8,999,991	—	—	—	9,000,002
Share issuance expenses	—	—	—	—	—	(619,908)	—	—	—	(619,908)
Purchase of 61 shares of treasury stock (at cost)	—	—	—	—	—	—	—	(75,518)	—	(75,518)
Net loss	—	—	—	—	—	—	(10,040,509)	—	—	(10,040,509)

Balance at December 31, 1999	54,813	55	—	—	—	43,653,069	(31,139,614)	(142,790)	—	12,370,720
Exercise of options and warrants	1,170	1	—	—	—	327,281	—	—	—	327,282
Stock options and warrants issued for services	—	—	—	—		56,265	—	—	—	56,265
Ninth private placement ($2,250.00 per share)	444		—	—	—	1,000,005	—	—	—	1,000,005
Ninth private placement – placement agent warrants	—	—	—	—	—	23,000	—	—	—	23,000
Tenth private placement ($1,012.50 per share)	8,318	8	—	—	—	8,421,063	—	—	—	8,421,071
Share issuance expenses	—	—	—	—	—	(641,500)	—	—	—	(641,500)
Purchase of 29 shares of treasury stock (at cost)	—	—	—	—	—	—	—	(34,855)	—	(34,855)
Net loss	—	—	—	—	—	—	(12,129,663)	—	—	(12,129,663)

Balance at December 31, 2000	64,745	64	—	—	—	52,839,183	(43,269,277)	(177,645)	—	9,392,325
Stock options issued for services	—	—	—	—	—	188,080	—	—	—	188,080
Net loss	—	—	—	—	—	—	(15,885,377)	—	—	(15,885,377)

Balance at December 31, 2001	64,745	64	—	—	—	53,027,263	(59,154,654)	(177,645)	—	(6,304,972)
Exercise of options and warrants	2,381	2	—	—	—	355	—	—	—	357
Stock options and warrants issued for services	—	—	—	—	—	113,060	—	—	—	113,060
Warrants issued with convertible debentures	—	—	—	—	—	440,523	—	—	—	440,523
Warrants issued with convertible redeemable preferred stock	—	—	—	—	—	559,289	—	—	—	559,289
Convertible debenture conversion benefit	—	—	—	—	—	1,042,663	—	—	—	1,042,663
Redeemable convertible preferred stock conversion benefit	—	—	—	—	—	1,097,886	—	—	—	1,097,886
Issuance of series B preferred stock (938 shares) ($10,000 per share)	—	—	9,382,742	—	—	—	—	—	—	9,382,742
Warrants issued and exercised with preferred stock	62,552	63	(3,479,043)	—	—	3,486,318	—	—	—	7,338
Shares issuance costs – preferred stock	—	—	(866,612)	—	—	304,615	—	—	—	(561,997)
Preferred stock dividends	25,021	25	—	—		1,125,909	(1,125,934)	—	—	—
Net loss	—	—	—	—	—	—	(21,578,021)	—	—	(21,578,021)

Balance at December 31, 2002 (carried forward)	154,699	154	5,037,087	—	—	61,197,881	(81,858,609)	(177,645)	—	(15,801,132)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

							Deficit accumulated during the development stage
										Total shareholders’ equity (deficit)
	Common Stock		Preferred Stock			Additional paid-in capital
								Treasury stock	Deferred compensation
	Shares	Amount	Series B	Series C	Series D

Balance at December 31, 2002 (brought forward)	154,699	154	5,037,087	—	—	61,197,881	(81,858,609)	(177,645)	—	(15,801,132)
Exercise of options and warrants	26,583	27	—	—	—	12,939	—	—	—	12,966
Issuance of preferred stock: series B (200 shares), series C (948 shares)	—	—	2,000,000	5,690,000	—	—	—	—	—	7,690,000
Warrants issued with preferred stock	—	—	(490,567)	(1,225,632)	—	1,716,199	—	—	—	—
Warrants issued for services	—	—	—		—	87,000	—	—	—	87,000
Share issuance costs – preferred stock	—	—	(393,488)	(797,327)	—	359,078	—	—	—	(831,737)
Conversion of series B preferred stock (605 shares) into common stock	161,437	162	(3,253,571)	—	—	3,253,409	—	—	—	—
Conversion of series B preferred stock into series D preferred stock (483 shares)	—	—	(2,628,602)	—	2,628,602	—	—	—	—	—
Preferred stock deemed dividends and discounts	—	—	—	—	—	4,269,000	(4,269,000)	—	—	—
Preferred stock dividends	6,154	6	—	—	—	923,071	(923,077)	—	—	—
Common stock dividend to be distributed on series C preferred stock	—	—	—	—	—	336,550	(336,550)	—	—	—
Common stock to be issued in connection with promissory notes	—	—	—	—	—	287,000	—	—	—	287,000
Adjustment for one for ten reverse stock split	5	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(15,920,504)	—	—	(15,920,504)

Balance at December 31, 2003	348,878	349	270,859	3,667,041	2,628,602	72,442,127	(103,307,740)	(177,645)	—	(24,476,407)
Common stock issued in connection with previously issued notes	10,467	11	—	—	—	(11)	—	—	—	—
Common stock issued in connection with promissory notes	22,122	22	—	—	—	746,180	—	—	—	746,202
Common stock (18,468) and 34.31 shares of series D preferred to be issued in connection with agreements which extended due date of promissory notes	—	—	—	—	—	828,540	—	—	—	828,540
Common stock issued in connection with exercise of warrants	2,164	2	—	—	—	323	—	—	—	325
Conversion of 35.62 shares of series C preferred stock into common stock	7,125	7	—	(137,752)	—	137,745	—	—	—	—
Payment of dividends on 35.62 shares of series C preferred stock in common stock	916	1	—	—	—	30,098	(30,099)	—	—	—
Common stock and series D preferred (233.83 shares) issued in connection with special warrant offer	33,132	33	—	—	939,050	498,936	—	—	—	1,438,019
Common stock dividend to be distributed on series B and series C preferred stock	—	—	—	—	—	613,805	(613,805)	—	—	—
Option issued to director for services	—	—	—	—	—	398,574	—	—	—	398,574
Warrant issued for services	—	—	—	—	—	94,393	—	—	—	94,393
Warrant issued in connection with lease	—	—	—	—	—	18,500	—	—	—	18,500
Share issuance expenses	—	—	—	—	—	(26,600)	—	—	—	(26,600)
Special warrant offer deemed dividends	—	—	—	—	—	1,123,000	(1,123,000)	—	—	—
Net loss	—	—	—	—	—	—	(15,377,900)	—	—	(15,377,900)

Balance at December 31, 2004	424,804	425	270,859	3,529,289	3,567,652	76,905,610	(120,452,544)	(177,645)	—	(36,356,354)
Common stock and series D preferred (34.31 shares) issued in connection with agreements which extended due date of promissory notes	18,468	18	—	—	274,500	(274,518)	—	—	—	—
January 2005 Private Placement:
Common stock issued in connection with private placement	432,264	432	—	—	—	4,775,668	—	—	—	4,776,100
Common stock and series D preferred (1,720.16 shares) issued in connection with promissory note conversion	530,208	530	—	—	5,733,853	14,895,029	—	—	—	20,629,412
Common stock and series D preferred (1,086.21 shares) issued in connection with Series C preferred exchange	218,912	219	—	(3,529,289)	3,620,702	2,014,835	(2,106,467)	—	—	—
Common stock issued in connection with exercise of additional investment right from private placement	10,217	10	—	—	—	114,937	—	—	—	114,947
Common stock issued in connection with February 2005 private placement	8,000	8	—	—	—	86,265	—	—	—	86,273
Common stock issued in connection with exchange for series B preferred stock	14,710	15	(270,859)	—	—	272,460	(1,616)	—	—	—
Common stock issued to officers	109,667	110	—	—	—	751,474	—	—	(462,445)	289,139
Common stock issued upon exercise of warrants	243,901	244	—	—	—	3,415	—	—	—	3,659
October 2005 Private Placement:
Common stock issued	972,718	973	—	—	—	3,172,643	—	—	—	3,173,616
Common stock and Series D preferred (2,714.62 shares) and warrants issued for promissory notes	423,128	423	—	—	2,714,624	3,622,670	—	—	—	6,337,717
Modifications of Series E warrant prices	—	—	—	—	—	3,490,140	(3,476,683)	—	—	13,457
Warrant issued for services	—	—	—	—	—	7,189	—	—	—	7,189
Share issuance expenses	—	—	—	—	—	(14,234)	—	—	—	(14,234)
Net loss	—	—	—	—	—	—	(30,374,411)	—	—	(30,374,411)

Balance at December 31, 2005 (carried forward)	3,406,997	$3,407	—	—	$15,911,331	$109,823,583	$(156,411,721)	$(177,645)	$(462,445)	$(31,313,490)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

							Deficit accumulated during the development stage
										Total shareholders’ equity (deficit)
	Common Stock		Preferred Stock			Additional paid-in capital
								Treasury stock	Deferred compensation
	Shares	Amount	Series B	Series C	Series D

Balance at December 31, 2005 (brought forward)	3,406,997	$3,407	—	—	$15,911,331	$109,823,583	$(156,411,721)	$(177,645)	$(462,445)	$(31,313,490)
Exercise of Series E warrants	10,576	11	—	—	—	148	—	—	—	159
Warrant issued for vendor settlement	—	—	—	—	—	54,982	—	—	—	54,982
Common stock and warrant issued for production suite Charges	147,347	—	—	—	—	67,505	—	—	—	67,505
Share-based compensation	—	—	—	—	—	13,024	—	—	—	13,024
Amortization of deferred compensation	—	—	—	—	—	—	—	—	96,895	96,895
Net loss	—	—	—	—	—	—	(4,793,894)	—	—	(4,793,894)

Balance at March 31, 2006	3,564,920	$3,418	—	—	$15,911,331	$109,959,242	$(161,205,615)	$(177,645)	$(365,550)	$(35,874,819)

The accompanying notes are an integral part of these statements.

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			Cumulative from March 12, 1991 (inception) to March 31, 2006
	Three months ended March 31,

	2006	2005

Cash flows from operating activities
Net loss	$(4,793,894)	$(14,902,281)	$(147,199,384)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	51,742	84,814	5,618,589
Allowance for doubtful accounts	—	—	5,374
Unrealized loss on marketable securities	—	—	11,404
Realized loss on marketable securities	—	—	5,250
Gain on sale of property and equipment	—	—	(58,642)
Loss on settlement of promissory note	—	10,328,199	13,081,453
Cost to terminate lease on New Jersey facility	—	—	836,032
Amortization of deferred compensation	96,895	68,360	3,721,265
Non-cash interest	3,030	3,029	1,986,253
Non-cash imputed interest	1,975,000	1,521,890	24,897,150
Non-cash production suite charges	590,585	—	826,085
Share-based compensation	13,024	—	13,024
Gain on loan adjustment	—	—	(236,000)
Gain on vendor settlement	(11,710)	—	(11,710)
Loss on extinguishment of debt and series A preferred stock	—	—	1,004,027
Purchase of marketable securities	—	—	(19,075,122)
Sales of marketable securities	—	—	19,130,920
Other	—	—	20,646
Changes in operating assets and liabilities
Prepaid and other current assets	(212,243)	(160,029)	(273,334)
Accounts payable and accrued liabilities	1,037,036	(912,663)	6,084,399

Net cash used in operating activities	(1,250,535)	(3,968,681)	(89,612,321)

Cash flows from investing activities
Purchases of property and equipment	(1,799)	(39,056)	(4,615,676)
Proceeds from sale of property and equipment	—	—	145,926
Payments for patent applications	(13,591)	(15,876)	(1,083,464)
Organization costs	—	—	(10,238)
Deposits	—	—	(790,273)
Purchases of marketable securities	—	—	(594,986)
Sale of marketable securities	—	—	522,532

Net cash used in investing activities	(15,390)	(54,932)	(6,426,179)

Cash flows from financing activities
Proceeds from issuance of notes payable	445,000	—	14,093,126
Proceeds from issuance of common stock	—	5,004,741	61,701,458
Proceeds from exercise of warrants	159	—	1,362,822
Proceeds from insurance premium financing	220,500	220,000	720,500
Share issuance expenses and other financing costs	—	—	(5,384,247)
Purchase of treasury stock	—	—	(177,645)
Proceeds from issuance of loan payable	—	—	1,446,229
Proceeds from obligations under revenue interest assignment	—	—	10,000,000
Proceeds from issuance of convertible debentures	—	—	5,908,000
Proceeds from issuance of preferred stock-
Series A	—	—	1,200,000
Series B	—	—	3,070,000
Series C	—	—	5,690,000
Advances received	—	—	130,000
Repayment of capital lease obligations	(4,397)	(23,578)	(589,191)
Repayment of loan payable	—	(49,333)	(1,239,161)
Repayment of obligations under revenue interest assignment	—	—	(11,414)
Repayment of insurance premium financing payable	(63,247)	(23,861)	(563,247)
Repayment of promissory notes	—	(127,911)	(795,751)
Repayment of notes payable	—	—	(515,500)

Net cash provided by financing activities	598,015	5,000,058	96,045,979

Net Increase (Decrease) In Cash And Cash Equivalents	(667,910)	976,445	7,479
CASH AND CASH EQUIVALENTS
Beginning of period	675,389	227,370	—

End of period	$7,479	$1,203,815	$7,479

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)

			Cumulative from March 12, 1991 (inception) to March 31, 2006
	Three months ended March 31,

	2006	2005

Supplemental disclosures of cash flow information:
Noncash investing and financing activities
Assets acquired under capital leases	$—	$—	$628,523
Deferred offering costs included in accrued professional fees	—	—	314,697
Financing costs – other long-term obligations	—	—	59,500
Forgiveness of rent payable	—	—	40,740
Share issuance expenses – warrants	—	—	255,000
Deferred compensation	—	660,814	751,584
Dividends on series B preferred stock paid in common shares	—	—	2,099,011
Dividends on series C preferred stock paid in common shares	—	(17,891)	576,013
Accretion of discount on preferred stock and warrants	—	2,125,974	10,994,657
Series B preferred stock converted to common stock	—	270,859	270,859
Series C preferred stock exchanged for common stock	—	3,529,289	3,529,289
Issuance of series D preferred stock in lieu of common stock	—	9,629,055	12,343,678
Share issuance expenses for series B preferred stock incurred through issuance of warrants	—	—	391,307
Share issuance expenses for series C preferred stock incurred through issuance of warrants	—	—	272,386
Share issuance of series D preferred stock in exchange for series B preferred stock	—	—	2,628,602
Equipment transferred in satisfaction of deposit	—	—	100,000
Discount on promissory notes	—	—	1,033,202
Discount on advances payable	—	—	—
Accounts payable converted to promissory notes	—	—	837,468
Advances converted to promissory notes	—	—	130,000
Accrued deferred financing costs	—	—	—
Warrant issued in connection with lease	—	—	18,500
Warrant issued in connection with liability settlement	54,982	—	54,982
Promissory notes forgiven for warrant participation	—	—	100,000
Promissory notes repaid with common stock	—	9,626,626	13,112,626
Promissory notes interest due repaid with common stock	—	674,587	658,776
Conversion of series C preferred stock into common stock	—	—	137,645
Contribution of capital of amount due to founder	—	—	398,967

Cash paid for interest	$2,072	$24,610	$862,698

Cash paid for income taxes	$—	$—	$203,411

See accompanying notes to condensed unaudited financial statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - FINANCIAL STATEMENTS

The condensed consolidated balance sheet as of March 31, 2006, and the condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2006 and 2005, and for the period from March 12, 1991 (inception) to March 31, 2006, and condensed consolidated statements of shareholders’ equity (deficit) for the period from March 12, 1991 (inception) to March 31, 2006, have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2006, results of operations and cash flows for the three-month periods ended March 31, 2006 and 2005, and from March 12, 1991 (inception) through March 31, 2006, and statements of shareholders’ equity (deficit) for the period from March 12, 1991 (inception) to March 31, 2006, have been made. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto in the Company’s December 31, 2005 annual report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for the three-month period ended March 31, 2006, are not necessarily indicative of the operating results for the full year or any other interim period.

NOTE 2 - FORMATION OF THE COMPANY AND BASIS OF PRESENTATION

Formation of the Company

Ortec International, Inc. (“Ortec” or the “Company”) was incorporated in March 1991 as a Delaware corporation to secure and provide funds for the further development of the technology developed by Dr. Mark Eisenberg of Sydney, Australia, to replicate in the laboratory, a tissue engineered skin substitute for use in skin regeneration procedures (the “Technology”). Pursuant to a license agreement dated September 7, 1991, Dr. Eisenberg had granted Ortec a license for a term of ten years, with automatic renewals by Ortec for two additional ten-year periods, to commercially use and exploit the Technology for the development of products. In April 1998, Dr. Eisenberg assigned his patent for the Technology to Ortec.

Basis of Presentation

We are a development stage enterprise which had no operating revenue prior to December 2001. During 2001, we received Food and Drug Administration approval for the use of the fresh form of our ORCEL product for the treatment of patients with recessive dystrophic epidermolysis bullosa and for donor sites in burn patients. We began marketing and selling our product for use on patients with one of these indications using a contract sales organization. Our sales and marketing efforts were active only for a brief period and accordingly our revenues were not significant. We terminated our sales efforts and elected to focus our attention on completing development of a cryopreserved form of our product for treatment of chronic wounds affecting larger populations. As a result, we completed a clinical trial during 2003 for the use of the cryopreserved form of ORCEL to treat venous stasis ulcers and filed an application for pre-market approval (PMA) with the FDA in February 2004. In a letter dated April 25, 2005, although the FDA concluded that cryopreserved ORCEL showed promise for the effective treatment of venous stasis ulcers, the FDA determined that additional data would be necessary to confirm cryopreserved ORCEL’s effectiveness and safety treating venous stasis ulcers. The clinical data from the pivotal trial of 136 patients submitted to the FDA showed that in 60 patients who had typical venous ulcers (defined as those ulcers with partial or full-thickness ulcers in which the wound base is visible and the ulcer extends through the dermis but not into the subcutaneous tissue to fascia, muscle or bone), 59% of the ORCEL treated patients achieved wound closure versus 36% of the patients who received the standard of care treatment. The FDA agreed that data of these 60 patients would be combined with that of the 60 patients to be enrolled in a confirmatory clinical trial and the combined results will be analyzed using Bayesian statistics. We obtained FDA approval for our confirmatory trial protocol in mid July 2005 and began the confirmatory trial in mid August 2005. We completed enrollment for this clinical trial in April 2006. Our plan of operation for the next twelve months is to complete such clinical trial and continue to work towards obtaining regulatory clearance for commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. In the interim, we are working with Cambrex Bio Science Walkersville, Inc., a subsidiary of Cambrex Corporation (Cambrex) to limit expenditures under our manufacturing agreement primarily to those which are essential for conducting the trial. Together, we are working on process improvements that we expect will drive down the cost of producing ORCEL as we plan for the potential commercialization of our product. In February 2006, Cambrex assisted us financially by agreeing to accept our common stock and warrants in exchange for approximately $800,000 of production suite charges to be incurred during the first half of 2006. See Note 8.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The accompanying financial statements have been prepared assuming that we will continue as a going concern. We incurred a net loss applicable to common shareholders of $4.8 million during the three months ended March 31, 2006, and, as of that date, our current liabilities exceeded our current assets by $36.2 million, our total liabilities exceeded our total assets by $35.4 million and we have a deficit accumulated in the development stage of $161.2 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

In the first quarter of 2006, we received an aggregate of $445,000 in short-term bridge loans: $195,000 was from two of our executive officers repayable without interest and $250,000 was a convertible note from an outside investor. In early April 2006 we received an additional $45,000 bridge loan from another of our executive officers and a $200,000 bridge note from an outside investor. In mid April 2006, we completed a convertible preferred stock offering in which we raised gross proceeds of approximately $6.2 million. Out of these proceeds we repaid all of the executive officer loans without interest, repaid the $200,000 bridge note, and converted the $250,000 loan into the preferred stock offering.

We expect to incur obligations of approximately $875,000 per month primarily for personnel and rent, insurance, fees to Cambrex for a production suite and technology transfer activities, various research and development activities, and payment of past due obligations. We will require substantial funding to enable us to continue our research and development activities, pay a portion of our past due obligations, complete the additional clinical trial necessary to obtain PMA for our ORCEL to treat venous stasis ulcers, and provide for our general and corporate working capital requirements for 2006.

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to insure continued receipt of needed supplies, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue our equity securities in satisfaction of certain obligations.

We hope to obtain additional funds through the sale of our securities to the public and through private placements, debt financing or other short-term loans. We may not be able to secure any financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Cambrex for manufacturing and sales of our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements and

•	the cost and effectiveness of commercialization activities and arrangements.

We believe that our cash and cash equivalents on hand at March 31, 2006, $7,479, as well as funds received in the April 2006 private placement of our equity securities, and the additional funds we will need to raise in 2006, may enable us to continue our operations for the next twelve months. There can be no assurances that we can raise additional funds.

These financial statements have been prepared assuming that we will continue as a going concern. Successful future operations depend upon the successful development and marketing of our ORCEL product. Historically we have funded our operating losses by periodically raising additional sources of capital. If additional funding is not available to us when needed, we may not be able to continue operations. No adjustments have been made to the accompanying financials as a result of this uncertainty.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Reclassifications

Certain reclassifications have been made to the 2005 amounts to conform to the 2006 presentation.

Common Stock Reverse Split

On July 24, 2006, we effected a reverse stock split of our common shares outstanding, whereby every stockholder, warrant and option holder, was granted one new common share for every fifteen previously outstanding common shares (or its equivalent). All share and per share data have been adjusted to give effect to the reverse stock split. The par value of the common shares remained unchanged at $.001 per share. The exercise prices of all warrants and options outstanding were adjusted as a result of this reverse split. The conversion rates of the preferred stock outstanding were also adjusted.

NOTE 3 – RECENT PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 was effective for us on January 1, 2006. The adoption of SFAS 151 did not have a material impact on our consolidated financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154) which replaces APB No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes a retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 was effective for us on January 1, 2006. The adoption of SFAS 154 did not have a material impact on our consolidated financial position and results of operations.

NOTE 4 – SHARE BASED COMPENSATION

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)). We adopted SFAS 123(R) using the modified prospective method of adoption, and accordingly, financial statement amounts for prior periods presented have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options. Compensation expense was recognized during the quarter ended March 31, 2006, for all share-based option awards granted after January 1, 2006, based on the grant date fair value in accordance with the provisions of SFAS 123(R). The effect of the adoption in the first quarter of 2006 was an additional expense of $13,204 related to stock options.

The fair value of stock options granted during the quarter ended March 31, 2006 was estimated at $1.80, using the Black-Scholes option-pricing model. This model used the following assumptions:

Dividend yield	0.00%
Volatility	86.00%
Risk-free rate of return	4.41- 4.63%
Expected life	5 years

The fair value of each of our stock option awards is expensed on a straight-line basis over the vesting period of the options, which is generally four years. Expected volatility is based on the historical volatility of our stock with reasonable assumptions regarding projected future events. The risk-free rate of interest for periods within the contractual life of the stock option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. We use historical data to estimate forfeitures within its valuation model. The expected life of our stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

Under the recognition and measurement principles of APB 25, we estimated the fair value of stock options granted during the quarter ended March 31, 2005, to be $10.95 using the Black-Scholes option-pricing model. The assumptions used in the model were a dividend yield of 0.00%, volatility of 82%, risk-free rate of return of 3.87% and expected life of 7 years. The following table illustrates the effect on net loss applicable to common shareholders and loss per share had we applied the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” for the quarter ended March 31, 2005:

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Net loss applicable to common shareholders, as reported	$(17,010,364)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,813)

Pro forma net loss	$(17,012,177)

Basic and diluted loss per share:
As reported	$(11.44)
Pro forma	$(11.44)

Changes in options outstanding under the plans were as follows:

		-
	Shares subject to option	Weighted- average exercise price	Aggregate intrinsic value	Weighted- average remaining life

December 31, 2005	544,546	$21.15
Granted	9733	3.15
Cancelled	(213)	25.65

Outstanding March 31, 2006	554,066	$20.85	$332,542	6.0

Exercisable March 31, 2006	539,911	$20.55	$319,162	5.8

515,576 of the above outstanding stock options were granted outside of our employee stock option plan.

The following table summarizes information concerning currently outstanding and exercisable options:

			Options outstanding			Options exercisable

Range of exercise price			Number outstanding at 03/31/06	Weighted- average remaining life	Weighted- average exercise price	Number exercisable at 03/31/06	Weighted- average exercise price

$3.00	-	$14.85	437,916	6.5	$3.75	427,991	$3.75
27.00	-	33.75	57,617	4.0	28.50	53,534	26.40
45.00	-	131.25	52,912	3.7	54.75	52,770	54.60
523.50	-	907.50	3,522	2.5	756.45	3,518	755.70
930.00	-	1,500.00	2,098	1.4	1,260.45	2,098	1,260.45

$3.00	-	$1,500.00	554,065	6.0	$20.85	539,911	$20.55

In April 1996, the Board of Directors and stockholders approved the adoption of a stock option plan (the “Plan”). The Plan provided for the grant of options to purchase up to 2,333 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants, and advisors. The Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. Some of the options generally vest ratably over a four-year period, while others vest immediately. The options generally expire after seven years.

In August 1998, the stockholders and Board of Directors ratified and approved an amended and restated 1996 Stock Option Plan increasing the maximum number of shares of our common stock for which stock options may be granted from 2,333 to 10,333 shares. In August 2000, the stockholders and Board of Directors ratified and approved the second amendment to our Amended and Restated 1996 Stock Option Plan increasing the number of shares of our common stock for which options have been or could be granted under the Plan from 10,333 to 20,000 shares.

In February 2003, the stockholders and Board of Directors ratified and approved an amended and restated Stock Option Plan, increasing the maximum number of shares of our common stock for which stock options may be granted from 20,000 to 30,000 shares. As of March 31, 2006 no options were available for grant under the Plan.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In July 2005, the Board of Directors and stockholders approved the adoption of the 2005 Stock Option Plan (the “2005 Plan”). The 2005 Plan provides for the grant of options to purchase up to 66,667 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants, and advisors. The 2005 Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. As of March 31, 2006, 58,177 options were available for grant under the 2005 Plan.

Our Board of Directors or its Stock Option Committee has determined the exercise price for all stock options awarded.

Share-based compensation expense is included in personnel expense.

NOTE 5 - NET LOSS PER SHARE

As of March 31, 2006, an aggregate of 2,491,344 outstanding warrants and options and an aggregate of 1,672,538 shares of common stock issuable upon the conversion of our Series D preferred stock outstanding were excluded from the weighted average share calculations, as the effect was antidilutive. Basic and diluted loss per share for the quarter ended March 31, 2006 includes warrants to purchase 940,491 shares of common stock, exercisable at $.015 per share reflected as outstanding from the date of grant. The weighted average share calculations include those common shares subject to registration rights and potential liquidated damages classified on the balance sheet as temporary equity.

As of March 31, 2005, an aggregate of 1,837,771 outstanding warrants and options and an aggregate of 948,638 shares of common stock issuable upon the conversion of Series D preferred stock outstanding were excluded from the weighted average share calculations, as the effect was antidilutive.

NOTE 6 - WARRANTS

The following represents warrant activity during the three months ended March 31, 2006:

Balance at December 31, 2005	2,796,609
Granted	92,673
Exercised	(10,576)
Expired or cancelled	(937)

Balance at March 31, 2006	2,877,769

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at March 31, 2006:

Accounts payable	$2,964,257
Accrued professional fees	557,623
Due to officers	498,219
Accrued expenses	178,565
Accrued compensation	50,525
Bank overdraft	30,478
Deferred income	50,000

$4,329,667

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 – FINANCING TRANSACTIONS

Modification of Registration Rights Agreement: In October 2005 we closed a private placement in which we sold our common stock and Series F warrants to a group of accredited investors. In connection with such sales we entered into an agreement with such investors whereby we undertook to register all of the shares of our common stock they purchased, and the shares of our common stock issuable upon exercise of our Series F warrants they acquired, in that private placement. We agreed that if we did not file that registration statement by January 6, 2006, or have that registration statement declared effective by March 14, 2006, we would pay liquidated damages to the purchasers. Our agreement with those purchasers provided that the holders of a majority of the shares of our common stock we were required to register pursuant to that agreement (the “majority holders”) could modify and/or waive our obligations under that agreement and such modification and/or waiver would be binding on all the purchasers in that private placement. On January 30, 2006 the majority holders (i) waived our obligation to pay any liquidated damages for our failure to file the registration statement by January 6, 2006; (ii) extended to June 7, 2006 the time by which the registration statement had to be declared effective before we had to pay any liquidated damages and (iii) permitted us to include in such registration statement shares of our common stock we may issue, or that will be issuable, in (x) a transaction in which we acquire by merger another biotechnology company and/or (y) a new private placement of our securities in which we raise up to $10,000,000. Such modification and waiver enabled us to pursue such acquisition and private placement without incurring those liquidated damages expenses.

Availability of Authorized Shares: On January 30 and 31, 2006, North Sound Capital, LLC (North Sound) and SDS Capital Group SPC, Ltd. (SDS) entered into agreements with us whereby they agreed not to convert any of the aggregate of 6,272.0156 shares of our Series D Convertible Preferred Stock owned by them, nor exercise any of our Series F warrants held by them, until such time that we are able to obtain approval from our stockholders to amend our certificate of incorporation to increase the number of shares of our common stock we are authorized to issue, or take such other corporate action, which will enable us to have sufficient number of shares of our common stock which we are authorized to issue, to issue in a private placement of our securities and in the acquisition of a biotechnology company. See Note 10 for a description of those transactions. These agreements provided us with the ability to use the approximately 2,200,000 shares which North Sound and SDS have agreed not to acquire, together with our available authorized shares, in such private placement and acquisition transactions. We agreed that after the completion of the proposed private placement and/or acquisition we would proceed promptly to file a proxy statement for a meeting of our stockholders at which we expect to increase the number of shares of our common stock we are authorized to issue, or take such other corporate action, to have available for issuance enough shares of our common stock upon conversion of North Sound’s and SDS’s Series D Convertible Preferred Stock and upon exercise of their warrants. We filed that proxy statement on May 2, 2006.

Reduction of Liquidation Preference: All 6,272.0156 outstanding shares of our Series D Convertible Preferred Stock are owned by North Sound and SDS. On January 30 and 31, 2006 North Sound and SDS entered into agreements with us agreeing to exchange all of their shares of our Series D Convertible Preferred Stock into an equal number of shares of our new Series D-1 Convertible Preferred Stock. The only difference between our Series D Preferred shares and our Series D-1 Preferred shares is that the liquidation preference of the Series D Preferred shares is $10,000 per share and that of the Series D-1 Preferred shares is $10 per share. Each Series D-1 Preferred share will be convertible (as is each Series D Preferred share) into 266.667 shares of our common stock. As of May 15, 2006 we had not yet exchanged the Series D Preferred shares for Series D-1 Preferred shares.

We have no material relationship with any of the persons who signed the modification and waiver agreements referred to above.

Cambrex Suite Deal II: On February 13, 2006 we entered into an agreement with our manufacturing and marketing partner, Cambrex, whereby for the six-month period January 1 to June 30, 2006 the $132,612 monthly charges we incur for rental of a production suite used to produce ORCEL at their Maryland facility, Cambrex has agreed to accept 49,116 shares of our common stock monthly in lieu of cash payment. Accordingly, we issued 147,347 shares for three months of suite fees during the first quarter of 2006. The shares were valued at $523,080 using the closing market price of our common stock at the end of each monthly performance period. We also issued to Cambrex a three-year warrant exercisable July 1, 2006 to purchase 73,674 shares of our common stock at $11.25 per share. The warrant was valued at $67,505 on the date of agreement utilizing a Black Scholes model with the following assumptions: expected life of 3 years, volatility factor of 86%, risk free rate of 4.66%, and no expected dividend yield. The warrant is being amortized over the six-month period of the agreement. Each of these securities carry certain registration rights. The common shares issued to Cambrex were subject to registration rights and potential liquidated damages and have been classified on the balance sheet as temporary equity.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Vendor Settlement: On March 17, 2006, we settled a vendor liability of approximately $102,000 for $35,000 cash payable in seven equal monthly installments and a three-year warrant to purchase 19,000 shares of our common stock at an exercise price of $3.75 per share. The warrant was valued at $54,982 utilizing a Black Scholes model with the following assumptions: expected life of 3 years, volatility factor of 86%, risk free rate of 4.64%, and no expected dividend yield. The warrant has piggyback registration rights for the underlying shares of common stock.

Bridge Financing: In March 2006, we received $445,000 in short-term loans. We received two loans for $130,000 and $65,000, respectively, from two of our executive officers. These loans were non-interest bearing and payable from the proceeds of our future financings. $35,000 was repaid on April 6, 2006 with the balance paid from the proceeds of our April 17th private placement of our equity securities. The third loan for $250,000 bore interest at 8% per annum and was from the investor who had committed to provide us with $1,058,000 by the later of the filing of our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. This $250,000 loan automatically converted into the equity securities we issued in our recent private placement at 1.2 times the note’s principal and accrued interest amount. See Note 10. We will need to measure whether any beneficial conversion feature exists on the date of conversion as a result of this transaction. Additionally we agreed that since the investor provided us with the funds earlier than was required, upon conversion of such $250,000 loan to our equity securities, we would forego such investor’s remaining commitment to provide us with $808,000 of additional financing, and that the earlier repricing (upon commitment) of our warrants held by such investor would not be affected.

NOTE 9 – COMMITMENTS & CONTINGENCIES

Legal Challenge Withdrawn: In January 2006 we were informed that Advanced Tissue Sciences withdrew its appeal against the grant of our European patent for our ORCEL product. We were originally granted the European patent in December 1997 and received notification in November 1998 that it was being challenged by Advanced Tissue Sciences. In March 2002, we announced that we had successfully defended Advanced Tissue Sciences’ opposition filed with the European Patent office and, subsequently, Advanced Tissue Sciences appealed the patent offices’ decision, but is now withdrawing that appeal. Withdrawal of the appeal by Advanced Tissue Sciences concludes this litigation and our European patent remains as originally issued.

Third Amendment of Lease: On March 16, 2006 we agreed to a two-year extension of our lease for our 14,320 square foot New York City laboratory and office facility, effective January 1, 2006. We agreed to a monthly rental of $60,860 or $730,320 per annum. We have the option to renew the lease for an additional two years after 2007 at the rate of $63,843 per month, or $766,120 annually.

Letter of Intent: In December 2005 we executed a non-binding letter of intent to acquire Hapto Biotech (Hapto), a privately-held company focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Fibrin based peptides, (Haptides™). Hapto’s research indicates that FMB’s have the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells. In October 2004, we initiated our relationship with Hapto by forming a joint venture to combine our proprietary collagen biomaterial technology and Hapto’s Haptide™ peptide technology to develop non cellular, biologically active enhanced biomaterials to promote the attraction and attachment of cells for wound healing, reconstructive, cosmetic, tissue regeneration and dental applications. See Note 10.

NOTE 10 - SUBSEQUENT EVENTS

Bridge Financing: On April 3, 2006 we received a non-interest bearing short-term loan of $45,000 from another of our executive officers which was repaid from our April 17th private placement with a $500 transaction fee. On April 5, 2006 we received a $200,000 short-term loan from a third party due April 30, 2006 to be repaid at 110% of principal plus accrued interest at 8% per annum on the original $200,000 principal balance. We issued a three-year warrant to purchase 3,334 shares of our common stock at an exercise price of $7.50 per share to the lender. On April 17, 2006, with the completion of our recent private placement, we converted the $250,000 (see Note 8) short-term loan with its then outstanding loan balance of $301,333 into 301.333 shares of Series E Preferred Stock, and issued a warrant to purchase 100,445 shares of our common stock at an exercise price of $7.50 per share.

Acquisition of Hapto: On April 14, 2006, we closed our acquisition of Hapto. We believe that due to the early stages of the development of Hapto’s technology, that the Hapto assets we acquired do not constitute a business. For such acquisition

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

we issued a total of 2,057,334 shares of our common stock to the Hapto shareholders and granted them warrants to purchase an additional 200,000 of our common shares at $4.50 per share. Based on the market price of our common stock on April 14, 2006, and valuing the warrants using the Black Scholes formula, the value of the shares and warrants we issued to Hapto’s shareholders is approximately $10,100,000. The purchase price will be allocated to in-process research and development costs, and accordingly, expensed immediately. The investment banking firm of Rodman & Renshaw, LLC (R&R) acted as our advisor in this acquisition. R&R received three-year warrants to purchase 266,667 shares of our common stock at $4.50 per share for their advisory services.

Private Placement: On April 17, 2006, we completed a private placement sale for aggregate gross proceeds of $6,176,000 to accredited investors of our 6% Series E Convertible Preferred Stock and warrants to purchase our common stock. The Series E Convertible Preferred Stock is entitled to vote on an “as converted” basis on all matters submitted to a vote by the holders of our common stock. At any time these investors can convert their preferred stock into common stock at a $3.00 conversion price. After we complete a reverse split of our outstanding common stock the investors are obligated to convert their preferred stock on the 21st trading day following such reverse split by dividing the amount they paid for such preferred shares plus dividends at 6% per annum, by the lesser of $3.00, or 90% of the average of the volume weighted average prices for our common stock for the twenty trading days following the effective date of such reverse stock split. We issued five-year warrants to purchase 2,159,111 shares of our common stock at $7.50 per share. The warrants carry full ratchet price reset provisions should we sell our common stock or our other securities convertible into, or exercisable for, our common stock, at an effective price per common share less than the $7.50 exercise price of the warrants. We are obligated to register, under the Securities Act of 1933, all of the shares of our common stock issuable upon conversion of the 6% Series E Convertible Preferred Stock and upon exercise of such warrants. We will pay investors 2% per month for any failure to timely file the registration statement by June 18, 2006 or have it declared effective by August 17, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Ortec International, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of Ortec International, Inc. (a development stage enterprise) as of December 31, 2005 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years ended December 31, 2005 and 2004 and for the period from March 12, 1991 (inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated statements of operations, shareholders’ deficit and cash flows for the period from March 12, 1991 (inception) to December 31, 2003, which reflect product revenue of approximately $.3 million, expenses of approximately $96.9 million, preferred stock dividends and discounts of approximately $6.7 million, cash used in operating activities of $69.9 million, cash used in investing activities of approximately $6.2 million and cash provided by financing activities of $77.4 million. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such period, is based solely on the report of the other auditor.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditor provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ortec International, Inc. at December 31, 2005, and the results of the Company’s operations and cash flows for the years ended December 31, 2005 and 2004and for the period from March 12, 1991 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company incurred a net loss applicable to common shareholders of $36 million during the year ended December 31, 2005, and, as of that date, the Company’s current liabilities exceeded its current assets by $32.2 million, its total liabilities exceeded its total assets by $31.3 million and the Company has a deficit accumulated in the development stage of $156.4 million. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

New York, New York
March 30, 2006, except for Notes 1, 14 and 18 to the consolidated financial statements, as to which the dates are July 24, 2006, April 14 and 17, 2006, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Directors and Shareholders
     Ortec International, Inc.

We have audited the accompanying consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the period from March 12, 1991 (inception) through December 31, 2003 of Ortec International, Inc. and Subsidiary (a development stage enterprise) (the “Company”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Ortec International, Inc. and Subsidiary’s operations, changes in shareholders’ equity (deficit) and cash flows for the period from March 12, 1991 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the 2003 financial statements, the Company incurred a net loss applicable to common shareholders of $21,449,131 during the year ended December 31, 2003, and, as of that date, the Company’s current liabilities exceeded its current assets by $25,360,740, its total liabilities exceeded its total assets by $24,476,407, and the Company has a deficit accumulated in its development stage of $103,307,740. These factors, among others, as discussed in Note 1 to the 2003 financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the 2003 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

New York, New York
March 12, 2004, except for Note 14 to the 2003 financial statements, as to which the date is March 23, 2004

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEET

December 31, 2005

ASSETS

Current assets:
Cash and cash equivalents	$675,389
Prepaid and other current assets	151,973

Total current assets	827,362
Property and equipment, net	198,331
Patent application costs, net	547,335
Deposits and other assets	156,876

Total assets	$1,729,904

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$3,359,323
Capital lease obligation - current	13,405
Current maturities of promissory notes	41,635
Obligation under revenue interest assignment	29,569,000

Total current liabilities	32,983,363
Promissory notes, less current portion	50,082
Capital lease obligation, less current portion	9,949

Total liabilities	33,043,394

COMMITMENTS AND CONTINGENCIES

Shareholders’ deficit:
Preferred stock, $.001 par value; authorized, 1,000,000 shares:
Convertible
Series D, stated value $10,000 per share; authorized 10,000 shares; 6,272 shares issued and outstanding; liquidation preference of $62,720,156 *	15,911,331
Common stock, $.001 par value; authorized, 200,000,000 shares; 3,406,997 shares issued and 3,406,863 outstanding	3,407
Additional paid-in capital	109,823,583
Deficit accumulated during the development stage	(156,411,721)
Treasury stock, 134 shares at cost	(177,645)
Deferred compensation	(462,445)

Total shareholders’ deficit	(31,313,490)

Total liabilities and shareholders’ deficit	$1,729,904

The accompanying notes are an integral part of these statements.

*Corrected amount – See Note 11.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Cumulative From March 12, 1991 (inception) to December 31, 2005

	Year ended December 31,

	2005	2004

Product Revenue	$—	$—	$265,665

Expenses
Product and laboratory costs	3,620,562	3,014,461	30,787,148
Personnel	3,896,068	3,857,052	41,081,555
General and administrative	1,869,106	1,664,294	20,904,457
Rent	474,013	481,782	4,446,307
Consulting	—	13,045	5,702,651
Interest expense	7,316,780	6,745,928	27,098,609
Other (income) expense	116,429	(398,662)	(2,554,218)
Loss on settlement of promissory notes	13,081,453	—	13,081,453
Lease termination costs	—	—	1,119,166
Loss on extinguishments of debt and series A preferred shares	—	—	1,004,027

	30,374,411	15,377,900	142,671,155

Net loss	(30,374,411)	(15,377,900)	(142,405,490)

Preferred stock dividends	(17,891)	643,904	3,011,574
Preferred stock and warrants deemed dividends and discounts	5,602,657	1,123,000	10,994,657

Net loss applicable to common shareholders	$(35,959,177)	$(17,144,804)	$(156,411,721)

Net loss per share

Basic and diluted	$(14.00)	$(45.47)

Weighted average shares outstanding

Basic and diluted	2,568,981	377,027

The accompanying notes are an integral part of these statements.

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

						Additional paid-in capital	Deficit accumulated during the development stage	Treasury stock	Deferred compensation	Total shareholders’ equity (deficit)
	Common Stock		Preferred Stock

	Shares	Amount	Series B	Series C	Series D

March 12, 1991 (inception) to December 31, 1991
Founders	10,358	$10	—	—	—	$860	—	—	—	$870
First private placement ($45.00 per share)	1,450	2	—	—	—	64,998	—	—	—	65,000
The Director ($172.50 and $795.00 per share)	994	1	—	—	—	249,999	—	—	—	250,000
Second private placement ($1413.75 per share)	354		—	—	—	500,000	—	—	—	500,000
Share issuance expense	—	—	—	—	—	(21,118)	—	—	—	(21,118)
Net loss	—	—	—	—	—	—	(281,644)	—	—	(281,644)

Balance at December 31, 1991	13,156	13	—	—	—	794,739	(281,644)	—	—	513,108
Second private placement ($1,413.75 per share)	176		—	—	—	250,006	—	—	—	250,006
Second private placement ($1,413.75 per share)	152		—	—	—	215,467	—	—	—	215,467
Stock purchase agreement with the Director ($1,413.75 per share)	212		—	—	—	299,998	—	—	—	299,998
Share issuance expense	—	—	—	—	—	(35,477)	—	—	—	(35,477)
Net loss	—	—	—	—	—	—	(785,941)	—	—	(785,941)

Balance at December 31, 1992	13,696	13	—	—	—	1,524,733	(1,067,585)	—	—	457,161
Third private placement ($1,500.00 per share)	731	1	—	—	—	1,096,499	—	—	—	1,096,500
Third private placement ($1,500.00 per share)	150		—	—	—	225,000	—	—	—	225,000
Stock purchase agreement with Home Insurance Company ($1,350.00 per share)	741	1	—	—	—	999,998	—	—	—	999,999
Stock purchase agreement with the Director ($1,413.75 per share)	142		—	—	—	200,000	—	—	—	200,000
Shares issued in exchange for commission	4		—	—	—	6,000	—	—	—	6,000
Share issuance expenses	—	—	—	—	—	(230,207)	—	—	—	(230,207)
Net loss	—	—	—	—	—	—	(1,445,624)	—	—	(1,445,624)

Balance at December 31, 1993	15,464	15	—	—	—	3,822,023	(2,513,209)	—	—	1,308,829
Fourth private placement ($1,500.00 per share)	263		—	—	—	397,712	—	—	—	397,712
Stock purchase agreement with Home Insurance Company ($1,500.00 per share)	333	1	—	—	—	499,999	—	—	—	500,000
Share issuance expense	—	—	—	—	—	(8,697)	—	—	—	(8,697)
Net loss	—	—	—	—	—	—	(1,675,087)	—	—	(1,675,087)

Balance at December 31, 1994	16,060	16				4,711,037	(4,188,296)	—	—	522,757
Rent forgiveness	—	—	—	—	—	40,740	—	—	—	40,740
Net loss	—	—	—	—	—	—	(1,022,723)	—	—	(1,022,723)

Balance at December 31, 1995	16,060	16	—	—	—	4,751,777	(5,211,019)	—	—	(459,226)
Initial public offering	8,000	8	—	—	—	5,999,992	—	—	—	6,000,000
Exercise of warrants	226		—	—	—	33,885	—	—	—	33,885
Fifth private placement ($973.50 per share)	6,394	6	—	—	—	6,220,791	—	—	—	6,220,797
Share issuance expenses	—	—	—	—	—	(1,580,690)	—	—	—	(1,580,690)
Stock options issued for services	—	—	—	—	—	152,000	—	—	—	152,000
Net loss	—	—	—	—	—	—	(2,649,768)	—	—	(2,649,768)

Balance at December 31, 1996	30,680	30	—	—	—	15,577,755	(7,860,787)	—	—	7,716,998
Exercise of warrants	7,726	8	—	—	—	10,822,783	—	—	—	10,822,791
Share issuance expenses	—	—	—	—	—	(657,508)	—	—	—	(657,508)
Stock options and warrants issued for services	—	—	—	—	—	660,000	—	—	—	660,000
Net loss	—	—	—	—	—	—	(4,825,663)	—	—	(4,825,663)

Balance at December 31, 1997	38,406	38	—	—	—	26,403,030	(12,686,450)	—	—	13,716,618
Exercise of warrants	1,477	2	—	—	—	1,281,955	—	—	—	1,281,957
Stock options and warrants issued for services	—	—	—	—	—	1,920,111	—	—	—	1,920,111
Sixth private placement	1,333	1	—	—	—	1,788,697	—	—	—	1,788,698
Sixth private placement – warrants issued	—	—	—	—	—	211,302	—	—	—	211,302
Share issuance expenses	—	—	—	—	—	(48,000)	—	—	—	(48,000)
Purchase of 44 shares of treasury stock (at cost)	—	—	—	—	—	—	—	(67,272)	—	(67,272)
Net loss	—	—	—	—	—	—	(8,412,655)		—	(8,412,655)

Balance at December 31, 1998	41,216	41	—	—	—	31,557,095	(21,099,105)	(67,272)	—	10,390,759
Exercise of warrants	94		—	—	—	14,103	—	—	—	14,103
Stock options and warrants issued for services	—	—	—	—	—	64,715	—	—	—	64,715
Seventh private placement ($1,312.50 per share)	2,594	3	—	—	—	3,168,782	—	—	—	3,168,785
Seventh private placement – investor warrants	—	—	—	—	—	236,291	—	—	—	236,291
Seventh private placement – placement agent warrants	—	—	—	—	—	232,000	—	—	—	232,000
Eighth private placement ($825.00 per share)	10,909	11	—	—	—	8,999,991	—	—	—	9,000,002
Share issuance expenses	—	—	—	—	—	(619,908)	—	—	—	(619,908)
Purchase of 61 shares of treasury stock (at cost)	—	—	—	—	—	—	—	(75,518)	—	(75,518)
Net loss	—	—	—	—	—	—	(10,040,509)	—	—	(10,040,509)

Balance at December 31, 1999	54,813	55	—	—	—	43,653,069	(31,139,614)	(142,790)	—	12,370,720
Exercise of options and warrants	1,170	1	—	—	—	327,281	—	—	—	327,282
Stock options and warrants issued for services	—	—	—	—		56,265	—	—	—	56,265
Ninth private placement ($2,250.00 per share)	444		—	—	—	1,000,005	—	—	—	1,000,005
Ninth private placement – placement agent warrants	—	—	—	—	—	23,000	—	—	—	23,000
Tenth private placement ($1,012.50 per share)	8,318	8	—	—	—	8,421,063	—	—	—	8,421,071
Share issuance expenses	—	—	—	—	—	(641,500)	—	—	—	(641,500)
Purchase of 29 shares of treasury stock (at cost)	—	—	—	—	—	—	—	(34,855)	—	(34,855)
Net loss	—	—	—	—	—	—	(12,129,663)	—	—	(12,129,663)

Balance at December 31, 2000	64,745	64	—	—	—	52,839,183	(43,269,277)	(177,645)	—	9,392,325
Stock options issued for services	—	—	—	—	—	188,080	—	—	—	188,080
Net loss	—	—	—	—	—	—	(15,885,377)	—	—	(15,885,377)

Balance at December 31, 2001	64,745	64	—	—	—	53,027,263	(59,154,654)	(177,645)	—	(6,304,972)
Exercise of options and warrants	2,381	2	—	—	—	355	—	—	—	357
Stock options and warrants issued for services	—	—	—	—	—	113,060	—	—	—	113,060
Warrants issued with convertible debentures	—	—	—	—	—	440,523	—	—	—	440,523
Warrants issued with convertible redeemable preferred stock	—	—	—	—	—	559,289	—	—	—	559,289
Convertible debenture conversion benefit	—	—	—	—	—	1,042,663	—	—	—	1,042,663
Redeemable convertible preferred stock conversion benefit	—	—	—	—	—	1,097,886	—	—	—	1,097,886
Issuance of series B preferred stock (938shares) ($10,000 per share)	—	—	9,382,742	—	—	—	—	—	—	9,382,742
Warrants issued and exercised with preferred stock	62,552	63	(3,479,043)	—	—	3,486,318	—	—	—	7,338
Shares issuance costs – preferred stock	—	—	(866,612)	—	—	304,615	—	—	—	(561,997)
Preferred stock dividends	25,021	25	—	—		1,125,909	(1,125,934)	—	—	—
Net loss	—	—	—	—	—	—	(21,578,021)	—	—	(21,578,021)

Balance at December 31, 2002 (carried forward)	154,699	154	5,037,087	—	—	61,197,881	(81,858,609)	(177,645)	—	(15,801,132)

ORTEC INTERNATIONAL INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

						Additional paid-in capital	Deficit accumulated during the development stage	Treasury stock	Deferred compensation	Total shareholders’ equity (deficit)
	Common Stock		Preferred Stock

	Shares	Amount	Series B	Series C	Series D

Balance at December 31, 2002 (brought forward)	154,699	154	5,037,087	—	—	61,197,881	(81,858,609)	(177,645)	—	(15,801,132)
Exercise of options and warrants	26,583	27	—	—	—	12,939	—	—	—	12,966
Issuance of preferred stock: series B (200 shares), series C (948 shares)	—	—	2,000,000	5,690,000	—	—	—	—	—	7,690,000
Warrants issued with preferred stock	—	—	(490,567)	(1,225,632)	—	1,716,199	—	—	—	—
Warrants issued for services	—	—	—		—	87,000	—	—	—	87,000
Share issuance costs – preferred stock	—	—	(393,488)	(797,327)	—	359,078	—	—	—	(831,737)
Conversion of series B preferred stock (605 shares) into common stock	161,437	162	(3,253,571)	—	—	3,253,409	—	—	—	—
Conversion of series B preferred stock into series D preferred stock (483 shares)	—	—	(2,628,602)	—	2,628,602	—	—	—	—	—
Preferred stock deemed dividends and discounts	—	—	—	—	—	4,269,000	(4,269,000)	—	—	—
Preferred stock dividends	6,154	6	—	—	—	923,071	(923,077)	—	—	—
Common stock dividend to be distributed on series C preferred stock	—	—	—	—	—	336,550	(336,550)	—	—	—
Common stock to be issued in connection with promissory notes	—	—	—	—	—	287,000	—	—	—	287,000
Adjustment for one for ten reverse stock split	5	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(15,920,504)	—	—	(15,920,504)

Balance at December 31, 2003	348,878	349	270,859	3,667,041	2,628,602	72,442,127	(103,307,740)	(177,645)	—	(24,476,407)
Common stock issued in connection with previously issued notes	10,467	11	—	—	—	(11)	—	—	—	—
Common stock issued in connection with promissory notes	22,122	22	—	—	—	746,180	—	—	—	746,202
Common stock (18,468) and 34.31 shares of series D preferred to be issued in connection with agreements which extended due date of promissory notes	—	—	—	—	—	828,540	—	—	—	828,540
Common stock issued in connection with exercise of warrants	2,164	2	—	—	—	323	—	—	—	325
Conversion of 35.62 shares of series C preferred stock into common stock	7,125	7	—	(137,752)	—	137,745	—	—	—	—
Payment of dividends on 35.62 shares of series C preferred stock in common stock	916	1	—	—	—	30,098	(30,099)	—	—	—
Common stock and series D preferred (233.83 shares) issued in connection with special warrant offer	33,132	33	—	—	939,050	498,936	—	—	—	1,438,019
Common stock dividend to be distributed on series B and series C preferred stock	—	—	—	—	—	613,805	(613,805)	—	—	—
Option issued to director for services	—	—	—	—	—	398,574	—	—	—	398,574
Warrant issued for services	—	—	—	—	—	94,393	—	—	—	94,393
Warrant issued in connection with lease	—	—	—	—	—	18,500	—	—	—	18,500
Share issuance expenses	—	—	—	—	—	(26,600)	—	—	—	(26,600)
Special warrant offer deemed dividends	—	—	—	—	—	1,123,000	(1,123,000)	—	—	—
Net loss	—	—	—	—	—	—	(15,377,900)	—	—	(15,377,900)

Balance at December 31, 2004	424,804	425	270,859	3,529,289	3,567,652	76,905,610	(120,452,544)	(177,645)	—	(36,356,354)
Common stock and series D preferred (34.31 shares) issued in connection with agreements which extended due date of promissory notes	18,468	18	—	—	274,500	(274,518)	—	—	—	—
January 2005 Private Placement:
Common stock issued in connection with private placement	432,264	432	—	—	—	4,775,668	—	—	—	4,776,100
Common stock and series D preferred (1,720.16 shares) issued in connection with promissory note conversion	530,208	530	—	—	5,733,853	14,895,029	—	—	—	20,629,412
Common stock and series D preferred (1,086.21 shares) issued in connection with Series C preferred exchange	218,912	219	—	(3,529,289)	3,620,702	2,014,835	(2,106,467)	—	—	—
Common stock issued in connection with exercise of additional investment right from private placement	10,217	10	—	—	—	114,937	—	—	—	114,947
Common stock issued in connection with February 2005 private placement	8,000	8	—	—	—	86,265	—	—	—	86,273
Common stock issued in connection with exchange for series B preferred stock	14,710	15	(270,859)	—	—	272,460	(1,616)	—	—	—
Common stock issued to officers	109,667	110	—	—	—	751,474	—	—	(462,445)	289,139
Common stock issued upon exercise of warrants	243,901	244	—	—	—	3,415	—	—	—	3,659
October 2005 Private Placement:
Common stock issued	972,718	973	—	—	—	3,172,643	—	—	—	3,173,616
Common stock and Series D preferred (2,714.62 shares) and warrants issued for promissory notes	423,128	423	—	—	2,714,624	3,622,670	—	—	—	6,337,717
Modifications of Series E warrant prices	—	—	—	—	—	3,490,140	(3,476,683)	—	—	13,457
Warrant issued for services	—	—	—	—	—	7,189	—	—	—	7,189
Share issuance expenses	—	—	—	—	—	(14,234)	—	—	—	(14,234)
Net loss	—	—	—	—	—	—	(30,374,411)	—	—	(30,374,411)

Balance at December 31, 2005	3,406,997	$3,407	—	—	$15,911,331	$109,823,583	$(156,411,721)	$(177,645)	$(462,445)	$(31,313,490)

The accompanying notes are an integral part of these statements.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Cumulative from March 12, 1991 (inception) to December 31, 2005

	Year ended December 31,

	2005	2004

Cash flows from operating activities
Net loss	$(30,374,411)	$(15,377,900)	$(142,405,490)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	291,975	466,966	5,566,847
Allowance for doubtful accounts	—	—	5,374
Unrealized loss on marketable securities	—	—	11,404
Realized loss on marketable securities	—	—	5,250
(Gain) / loss on sale of property and equipment	—	(26,802)	(58,642)
Loss on settlement of promissory notes	13,081,453	—	13,081,453
Cost to terminate lease on New Jersey facility	—	—	836,032
Non-cash stock compensation	289,139	94,000	3,624,370
Non cash interest	126,391	1,856,832	1,983,223
Non-cash imputed interest	6,830,890	4,184,254	22,922,150
Non-cash production suite charges	235,500	—	235,500
Gain on loan adjustment	—	(236,000)	(236,000)
Loss on extinguishments of debt & series A preferred stock	—	—	1,004,027
Purchase of marketable securities	—	—	(19,075,122)
Sales of marketable securities	—	—	19,130,920
Other	20,646	—	20,646
Change in operating assets and liabilities
Other current assets and other assets	(23,036)	(96,665)	(61,090)
Accounts payable and accrued liabilities	(1,129,595)	1,298,208	5,047,362

Net cash used in operating activities	(10,651,048)	(7,837,107)	(88,361,786)

Cash flow from investing activities
Purchases of property and equipment	(66,535)	(81,622)	(4,613,877)
Proceeds from sale of property and equipment	—	14,025	145,926
Payments for patent applications	(49,167)	(48,975)	(1,069,873)
Organization costs	—	—	(10,238)
(Security deposit) Security deposits refunded	16,000	—	(790,273)
Purchases of marketable securities	—	—	(594,986)
Sale of marketable securities	—	—	522,532

Net cash used in investing activities	(99,702)	(116,572)	(6,410,789)

Cash flows from financing activities
Proceeds from issuance of notes payable	3,486,000	6,506,626	13,648,126
Proceeds from issuance of common stock	8,150,936	—	61,701,458
Proceeds from exercise of warrants	3,659	1,338,344	1,362,663
Proceeds from insurance premium financing	220,000	280,000	500,000
Share issuance expenses and other financing costs	(14,234)	(26,600)	(5,384,247)
Purchase of treasury stock	—	—	(177,645)
Proceeds from issuance of loan payable	—	—	1,446,229
Proceeds from obligation under revenue interest assignment	—	—	10,000,000
Proceeds from issuance of convertible debentures	—	—	5,908,000
Proceeds from issuance of preferred stock -
Series A	—	—	1,200,000
Series B	—	—	3,070,000
Series C	—	—	5,690,000
Advances received	—	—	130,000
Repayment of insurance premium financing	(220,000)	(280,000)	(500,000)
Repayment of capital lease obligations	(66,065)	(154,079)	(584,794)
Repayment of loan payable	(203,462)	(173,943)	(1,239,161)
Repayment of obligation under revenue interest assignment	—	—	(11,414)
Repayment of notes payable	—	—	(515,500)
Repayment of promissory notes	(158,065)	(637,686)	(795,751)

Net cash provided by financing activities	11,198,769	6,852,662	95,447,964

Net Increase/(Decrease) in Cash And Cash Equivalents	448,019	(1,101,017)	675,389
CASH AND CASH EQUIVALENTS:
Beginning of year	227,370	1,328,387	—

End of year	$675,389	$227,370	$675,389

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

			Cumulative From March 12, 1991 (inception) to December 31, 2005

	Year ended December 31,

	2005	2004

Supplemental disclosures of cash flow information:
Non-cash financing and investing activities
Capital lease obligations	$7,717	$52,462	$628,523
Deferred offering costs included in accrued professional fees	—	—	314,697
Financings costs - other long-term obligations	—	—	59,500
Forgiveness of rent payable	—	—	40,740
Share issuance expenses – warrants	—	—	255,000
Deferred compensation	751,584	—	751,584
Dividends on preferred stock paid in common shares -
Series B	—	50,000	2,099,011
Series C	(17,891)	593,904	576,013
Accretion of discount on preferred stock and warrants	5,602,657	1,123,000	10,994,657
Series B preferred stock converted to common stock	270,859	—	270,659
Series C preferred stock exchanged for common stock	3,529,289	—	3,529,289
Issuance of Series D preferred stock in lieu of common stock	12,343,679	—	12,343,679
Share issuance expenses for preferred stock incurred through issuance of warrants -
Series B	—	—	391,307
Series C	—	—	272,386
Share issuance of series D preferred stock in exchange from series B preferred stock	—	—	2,628,602
Promissory notes repaid with common stock	13,112,626	—	13,112,626
Promissory note interest paid in common stock	658,776	—	658,776
Promissory notes forgiven for warrant participation	—	100,000	100,000
Warrant issued in connection with lease	—	18,500	18,500
Conversion of series C preferred stock into common stock	—	137,645	137,645
Contribution of capital of amount due to founder	—	398,967	398,967
Equipment transferred in satisfaction of deposit	—	25,000	100,000
Discount on promissory notes	—	746,202	1,033,202
Accounts payable converted to promissory notes	—	837,468	837,468
Advances converted to promissory notes	—	130,000	130,000

Cash paid for interest	$142,770	$69,975	$860,626

Cash paid for income taxes	$—	$2,835	$203,411

The accompanying notes are an integral part of these statement.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - FORMATION OF THE COMPANY AND BASIS OF PRESENTATION

Formation of the Company

Ortec International, Inc. (“Ortec” or the “Company”) was incorporated in March 1991 as a Delaware corporation to secure and provide funds for the further development of the technology developed by Dr. Mark Eisenberg of Sydney, Australia, to replicate in the laboratory, a tissue engineered skin substitute for use in skin regeneration procedures (the “Technology”). Pursuant to a license agreement dated September 7, 1991, Dr. Eisenberg had granted us a license for a term of ten years, with automatic renewals by us for two additional ten-year periods, to commercially use and exploit the Technology for the development of products. In April 1998, Dr. Eisenberg assigned his patent for the Technology to us.

The Skin Group, Ltd. (the “Skin Group”) also was formed as a Delaware corporation in March 1991, to raise funds for the development of the Technology. On July 27, 1992, the Skin Group was merged with and into Ortec. Owners of Skin Group shares were given 12.5508 of an Ortec share for each Skin Group share. The merger was accounted for as if it were a pooling of interests and, accordingly, the accompanying financial statements include the accounts of the Skin Group for all periods presented.

Basis of Presentation

We are a development stage enterprise which had no operating revenue prior to December 2001. During 2001, we received Food and Drug Administration (FDA) approval for the use of the fresh form of OrCel ® (ORCEL) for the treatment of patients with recessive dystrophic epidermolysis bullosa and for donor sites in burn patients. We then began marketing and selling our product for use on patients with those medical conditions. Revenues were not significant. We terminated our selling efforts and elected to focus our efforts on developing a cryopreserved form of our product for treating medical conditions with considerably larger patient populations. Venous stasis ulcers is a medical condition with a larger patient population. We completed a clinical trial during 2003 for the use of a cryopreserved form of ORCEL to treat venous stasis ulcers. In February 2004, we filed an application with the FDA for pre-market approval (PMA). On April 25, 2005 the FDA advised us that we had to have additional clinical data from a confirmatory clinical trial to demonstrate reasonable assurance of safety and effectiveness of ORCEL in treating patients with venous stasis ulcers. In late June 2005, the FDA approved our conducting a 60 patient confirmatory clinical trial. We obtained FDA approval for the trial protocol in mid July 2005 and began the confirmatory clinical trial in mid August 2005. Our plan of operation for the next twelve months is to complete such clinical trial and continue to work towards obtaining regulatory clearance for commercial sales of cryopreserved ORCEL to treat venous stasis ulcers. In the interim, we are working with Cambrex Bio Science Walkersville, Inc., a subsidiary of Cambrex Corporation (Cambrex) to limit our expenditures under our manufacturing agreement with Cambrex primarily to those which are essential for conducting the clinical trial.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. We incurred a net loss applicable to common shareholders of $36 million during the year ended December 31, 2005, and, as of that date, our current liabilities exceeded our current assets by $32.2 million, our total liabilities exceeded our total assets by $31.3 million and we have a deficit accumulated in the development stage of $156.4 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

During 2005 we raised gross proceeds of $9.3 million through private placements of our common stock and approximately $3.5 million from a convertible note offering. Additionally we converted $13.1 million of promissory notes and $773,000 of accrued interest into, and all of the outstanding shares of our Series B and C preferred stock were exchanged by the holders for, our common stock.

We expect to incur obligations of approximately $850,000 per month primarily for personnel and rent, insurance, fees to Cambrex for a production suite and technology transfer activities, various research and development activities, and payment of past due obligations. We will require substantial funding to enable us to continue our research and development activities, pay a portion of our past due obligations, complete the additional clinical trial necessary to obtain PMA for our ORCEL to treat venous stasis ulcers, and provide for our general and corporate working capital requirements for 2006.

As of December 31, 2005, payment of approximately $1,354,000 of the approximately $1,980,000 we owed to our trade creditors was past due. We have entered into agreements with creditors to whom we owe an aggregate of $736,000 (as of December 31, 2005) to pay $471,000 in 2006 and $265,000 in 2007.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While we have arranged for payment of some of our obligations over a period of time, and have to make other payments of past due obligations to our current and ongoing suppliers, our ability to make payments we have agreed to pay and to insure continued receipt of needed supplies, and to continue reducing our past due obligations, will depend on our ability to secure needed financing or our ability to issue equity in satisfaction of certain obligations.

We hope to obtain additional funds through the sale of our securities to the public and through private placements, debt financing or other short-term loans. We may not be able to secure any financing nor may we be able to reach the larger patient population markets of persons with venous stasis ulcers and diabetic foot ulcers, with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

Our capital funding requirements depend on numerous factors, including:

•	the progress and magnitude of our research and development programs;

•	the time involved in obtaining regulatory approvals for the commercial sale of our ORCEL product in its cryopreserved form to treat venous stasis ulcers and, later, diabetic foot ulcers;

•	the costs involved in filing and maintaining patent claims;

•	technological advances;

•	competitive and market conditions;

•	the successful implementation of the agreements we have entered into with Cambrex for manufacturing and sales of our ORCEL product;

•	our ability to establish and maintain other collaborative arrangements and

•	the cost and effectiveness of commercialization activities and arrangements.

We believe that our cash and cash equivalents on hand at December 31, 2005, approximately $675,000, as well as the additional funds we will need to raise in 2006, may enable us to continue our operations for the next twelve months. There can be no assurances that we can raise additional funds. See Note 18 regarding funding made subsequent to December 31, 2005.

These financial statements have been prepared assuming that we will continue as a going concern. Successful future operations depend upon the successful development and marketing of our ORCEL product. Historically we have funded our operating losses by periodically raising additional sources of capital. If additional funding is not available to us when needed, we may not be able to continue operations. No adjustments have been made to the accompanying financials as a result of this uncertainty.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

Common Stock Reverse Split

On June 24, 2003, we effected a reverse stock split of our common shares outstanding, whereby every stockholder, warrant and option holder, was granted one new common share or warrant or option to purchase common shares, for every ten outstanding common shares (or its equivalent). The par value of the common shares remained unchanged at $.001 per share. The exercise prices of all warrants and options outstanding were adjusted as a result of this reverse split. The conversion rates of the preferred stock outstanding were also adjusted.

On July 24, 2006, we effected a reverse stock split of our common shares outstanding, whereby every stockholder, warrant and option holder, was granted one new common share for every fifteen previously outstanding common shares (or its equivalent). All share and per share data have been adjusted to give effect to the reverse stock split. The par value of the common shares remained unchanged at $.001 per share. The exercise prices of all warrants and options outstanding were adjusted as a result of this reverse split. The conversion rates of the preferred stock outstanding were also adjusted.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Product revenue is recognized upon shipment of ORCEL when title and risk of loss pass to the customer, which occurs when the end user customer receives the product. Royalties from licensees will be based on third-party sales of licensed products and will be recorded in accordance with contract terms when third-party results are reliably measurable and collectibility is reasonable assured. Fees paid to us upon entering a license agreement are recognized when earned as defined by the terms of the agreement.

In accordance with EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, we review each contract to determine if there are multiple revenue-generating activities that constitute more than one unit of accounting. Revenue is recognized for each unit of accounting based on revenue recognition criteria relevant to that unit. Up-front payments are deferred, if appropriate, and recognized into revenues over the obligation period.

Research and Development Costs

We are in the business of research and development and therefore, all research and development costs, including payments relating to products under development, research, consulting agreements and personnel costs, are expensed when incurred. Research and Development costs aggregated $7,535,532 and $7,139,733, for the years ending 2005 and 2004, respectively. Research and Development costs are comprised of production and laboratory costs, rent, consulting, personnel, and depreciation and amortization expenses.

Depreciation and Amortization

Property and equipment are carried at cost, less any grants received for construction. In 1996, we received a $400,000 grant toward the construction of our new laboratory and office facilities and we received an additional grant of $130,000 in 1998.

Office furniture and equipment and laboratory equipment are depreciated on the straight-line basis over the estimated lives of the assets (5 years). Leasehold improvements are amortized over the shorter of the term of the related lease or the life of the asset.

Intangible Assets

Our intangible assets consist of patent application costs. We amortize these separately identifiable assets over their estimated useful lives. Patent application costs relate to our U.S. patent application and application fees in foreign jurisdictions and consist of legal and other direct fees. The recoverability of the patent application costs is dependent upon, among other matters, obtaining further FDA approvals for the use of the underlying technology.

Impairment of Long-Lived Assets

We review long-lived assets, which consist of fixed assets and patent application costs, for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We have determined, based on estimated future cash flows, that no provision is necessary for the impairment of long-lived assets at December 31, 2005.

Foreign Currency Translation

We conducted some of our research and development at our laboratory in Sidney, Australia. However, because all Australian expenditures were funded from the United States, we determined that the functional currency of our Australian office was the U.S. dollar. Accordingly, current assets and current liabilities are remeasured into the functional currency using current exchange rates and non-current assets and liabilities are remeasured using historical exchange rates. Expense accounts are measured using the average rate in effect for the year. As of December 31, 2002, we terminated all of our research and development activities at our laboratory in Sidney.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for as it is more likely than not that the deferred tax assets will not be realized.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist principally of money market funds. The fair value of cash and cash equivalents approximates the recorded amount because of the short-term maturity of such instruments.

Net Loss Per Share

Net loss per common share is based on the weighted-average number of common shares outstanding during the periods.

Basic net loss per share is computed by dividing the net loss by the weighted-average common shares outstanding for the period. Diluted net loss per share reflects the weighted-average common shares outstanding plus the potential dilutive effect of securities or contracts which are convertible to common shares, such as options, warrants and convertible preferred stock.

Options and warrants to purchase shares of common stock were not included in the computation of diluted net loss per share in each of the years presented because to do so would have been antidilutive for the periods presented.

The amount of options and warrants excluded are as follows:

	Year ended December 31,

	2005	2004

Warrants	2,796,609	65,907

Stock Options – in plan	28,970	28,555

Stock Options – outside of plan	515,576	91,627

Additionally, the effects of conversion of the preferred stock were excluded from the weighted average share calculation, as the effect would be antidilutive. An aggregate of 1,672,538 and 386,999 shares of common stock would be issuable upon conversion of the preferred stock outstanding at December 31, 2005 and December 31, 2004, respectively.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Stock Option Plan

We account for our employee stock options under the recognition and measurement principles of APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related Interpretations. No stock–based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement (SFAS) No.123, “Accounting for Stock-Based Compensation”.

	Year ended December 31,

	2005	2004

Net loss applicable to common shareholders, as reported	$(35,959,177)	$(17,144,804)
Deduct: Total stock-based employee compensation income (expense) determined under fair value based method	(1,143,889)	425,801

Pro forma net loss	$(37,103,066)	$(16,719,003)

Net loss applicable to common shareholders per share:
Basic and Diluted – as reported	$(14.00)	$(45.47)
Basic and Diluted – pro forma	$(14.44)	$(44.34)

We utilized the Black-Scholes option-pricing model to quantify the expense of options and warrants granted to non-employees and the pro forma effects on net loss and net loss per share of the fair value of the options and warrants granted to employees during the years ended December 31, 2005 and 2004. The following weighted average assumptions were made in estimating fair value.

	Years ended December 31,

	2005	2004

Risk-free interest rate	4.2%	3.1%
Expected option life	3.8 years	5 years
Expected volatility	85.9%	80.9%

The weighted average fair value at the date of grant for options granted during the year ended December 31, 2005 and 2004 was $4.95 and $28.80, respectively.

Effect of New Accounting Standards

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. This statement is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”, supersedes APB 25and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123(R) eliminates the ability to account for share-based compensation using the intrinsic value method allowed under APB 25 and will require us to recognize share-based compensation as compensation expense in the statement of operations based on the fair values of such equity on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. This statement will also require us to adopt a fair value-based method for measuring the compensation expense related to share-based compensation. SFAS No. 123(R) must be adopted no later than periods beginning after December 15, 2005 and we will adopt SFAS No. 123(R) on January 1, 2006. We believe the adoption of SFAS No. 123(R) will have a material impact on our results of operations and earnings per share.

3 - CONCENTRATION OF CREDIT RISK

We maintain cash and money market accounts primarily at two financial institutions located in New York City. The FDIC insures cash accounts for amounts up to $100,000. At times, our balances exceed such FDIC limits.

We have not experienced any losses in such accounts.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2005:

Laboratory equipment	$1,769,967
Office furniture and equipment	1,118,481
Leasehold improvements	1,372,097

4,260,545
Accumulated depreciation and amortization	4,062,214

$198,331

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was approximately $203,000 and $385,000, respectively.

As of December 31, 2005 and 2004, included above was $543,000 and $535,000 in equipment purchased under capital leases and $519,000 and $460,000 in accumulated amortization, respectively.

5 - PATENTS

Patent application costs are stated at cost less amortization computed by the straight-line method over the useful life of the patent. As of December 31, 2005, patents, net of accumulated amortization, were as follows:

Patents subject to Amortization	Expiration Date

Composite Culture Skin (CCS)	2/1/2011	$959,857
Manufacturing of Bi-layered Collagen Sponge	12/28/2020	33,037
Cryopreservation Process	12/26/2021	78,759

		1,071,653
Accumulated amortization		524,318

		$547,335

Amortization expense for the years ended December 31, 2005 and 2004, was $89,000 and $82,000, respectively. The estimated annual amortization expense expected, based on current intangible balances, for the years 2006 through 2009 is $93,000 per year.

Our U.S. patent for CCS was issued in 1994. During 2002 and 2003 we were issued two patents by the United States Patent Office. The first patent covers unique manufacturing processes for our tissue-engineered product, ORCEL. These processes specifically relate to the manufacturing of our bi-layered collagen sponge structure and when implemented, can reduce the current manufacturing costs of ORCEL. This patent was issued on December 31, 2002. The second patent covers the freezing process for ORCEL. This process, referred to as cryopreservation, gives our product a minimum shelf life of seven months, as opposed to only a few days when our product is not cryopreserved. This second patent was issued on October 28, 2003.

There can be no assurance that any patent will provide commercial benefits to us. We have determined that no provision for impairment is necessary at December 31, 2005.

We have granted a security interest in our United States and Canadian patents and trademarks relating to ORCEL to collateralize payments we will be required to make to satisfy our obligation under a Revenue Interest Assignment Agreement (see Note 10).

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at December 31, 2005:

Accounts payable	$1,980,425
Accrued compensation	591,082
Accrued professional fees	570,800
Accrued expenses	167,016
Deferred income	50,000

$3,359,323

7 - LEASES

In March 1996, we entered into a five-year lease with Columbia University for our laboratory and offices in Columbia’s Audubon Biomedical Science and Technology Park in New York City. Construction of the laboratory and office facility was completed in July 1996 and became fully operational in November 1996. We utilize our laboratory facilities to produce ORCEL for research and development activities including cell expansion and biomaterial research. On December 18, 2003, we amended the lease agreement with Columbia University, extending the lease term to December 2005. With this amendment, we agreed to pay Columbia $25,588 a month for past due rent commencing on February 1, 2004 and ending on December 31, 2005. In March 2006 we signed the Third Lease Amendment which extended the existing lease until December 31, 2007. See Note 18.

On August 5, 2002, we reached an agreement with the New Jersey Economic Development Authority (NJEDA) to terminate a 2001 lease and to enter into a new lease covering production and office space. Monthly payments under such lease began on January 1, 2003. On June 9, 2003 NJEDA and we executed an agreement to terminate this lease. Based on the terms of this settlement, a termination cost of $978,000 was agreed upon. This termination costs was settled by applying the $623,000 security deposit, plus accrued interest thereon, with the balance of $340,000 paid on June 11, 2003. In 2003, we recorded a lease termination cost of $1,119,166 consisting of the aforementioned $978,000 together with $141,166 of other costs that we incurred in connection with the build-out of the leasehold. We continued to rent space in North Brunswick, New Jersey pursuant to a lease until its expiration on July 31, 2004, at a rent of $2,300 per month.

Future minimum lease payments under a noncancellable operating lease primarily for office and laboratory space and the present value of future minimum lease payments under capital leases as of December 31, 2005 are as follows:

	Leases

	Operating	Capital

Year ending December 31,
2006	$730,320	$23,525
2007	730,320	8,694
2008	—	2,188

Total	$1,460,640	34,407

Less amounts representing interest		11,053

Present value of net minimum capital lease payments		23,354
Less: current portion		13,405

Long-term portion		$9,949

In connection with a lease agreement dated February 27, 2004, we issued a two-year warrant to purchase 937 shares of our common stock at $48.75 per share. We valued the warrant utilizing a Black-Scholes valuation model at $18,500. On November 2, 2004 the Board of Directors approved the issuance of the aforementioned warrant.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8 - NOTES PAYABLE

Promissory notes at December 31, 2005 consists of:

Promissory notes – CUH2A, 4%, due through February 2008	91,717
Current portion	41,635

Noncurrent portion	$50,082

The CUH2A promissory note was a structured payout of a previous vendor obligation. We pay them $3,712 monthly.

Minimum payments to be made under the terms of the promissory notes are as follows:

Year ending December 31,
2006	$44,546
2007	44,546
2008	6,783

95,875
Less amount representing interest	4,158

Net present value of future loan payments	$91,717

On February 2, 2005, we entered into a commercial premium finance agreement with First Insurance Funding Corp. of New York in the amount of $220,000. The financing agreement bore interest at 7.23% and required nine monthly payments of $25,187 beginning March 2005. The financing was utilized to fund the premium payments for our directors and officers insurance policy and has been repaid as of December 31, 2005.

9 - OBLIGATION UNDER REVENUE INTEREST ASSIGNMENTS

On August 29, 2001, as amended February 2003, we entered into a Revenue Interest Assignment Agreement with Paul Royalty Fund L.P. (PRF), which terminates on December 31, 2011. Under such agreement we were eligible to receive $10,000,000 during 2001. We received $6,000,000 during 2001 and the remaining $4,000,000 in January 2002.

In February 2003, PRF and the Company signed an amendment to the agreement, restating and updating certain provisions of the original agreement, including removing requirements for additional funding to be provided by PRF. In connection therewith, PRF purchased 50 shares of our Series B convertible preferred stock investing $500,000, and for which we issued to PRF 4,872 shares of our common stock and granted PRF warrants to purchase an aggregate of 3,334 shares of our common stock, at exercise prices of $225.00 per share for 1,667 shares and at $300.00 per share for the other 1,667 shares. The February 2003 amendments to our agreements with PRF provided, among other things, for (a) the election of one director designated by PRF, (b) the right of one observer (other than such director) selected by PRF to attend and observe all meetings of our Board of Directors and (c) for us to use our best efforts to have independent directors who are acceptable to both us and PRF, including a director designated by PRF, as a majority of our Board of Directors.

In consideration for the $10,000,000, PRF will receive a minimum of 3.33% of the first $100,000,000 of annual sales plus 1.99% of annual sales in excess of $100,000,000 of ORCEL in the United States, Canada and Mexico. Such percentage may be further adjusted upward or downward, based on the volume of net sales to end users of our products in those three countries. Beginning on January 1, 2003, PRF was entitled to receive each year the first proceeds to us from end user sales of our products in North America. The annual amounts that PRF will be able to draw in advance against the end user sales of our products are $7,500,000 in 2005 through 2011. The agreement provides for quarterly and annual accountings between PRF and us for those advance payments. The purpose of these accountings is to reconcile the advances paid against the actual amount we are required to pay computed on the basis of the aforementioned percentages of sales volume. Based on this reconciliation of the actual calculated amounts versus the advances paid, we will either be required to pay additional amounts or receive a refund of all or a portion of the advances we paid to PRF. We have not paid PRF any advances, as there were no sales during 2003, 2004 and 2005. The amounts received from PRF have been classified as debt in accordance with our interpretation of Emerging Issues Task Force (EITF) Issues No. 88-18, “Sales of Future Revenue”. PRF bears the risk of revenue interest paid being significantly less than the current revenue interest obligation, as well as

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the reward of revenue interest paid to it being significantly greater than the current revenue interest obligation. Therefore we are under no obligation to make any other payments to PRF in the scenario when no repurchase right (as defined) is triggered and no significant interest payments are made. Conversely, we will be obligated to continue to make revenue interest payments in the scenario where sales are sufficiently high to result in amounts due under the Revenue Interest Assignment Agreement being in excess of the current revenue interest obligation.

We granted PRF a security interest in our United States and Canadian patents and trademarks relating to our technology for our ORCEL product (collectively, the “Pledged Assets”), to secure payments required to be made by us to PRF under this agreement. Pursuant to the default provisions under the agreement PRF may require us to repurchase their revenue interest at the put option exercise price which is defined as a price which would yield an internal rate of return to PRF of 30%.

The events that could require us to repurchase our revenue interest include:

•	any change of control of our company;

•	a transfer of substantially all of our assets;

•	a transfer of our interests in our products;

•	a judicial decision that has a material adverse effect on our business, operations, assets, or financial condition;

•	the occurrence of any event that has a material adverse effect on our ability to perform our obligations to repurchase the revenue interest obligation;

•

the acceleration of our obligations or the exercise of default remedies by a secured lender under certain debt instruments; a funding termination event (as defined) such as a bankruptcy event (as defined);

•	our insolvency (as defined);

•

the breach of representations, warranties or certifications made by us in the agreements with PRF that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business, operations, assets or financial condition, and such breach is not cured within 30 days after notice thereof from PRF.

Additionally we agreed not to issue any new debt or equity securities that contain mandatory cash dividend or redemption provisions through the revenue interest period, or December 31, 2011.

On December 13, 2004 PRF entered into a forbearance agreement with us agreeing that they cannot exercise their right to compel us to repurchase their interest in our revenues because of our insolvency prior to July 1, 2006 (which is defined as (a) our liabilities, excluding our revenue interest assignment obligation, exceeding the fair market value of our assets or (b) our inability to pay our debts as they become due).

As defined in our agreement with PRF we are currently insolvent. As a result of this insolvency our obligation under the revenue interest assignment is stated at $29,569,000, the amount PRF could compel us to repurchase their interest in our revenues at December 31, 2005, had they not entered into a forbearance agreement with us. This amount represents the amount that would give PRF a 30% internal rate of return on their $10,000,000 from the dates of their original investments. Should we continue to be insolvent we will need to continue to incur non-cash interest charges for this obligation. At such time when the default provisions are no longer applicable, the effective interest rate imputed on the obligation will be determined using the interest method and payments to PRF will be recorded as a reduction of our obligation under the revenue interest assignment.

In accordance with accounting promulgated by Statements of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (SFAS 15) even if we are no longer insolvent as long as our future cash payments relating to the revenue interest assignment obligation are indeterminate, the revenue interest assignment obligation would remain at the value that achieves the 30% internal rate of return for PRF through the last date of our insolvency. However, we would no longer have to accrue any additional interest to achieve a 30% internal rate of return related to insolvency. That is, we would not reverse the accrual for the insolvency repurchase event even when we are no longer insolvent. At December 31, 2005 the amount attributed to the insolvency is $19,569,000. Our revenue stream is considered indeterminate since we cannot predict with certainty the payments we will be required to make on this obligation since theoretically our sales are not limited in amount and payments under our agreement with PRF are determined based on future sales. We estimate that we would need to achieve a North American sales level of approximately $1,160,000,000 over the approximate remaining five sales years under the agreement to offset the principal balance of the $29,569,000 revenue interest obligation.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS 15 allows debtors that can predict with certainty the absolute amounts of future cash flow payments to record an immediate gain if the maximum future cash payments are less than the carrying amount of the obligation. In the case where the future cash payments are indeterminate, as ours are considered, the gain is not recognized until the end of the term of the outstanding debt, December 31, 2011, or upon termination. As such, we believe we will likely record a gain on the revenue interest assignment obligation to PRF in 2011 or upon termination, if sooner.

If we were unable to repurchase the revenue interest upon a repurchase event, PRF could foreclose on the Pledged Assets, and we could be forced into bankruptcy. PRF can also foreclose on the Pledged Assets if we remain insolvent (waived until July 1, 2006) or are involved in a voluntary or involuntary bankruptcy proceeding. No repurchase events or foreclosures have occurred as of December 31, 2005.

We also have the option to repurchase PRF’s interest upon the occurrence of a change in control of the Company or a complete divestiture by us of our interests in our products, for an amount of cash flows that will generate a 35% internal rate of return to PRF.

On December 16, 2004, pursuant to a Special Warrant Offer which reduced the exercise prices of a portion of the 3,334 warrants that PRF received in February 2003 to $15.00 in exchange for the surrender of the balance, warrants to purchase 1,852 shares of our common stock were exercised for which we received $27,889, and warrants to purchase 1,482 shares of our common stock were surrendered to us. As a result of the Special Warrant Offer PRF was considered to have received a deemed dividend of approximately $2,500 based on a Black Scholes calculation considering the valuation of the warrants prior to the December 16, 2004 offering and subsequent to the offering (see Note 10).

10 - EQUITY TRANSACTIONS

Each share of our common stock is entitled to one vote.

In September 2001, we, with shareholder approval, increased the authorized amount of our common stock to 35,000,000 shares and authorized the issuance of up to 1,000,000 shares of preferred stock.

In February 2003, we, with shareholder approval, increased the authorized amount of our common stock to 200,000,000 shares.

Founders: Pursuant to an agreement between Dr. Eisenberg and the other founders (the “Other Founders”), a business relationship was formed by the founders for the manufacture and sale of products derived from the Technology (the “Business Agreement”). Under the terms of the Business Agreement, Dr. Eisenberg, who was the owner of all the capital stock of Ortec (4,000 shares) agreed to license the Technology to Ortec and sell 70% of Ortec’s shares for a purchase price of $1,000,000 to the Skin Group. Dr. Eisenberg was paid $85,000 in connection with this agreement as reimbursement for his expenses ($35,000 during the period from inception (March 12, 1991) to December 31, 1991 and $50,000 during the year ended December 31, 1992). The Other Founders initially owned all of the stock of the Skin Group (6,358 shares). On July 27, 1992, the Skin Group was merged with and into Ortec.

First private placement: In March 1991, the Skin Group issued, in a private placement, 1,450 shares for $65,000. In June and October 1991, the Skin Group issued an aggregate 994 shares, to a then director of ours (the “Director”) for an aggregate gross proceeds of $250,000.

Second private placement: Commencing in November 1991, the Skin Group issued 530 shares under a second private placement for $750,006. The 530 shares consisted of 354 shares issued during 1991 and 176 issued shares during 1992 for $500,000 and $250,006, respectively. Under the second private placement an additional 152 of our shares were issued for $215,467. In addition, the Director was granted warrants to purchase 49 of our shares at $1,413.75 per share.

Stock purchase agreement entered into with the Director: In June 1992, 354 of our shares were sold to the Director for a total purchase price of $499,998. The purchase price was payable in installments and shares and warrants were issued in installments pro rata with the payment of the purchase price. During the years ended December 31, 1992 and 1993, the

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Director paid $299,998 and $200,000, respectively, and was issued 212 and 142 shares, respectively. In addition, the Director was granted warrants to purchase 531 shares (319 and 213 of which were granted in 1992 and 1993, respectively) at an exercise price of $1,413.75 per share; such warrants were exercised on December 29, 1998.

Further, in connection with the Director’s purchase of the 354 shares, in 1993, the Other Founders granted to the Director options to purchase from them an aggregate of 494 of our shares, at a price of $750 per share. In 1993, the Director exercised such option in part, and purchased 327 shares from the Other Founders at the option price of $750 per share. The remaining balance of such options expired April 15, 1994.

Third private placement: Pursuant to a third private placement that commenced on January 13, 1993, and concluded on March 31, 1993, we sold an aggregate of 731 shares at $1,500 per share for $1,096,500. Subsequent to such offering, in 1993, we sold an additional 150 shares at $1,500 per share for $225,000. In connection with such purchases, all purchasers received certain registration rights.

Stock Purchase Agreement with Home Insurance Company dated July 19, 1993: Pursuant to a Stock Purchase Agreement dated July 19, 1993, by and between us and the Home Insurance Company (Home Insurance), we sold to Home Insurance 741 shares of common stock for an aggregate purchase price of $999,999, or $1,350 per share. In connection with such purchase, Home Insurance received certain registration rights.

Shares issued in exchange for commission: In 1993, we issued 4 shares to an individual as compensation for commissions in connection with the sale of our shares. Such commissions are included in share issuance expenses. The stock issued was valued at $1,500 per share.

In August 1993, the Director entered into a stock option agreement with Dr. Eisenberg and the Other Founders, pursuant to which he received the right to purchase an aggregate of 667 shares owned by such persons in various amounts and at various times, at a purchase price of $1,500 per share. As of December 31, 1993, the Director had exercised options and purchased 34 shares under such agreement at $1,500 per share. The remaining balance of such options has expired.

Fourth private placement: Pursuant to a fourth private placement consummated in July 1994, we sold an aggregate of 263 shares at between $1,500 and $1,875 per share for aggregate proceeds of $397,712.

Stock Purchase Agreement with Home Insurance dated July 22, 1994: Pursuant to a Stock Purchase Agreement dated July 22, 1994, between Ortec and Home Insurance, we sold to Home Insurance 333 shares of common stock for an aggregate purchase price of $500,000, or $1,500 per share. In connection with such purchase, Home Insurance received certain registration rights and warrants to purchase 67 shares of common stock at $1,800 per share, which expired on July 21, 1997.

Rent Forgiveness: During the year ended December 31, 1995, Dr. Eisenberg’s father waived the rights to $40,740 of unpaid rent which was accounted for as additional paid-in capital.

Initial Public Offering: On January 19, 1996, we completed an initial public offering of 8,000 units for aggregate proceeds of $6,000,000. Each unit consisted of one share of our common stock, one Class A warrant to purchase one share of common stock at $1,500 and one Class B warrant to purchase one share of common stock at $2,250. As of December 31, 1998, 7,225 Class A warrants were exercised and the balance expired unexercised. The Class B warrants were originally set to expire in January 1999. We extended the expiration date to March 31, 2000. The Class B warrants were subject to redemption by us at $1.50 per warrant. We received gross proceeds of approximately $1,282,000 and $10,823,000 and net proceeds of approximately $1,262,000 and $10,165,000 as a result of the exercise of warrants in 1998 and 1997, respectively.

Fifth private placement: In November 1996, we completed a private placement of our securities from which we received gross proceeds of $6,220,797 and net proceeds of approximately $5,733,000 (after deducting approximately $487,000 in placement fees and other expenses of such private placement). We sold 6,394 shares of common stock in such private placement at average prices of $973.50 per share. In addition, we granted five-year warrants to placement agents to purchase such number of shares equal to 10% of the number of shares of common stock sold by such placement agents, exercisable at prices equal to 120% of the prices paid for such shares. Pursuant to the purchasers’ request, we registered all 6,394 shares.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options and warrants issued for services: During 1992 and 1993, we issued warrants to purchase 44 shares at $1,413.75 per share, and during 1995 we issued warrants to purchase 134 shares at $1,500 per share to members of our Scientific Advisory Board. During 1996 and 1997, we issued warrants to purchase 1,614 shares at $900 to $1,800 per share to the Director and certain others. These warrants expired at various dates through November 2001.

On January 20, 1996, we granted “lock-up warrants”entitling shareholders to purchase an aggregate of 2,594 shares of our common stock at a price of $150 per share. All unexercised warrants expired on January 18, 2000. At different times during 1996, seven persons exercised such warrants and purchased 226 shares of common stock at the $150 per share exercise price. The issuance of such lock-up warrants was in consideration for such shareholders signing lock-up agreements agreeing not to sell or transfer shares of our common stock purchased at prices of $1,350 or more per share until January 20, 1997. At different times during the third quarter of 1997, eight persons exercised such warrants and purchased an aggregate of 141 shares of common stock at the $150 per share exercise price. During 1998, nine persons exercised such warrants and purchased an aggregate of 641 shares of common stock at the $150 per share exercise price. During 1999, five persons exercised such warrants and purchased an aggregate of 94 shares of common stock at the $150 per share exercise price. There were no underwriting discounts or commissions given or paid in connection with any of the foregoing warrant exercises.

During the third quarter of 1997, we granted to one person and its seven designees four-year warrants to purchase an aggregate of 250 shares of common stock, at an exercise price of $1,800 per share. Such warrants were not exercisable until July 18, 1998 and were granted in consideration for consulting services rendered to us.

During the fourth quarter of 1997, we granted to one person and its six designees four-year warrants to purchase an aggregate of 250 shares of common stock, at an exercise price of $1,800 per share. Such warrants were not exercisable until July 18, 1998 and were granted in consideration for consulting services rendered to us.

During 1998, warrants for 125 shares, mentioned in the two previous paragraphs, were exercised utilizing the cashless exercise option of the warrant agreement. We issued 42 shares upon this exercise.

During the third quarter of 1997, we granted to one person a one-year warrant to purchase an aggregate of 4 shares of common stock, at an exercise price of $1,800 per share. Such warrants were granted in consideration for consulting services rendered to us. The warrant was exercised during 1998.

We recorded consulting expense of approximately $65,000 as a result of these grants during the year ended December 31, 1998.

During the fourth quarter of 1997, we granted five-year warrants to our three executive officers to purchase an aggregate of 1,600 shares of common stock, at an exercise price of $1,800 per share. Such warrants were granted in consideration for services rendered to us. The exercise of such warrants was contingent upon the occurrence of certain events, which were considered probable at December 31, 1997. As of December 31, 1998, five of the six events had occurred so that 1,233 of those warrants became vested. As a result, we recorded compensation expense of approximately $80,000 in December 1997 and $1,185,000 for the year ended December 31, 1998. The balance of the warrants became vested upon the exercise of warrants owned by a director in December 1998 in accordance with the terms of certain compensation provisions as approved by our Board of Directors.

In consideration for services rendered by him as our director in the five-year period from 1992 to 1996 for which he never received compensation, we extended by one year to December 31, 1998 the expiration date of warrants owned by a director to purchase an aggregate of 580 shares, exercisable at $1,413.75 per share. As a result, we recorded compensation expense of approximately $420,000, during the fourth quarter of 1997. All of these warrants were exercised on December 29, 1998.

During the fourth quarter of 1998, we granted five-year options to our three executive officers to purchase an aggregate of 3,472 shares of common stock, at exercise prices ranging from $1,819.50 to $1,866 per share. The exercise of such options was contingent upon the occurrence of certain events. All of these options became vested upon the exercise of warrants owned by a director in December 1998 in accordance with the terms of certain compensation provisions as approved by our Board of Directors. As a result, we recorded compensation expense of approximately $495,000 in December 1998.

Sixth private placement: In December 1998, we completed a private placement of our securities from which we received proceeds of $2,000,000. In addition, we granted three-year warrants to the purchaser to purchase 334 shares at $1,800 per

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

share. We sold 1,333 shares of common stock in such private placement. We allocated the $2,000,000 proceeds amongst the common stock and warrants based upon the relative fair market value of the stock at the date of issuance and the estimated fair value of the warrants using the Black-Scholes option pricing model. We assigned values to the common stock and warrants issued of $1,788,698 and $211,302, respectively.

Seventh private placement: In March 1999, we completed a private placement of 2,594 shares of our common stock to twenty investors from which we received proceeds of $3,405,076. In addition, each investor also received a three-year warrant to purchase 20% of the number of shares of our common stock such investors purchased in such private placement. The prices at which such warrants were exercisable was $1,875 per share for one half, and $2,175 per share for the other half, of the number of shares issuable upon exercise of such warrants. We allocated the $3,405,076 proceeds amongst the common stock and warrants based upon the relative fair market value of the stock at the date of issuance and the estimated fair market value of the warrants using the Black-Scholes option pricing model. We assigned values to the common stock and warrants issued to the investors of $3,168,785 and $236,291, respectively. Oscar Gruss & Son, Incorporated (Gruss) acted as placement agent in such private placement. For its services as placement agent, we paid Gruss $272,406 and granted Gruss a five-year warrant to purchase an aggregate of 260 shares of our common stock at an exercise price of $1,575 per share. The value assigned to the Gruss warrants was $232,000. Other share issuance costs amounted to $106,002.

Eighth private placement: In December 1999, we completed a private placement of 10,909 shares of our common stock to two institutional funds from which we received proceeds of approximately $9,000,000. Share issuance costs amounted to approximately $9,500.

Ninth private placement: In March 2000, we completed a private placement of 444 shares of our common stock to one fund from which we received proceeds of approximately $1,000,000. In addition, we paid a placement agent who introduced us to the fund a fee of approximately $43,400 and granted such placement agent a five year warrant to purchase 18 shares of our common stock at an exercise price of $2,250 per share. The value assigned to the warrant was $23,000, which was reflected as share issuance costs. Other share issuance costs amounted to $3,200.

Tenth private placement: In September 2000, we completed a private placement of 8,318 shares of our common stock to ten investors from which we received approximately $8,421,000. In addition, we paid the placement agent who introduced us to the investors a fee of approximately $525,400. Other share issuance costs amounted to approximately $46,500.

Options issued for services: In April 2001, we issued options to purchase 400 shares of our common stock, at $1,042.50 per share, to certain professionals. The estimated fair value of $188,080 for such options was charged to general and administrative expenses.

During 2002, we completed a private placement with several investors, in which we raised cash proceeds of $8,200,000, issued convertible preferred shares, issued warrants to purchase common shares and granted common stock as dividends. (See Note 12).

During July 2003, we granted a warrant to purchase 10,000 shares at an exercise price of $30.00 per share to a vendor in consideration for twelve months of consulting services. In accordance with the agreement, 50% of the shares, or 5,000 shares, vested immediately, with the balance vesting upon the six-month anniversary in January 2004. As a result, we recorded expense of $87,000 in 2003 and $94,393 during 2004 representing the value of the additional 5,000 shares which had vested.

Restricted Share Grant: During 2003, an allocation of 120,000 restricted shares of common stock were granted to officers and certain employees. The issuance of these shares was contingent on our achieving certain milestones.

On January 5, 2005, we issued 66,667 and 22,667 of these shares to our chief executive officer and chairman, respectively, for having achieved a milestone of raising in excess of $15,000,000 over a specified period. On June 27, 2005, we allocated the remaining 460,000 shares of our common stock to certain executive officers and other employees. We issued an aggregate of 19,666 shares to our Chief Operating and Chief Financial Officers. Grants of the remaining 11,000 shares allocated to three employees were conditioned on meeting certain performance criteria. One of those employees met such performance criteria at December 31, 2005 and 667 shares were issued. Until such time as the three employees meet the balance of their performance criteria, the fair value of the 10,334 shares will be adjusted at each reporting period. The related charges will be reflected as additional paid in capital and deferred compensation in the

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statement of shareholders’ deficit. The shares will vest in five equal monthly installments commencing January 1, 2007. However, the portion of the shares granted to such officer or employee which are not vested will be forfeited if the officer or employee is then no longer employed by us at any time after January 1, 2007. The shares may only be sold in five monthly installments commencing January 1, 2007. We recorded a charge to deferred compensation of $751,584 based on the fair value of these restricted shares. The deferred compensation for the 109,667 issued shares is being amortized over the 29-month vesting period. Included in general and administrative expense is a charge of $289,139 for the year ended December 31, 2005 reflecting the amortization of this deferred compensation amount. These shares have certain registration rights. In lieu of a direct cash payment, these individuals may transfer a portion of their shares back to us to satisfy their minimum future personal tax withholding liability arising from the receipt of these shares for which we will pay their tax obligation.

Promissory Note Transactions: In connection with the issuance of $9,776,626 of promissory notes to investors placed in 2003 and 2004, we paid our placement agent a fee equivalent to 3.33 shares for every $1,000 of the promissory notes and recorded this as deferred debt issuance cost which was then amortized over the life of the note to interest expense. 32,589 shares were issued in 2004 consisting of 10,467 shares valued at $287,000 (in 2003) relating to notes placed in 2003 and 22,122 shares valued at $746,202 relating to notes placed in 2004.

On October 27, 2004 holders of $9,206,000 of investor promissory notes agreed to extend the maturity date of their notes from November 5, 2004 to December 31, 2004. In consideration of this extension we increased the interest rate for the fourth quarter of the calendar year to 12% and issued 3,000 common shares for each $1,000,000 of principal amount held, or 27,618 common shares, which we issued in 2005. The modification was not considered significant and thus these shares were valued at $30.00 per share, or $828,540 in the aggregate, and was charged to interest expense in the fourth quarter. These shares were issued in 2005 upon our confirmation of each noteholders’ accredited investor status. In connection therewith, we issued 18,468 shares of common shares and 34.31 shares of our Series D preferred stock (equivalent to 9,150 common shares).

As provided in the promissory notes, if we received $5,000,000 of gross proceeds from a qualified financing, we may elect to prepay the notes and any accrued and unpaid interest in cash or in our stock. See January 5, 2005 private placement discussion below.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Special Warrant Offer: On November 16, 2004, we made a Special Warrant Offer (SWO) to all holders of our Series B-1, B-2 and C warrants. Such warrants were originally issued in connection with our Series B and Series C preferred stock financings in November and December 2002 and in February, May and July 2003 (See Note 13). At the time of the SWO there were outstanding and eligible for the SWO: 44,533 and 1,667 Series B-1 warrants exercisable to purchase our common stock at $60.00 and $225.00 per common share, respectively; 36,276 and 1,667 Series B-2 warrants exercisable to purchase our common stock at $75.00 and $30.00 per common share, respectively, and 113,800 Series C warrants to purchase our common stock at $54.00 per common share. Under the terms of the SWO, the holders were entitled to purchase 1/3 of such shares they could otherwise purchase at a reduced exercise price of $25.05 per common share. Concurrently with such exercise they would receive 2/9 of such shares they could otherwise purchase at the reduced exercise price of $0.15 per common share, and they would surrender the right to purchase their remaining 4/9 of such shares they could otherwise purchase. Each warrant holder participating in the SWO received a new warrant to purchase 30% of the common shares acquired by such purchaser in the SWO.

The SWO was concluded December 3, 2004. Holders of 32,786 of our Series B-1 warrants, 28,756 of our Series B-2 warrants, and 107,000 of our Series C warrants participated in the SWO.

Participation in the offering resulted in aggregate gross proceeds of $1,438,019 consisting of cash proceeds of $1,338,019 and $100,000 relating to the settlement of an existing promissory note obligation. There were no fees paid to our placement agent in connection with the SWO. We issued 33,132 shares of our common stock and 233.8274 shares of Series D convertible preferred stock, which are equivalent to 62,354 shares of common stock. We also issued five-year Series E warrants to the investors to purchase an additional 28,646 shares of our common stock for $27.00 per share.

As a result of the SWO, the warrant holders who participated in the offering were considered to have received a deemed dividend aggregating $1,120,500 based upon a Black Scholes calculation considering the valuation of the warrants prior to the November 16, 2004 offering and subsequent to the offering. We recorded an aggregate deemed dividend of $1,123,000 inclusive of Paul Royalty Fund’s SWO described in Note 9.

January 2005 private placement: On January 5, 2005 we entered into a number of agreements with institutional and accredited investors (collectively, the “purchasers”) that provided us with:

•

Gross aggregate cash proceeds of $5,403,302 from the sale of our common stock (the “private placement”) to former holders of our Series C preferred shares and other purchasers at $12.50 per share (the “purchase price”) with each receiving a five year warrant to purchase one share of common stock at $27.00 per share for every two shares purchased;

•

The exchange of all our outstanding Series C preferred shares at January 5, 2005, or approximately 913 Series C preferred shares, with a liquidation preference of $5,476,256 plus accrued and unpaid dividends, an aggregate value of $6,357,104, for shares of our common stock at the $12.50 per share purchase price and five-year warrants to purchase our common stock at $27.00 per share. Upon the exchange, the holders of the Series C preferred shares received a warrant to purchase one share of common stock for each two shares of our common stock they received in the exchange. This exchange was offered to Series C preferred shareholders if they participated in the private placement sale of our common stock for an amount equal to 30% of the liquidation preference amounts of their Series C preferred shares exchanged for our common stock. The Series C holders provided gross cash proceeds of $1,642,877 (30% of $5,476,256) of the $5,403,302 aggregate gross proceeds received by us in the private placement. We recorded a deemed dividend of $2,125,974 related to the value of warrants issued in the exchange of the Series C preferred shares for common shares.

•

As a result of our receipt of over $5,000,000 in the private placement we elected to repay $9,626,626 (principal balance outstanding at January 5, 2005) of our outstanding promissory notes, accrued interest of $674,587 and an added 20% premium, in all $12,361,456, by issuing to each noteholder so many shares of common stock equal to the principal, accrued interest and premium of each divided by the $12.50 purchase price. Each noteholder also received a five-year warrant to purchase one share of our common stock at $27.00 per share for each common share received, or approximately 1,000,000 Series E warrants. We recorded a loss on settlement of $10,328,199 in connection with this transaction representing the beneficial conversion feature and discount on the notes from issuance of the warrants and the final conversion terms. This amount was expensed immediately upon conversion of the notes.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•

Purchasers, Series C Holders and holders of the Notes whose participation in these transactions would result in ownership of common stock in excess of 9.99% of our issued and outstanding shares of common stock could elect to receive instead of our common stock, shares of our Series D convertible preferred stock convertible into the same number of shares of our common stock.

We issued an aggregate 1,181,385 shares of common stock, 2,806.37 shares of Series D preferred stock (convertible into 748,364 shares of common stock), and five-year Series E warrants to purchase 1,459,333 shares of our common stock at an exercise price of $27.00 per share, as a result of these transactions.

We granted each of the purchasers in the $5,403,302 private placement the right to purchase, within 45 days after the closing date, additional shares of our common stock and our Series E warrants on the same terms as in the private placement in an amount not to exceed 25% of their original cash investment in the private placement. Four investors exercised this right and we received gross proceeds of $127,719. We issued 10,218 shares and five year warrants to purchase 5,109 shares of our common stock at an exercise price of $27.00 per share for such additional investments by these four investors.

The Series E Warrants, with certain exceptions, provide that if we sell shares of our common stock at prices below the exercise prices of those warrants, or issue other securities convertible into, or which entitle the holder to purchase, shares of our common stock, which could result in the sale of our common stock at a price which in effect (taking into consideration the price paid for the convertible security or the warrant or the option) is less than the exercise price of the Series E Warrants, then the exercise price of the Series E Warrants will be reduced by a portion of the difference between the exercise price and the lower price at which the common stock was, or effectively could be, acquired. That percentage by which the exercise price of the Series E Warrants could be reduced depends not only on the lower price at which our common stock was, or could be, acquired, but also by the ratio that the number of shares of our common stock that were, or could be, so acquired bears to the total number of shares of our common stock that would be outstanding after such sale of our common stock, or the conversion of securities convertible into, or the exercise of such warrants or options to purchase, our common stock.

After January 5, 2007, subject to a registration statement then being effective for the common stock underlying the warrants, the warrants may be redeemed by us, through expiration, if our common stock closes above $54.00 for ten consecutive trading days. The warrants contain cashless exercise as well as other customary anti-dilution provisions.

In connection with these transactions, we paid Burnham Hill Partners, a division of Pali Capital (“BHP”), our placement agent, commissions consisting of cash equaling 10% of the $5,403,302 of gross cash proceeds we received from the private placement. The placement agent and his assigns received warrants to purchase 181,892 shares of our common stock exercisable at $14.25 per share. We paid $86,872 in legal and accounting expenses in connection with the private placement. At any time in the next three years, we will pay the placement agent cash equal to 6% of the gross proceeds received by us from the exercise of the warrants issued to the investors who purchased shares of common stock for cash in the private placement. We also entered into an agreement under which the placement agent provided financial advisory services to us through September 30, 2005, for a fee of $250,000. The fee was amortized over the period of service. The agreement provided that payment of such fee would be deferred until our cash balance exceeds $10,000,000. Pursuant to a new advisory agreement dated September 23, 2005, we agreed that the placement agent may apply all or a portion of the $250,000 Advisory Fee as purchase price for the common stock and common stock purchase warrants sold in the financing which we closed October 12, 2005.

Series B conversion: In accordance with an agreement dated May 23, 2003 amongst the holders of Series B preferred stock which provided for conversion of our outstanding Series B preferred stock should all of the holders of Series C preferred stock convert their preferred shares to common stock (which occurred at the January 5, 2005 closing as described above), Paul Royalty Fund, the sole remaining holder of Series B preferred stock converted their 50 shares of Series B preferred stock into 14,710 shares of common stock, which included common shares for $51,616 in accrued dividends.

February 2005 private placement On February 9, 2005, we completed a private placement with one investor from which we received aggregate gross proceeds of $100,000. We issued to the investor 8,000 shares of our common stock and a five-year warrant to purchase 4,000 shares of our common stock at $27.00 per share. We paid our placement agent 10% of the gross proceeds and a five-year warrant to purchase 1,200 shares of our common stock exercisable at $14.25 per share. We incurred legal expenses of $3,727 for this transaction.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We had undertaken to register all shares of our common stock in our January 5 and February 9, 2005 private offerings as well as all shares of our common stock issuable upon exercise of all the warrants and conversion of Series D preferred stock issued in the January 5, 2005 offering, within 10 days after filing of our Annual Report on Form 10-KSB with the Securities and Exchange Commission, which Form 10-KSB we filed on March 31, 2005. In April 2005, in consideration for the waiving of penalties we would have to pay for failure to file our registration statement at a date no later than April 13, 2005, we entered into agreements with our Series E Warrant holders who purchased our common stock and received registration rights in our January 5 and February 9, 2005 private offerings, to modify the price of their Series E Warrants from $27.00 to $22.50. Utilizing a Black Scholes valuation model we recorded a deemed dividend to these warrant holders of $67,217.

2005 Convertible Promissory Note Financing: Beginning May 27, 2005 and thereafter, we received gross proceeds of $3,186,000 through the issuance of 8% promissory notes due December 31, 2005. The outstanding principal together with all unpaid and accrued interest would automatically convert into equity securities issued by us in an equity financing or a combination of equity financings with gross proceeds of at least $5,000,000, such conversion to be at the same price per equity security as the equity securities sold in the equity financing; provided, however, that for purposes of determining the number of equity securities including warrants to be received upon such conversion, the dollar amount due the noteholder will first be multiplied by a factor of 1.2 times. In consideration of such financing the exercise price of the noteholders’ Series E warrants to purchase 798,897 shares of common stock received in our January 5, 2005 private placement where we sold stock at $12.50 per share, were reduced from an exercise price of $27.00 and $22.50 per share to an exercise price of $.015 per share. Utilizing a Black Scholes valuation model we recorded a deemed dividend to these warrant holders of $2,212,436. Additionally, an investor holding in excess of 9.99% of our shares on a fully diluted basis who purchased $150,000 of those promissory notes, entered into a funding commitment for an additional $1,208,000. The exercise of such investor’s repriced warrants to purchase 241,253 shares of our common stock is limited to an amount determined by multiplying the 241,253 warrants by the percentage of the $1,358,000 commitment actually funded. Such investor must provide us with such additional $1,208,000 by the later of the filing of our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. We received $150,000 towards this amount on September 14, 2005 in the form of a loan for which we issued an 8% promissory note (to be automatically converted into our equity securities the same as our other promissory notes, described above). That left a balance to be paid to us under that commitment of $1,058,000. We paid a cash fee of 5% of the gross loan proceeds to our financial advisor in connection with all such loans. See Note 18 regarding a further advance against the outstanding loan commitment.

On September 29, 2005 we received an additional $150,000 in the form of an 8% promissory note due December 31, 2005 with similar terms to the $3,186,000 of promissory notes issued in the prior quarter.

On October 12, 2005, the terms of all of the $3,486,000 of outstanding promissory notes at September 30, 2005 were amended to reduce the amount of gross proceeds we had to receive in equity financings to trigger the conversion of the notes to our equity securities, from the original $5,000,000 to $2,514,000. In consideration of this amendment the holders received 1,334 seven-year Series F warrants to purchase our common stock at $7.50 per common share for each $100,000 of outstanding principal amount of the note that is being converted into our equity securities, or 46,480 Series F warrants. As a result of our receipt of gross proceeds of approximately $2,650,000 from the sale of our equity securities on October 12, 2005, all of the promissory notes we issued after May 26, 2005, including accrued interest of $98,463 and an added 20% premium, in all $4,301,355 were converted into an aggregate of 1,147,028 shares of our common stock. We actually issued 423,128 shares of our common stock and 2,714.624 Series D Preferred (equivalent to 723,900 shares of common stock), and Series F warrants to purchase an additional aggregate 619,994 shares of common stock at $7.50 per share. We recorded a loss on settlement of $2,753,254 in connection with this transaction representing the beneficial conversion feature and discount on the notes from issuance of the warrants and the final conversion terms. This amount was expensed immediately upon conversion of the notes.

Cambrex Suite Deal: On July 12, 2005, we entered into an agreement with our manufacturing and marketing partner, Cambrex Bio Science Walkersville, Inc. whereby for the six-month period May 1 to October 31, 2005 the $128,750 monthly charges we incur for rental of a production suite used to produce ORCEL at their Maryland facility will be accrued by them for later conversion into shares of our common stock and warrants. The aggregate accrued charge during the six-month period of $772,500 will be converted at $11.25 per common share, or 68,667 shares of common stock. Concurrently with the conversion we will also issue three year warrants to purchase an amount representing 1.5 times the number of shares of our common stock, or 103,000 shares, at $27.00 per share. Each of these securities will carry certain registration rights. At December 31, 2005, we have accrued a charge for the six month period from May 1 to October 31, 2005 based on the fair value of the 68,667 shares and warrants to purchase 103,000 shares of our common stock at

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$27.00 per share. Accordingly, we have recorded a liability of $235,500 to reflect the fair value of our common stock and warrants to be issued as payment for the production suite. We entered into a similar arrangement in 2006. See Note 18, Cambrex Suite Deal II.

Service Agreement: On July 18, 2005, we entered into a three-month service agreement with a financial communications group whereby we agreed to grant it a warrant to purchase 3,334 shares, exercisable as follows: (i.) 1,667 shares exercisable at $7.50 per share, which vested immediately, and (ii.) 1,667 shares exercisable at $15.00 per share, which vested upon the Company and the financial communications group extending the term of the service agreement. Utilizing a Black-Scholes valuation model we recorded a general and administrative charge of $4,903 for these warrants.

On December 1, 2005, in partial consideration for services rendered by it to us we granted one company three-year warrants to (i) purchase 1,667 shares of our common stock at an exercise price of $7.50 per share, which will vest on March 31, 2006 immediately, and (ii) to purchase an additional 1,667 shares of our common stock at an exercise price of $15.00 per share, which vest only if we and the service provider extend the original three-month term of the service agreement beyond March 31, 2006. Utilizing a Black-Scholes valuation model we recorded a general and administrative charge of $2,286 for the initial warrant to purchase 1,667 shares at $7.50 per share.

October 2005 Private Placement: On October 12th and 31st, 2005, in a private placement in which we agreed to issue common stock at a purchase price of $3.75 per share we received aggregate gross proceeds of $3,647,691 (approximately $2,650,000 of which was received on October 12, 2005) for which we issued 972,718 shares and each purchaser received our Series F common stock purchase warrants to purchase 50% of the number of common shares purchased, or an aggregate of 486,359 shares. The Series F warrants are exercisable at $7.50 per share. Investors holding an aggregate 392,072 Series E warrants who purchased our common stock and Series F warrants in this most recent private placement in an amount equal to at least 40% of their past cash investments in our January 5, 2005 equity private placement (which was completed at $12.50 cents per share and in which they purchased our common stock and our Series E warrants), or who converted our promissory notes on that January 5, 2005 date to shares of our common stock and Series E warrants, had the exercise price of their Series E warrants held by them reduced to $.015 from $27.00 and $22.50 per share. The modification of the warrant value was recorded as a deemed dividend of $1,053,088 based on a Black Scholes valuation.

Purchasers whose participation in our most recent private placement whose holdings would result in ownership in excess of 9.99% of our outstanding common stock were given the option to receive our Series D preferred shares which will be convertible to the same number of shares of our common stock they would otherwise acquire in this current private placement.

The Series F warrants contain certain anti-dilution provisions. We may redeem the Series F warrants at any time after twelve months after their issuance should our common stock trade above $15.00 for ten consecutive trading days.

We are required to file a registration statement registering the shares of the common stock and the shares of our common stock issuable upon exercise of our Series F warrants, which we sold in our most recent private placement. That registration statement was required to be filed no later than January 6, 2006. We are required to use our best efforts to have the registration statement declared effective within 60 business days thereafter. Such registration rights agreement provided, before it was modified, that if the registration statement was not filed by January 6, 2006, or was not declared effective within 90 business days of its filing we must pay the investors cash liquidated damages equal to 1.5% of the amount they invested in the current private placement for the first 30 days of our default, and 1% of the amount invested for each 30 days thereafter. See Note 19 regarding modification of the registration rights agreement.

BHP received a cash fee equal to 10% of the gross proceeds (including cash received for our promissory notes issued since May 2005, approximately half of which we paid to BHP upon placement of the notes) received by us in this most recent private placement. BHP received warrants to purchase 211,975 shares of our common stock at an exercise price of $4.50 per common share. BHP has the option to take $174,300 of their fee to purchase our common stock and our Series F warrants at the same price as paid by the investors in this most recent private placement for those securities. Additionally, as a result of such private placements and sale of our promissory notes, pursuant to our agreement with BHP, placement agent warrants for the purchase of 183,092 shares of our common stock at an exercise price of $14.25 per share, which we issued to BHP and its designees in connection with the private placement of our common stock and our Series E warrants which closed on January 5, 2005, had their exercise price reduced to $5.25 per share. The modification of the warrant value was recorded as a deemed dividend of $143,942 based on a Black Scholes valuation. We paid $109,306 in legal and accounting expenses in connection with the private placement. For a period of 36 months ending in October 2008 we shall

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pay BHP a cash fee of 6% of the proceeds we receive from the exercise of any of our warrants issued to investors who paid cash for our securities.

For a period of nine months ending July 31, 2006, BHP had the right to act as our exclusive placement agent in connection with our subsequent financings. During that period, BHP would have been entitled to an industry standard fee for completion of a strategic transaction by us. BHP has waived its right to act as placement agent with respect to a proposed private placement financing we have to complete and has waived its fee for a proposed strategic transaction we are negotiating. Pursuant to rights granted to it BHP has applied the $250,000 advisory fee it earned under the advisory agreement between us and BHP dated January 4, 2005 and $174,300 of commissions owed by us to BHP, to purchase our common stock and Series F warrants at the same price as paid by the investors in this most recent private placement for these securities.

Purchasers in our most recent private placement, both those who purchased on October 12, 2005 and on October 31, 2005, have the right for a period which ends on the earlier of six months after their purchase of our common stock and our Series F warrants, or upon our announcement of a transaction in which we will issue at least 1,333,333 shares of our common stock (a “Material Transaction”), to participate in any equity financing by us in connection with or relating to such Material Transaction, so that each purchaser can maintain its percentage ownership of our common stock as of the date immediately prior to the date of such equity financing.

The exercise prices of our Series F warrants issued to the purchasers in our most recent private placement on October 12, 2005 and on October 31, 2005, and to the note holders, will be adjusted if during the earlier of (a) the six-month period after the date of issuance of the Series F warrants, or (b) when we announce a Material Transaction,

(i)

we sell our equity securities in a financing at a price equal to or greater than $3.75 per share, the exercise price of our Series F warrants held by such persons will be reduced (or increased but not beyond the current $7.50 per share exercise price of our Series F warrants) to the exercise price of the warrants issued in such equity financing, or

(ii.)

we sell our equity securities in a financing for less than $3.75 per share (notwithstanding that such equity financing is consummated following the announcement of the Material Transaction), the exercise price of our Series F warrants held by such persons will be reduced to the price per share for which we sell our equity securities in such financing.

In a press release dated December 15, 2005, we announced our letter of intent to acquire Hapto Biotech (see Note 14). We considered this a Material Transaction. The sale of our common stock and our Series F warrants in our most recent private placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to the provisions of Regulation D promulgated under the Act, since all the purchasers were accredited investors, as that term is defined in Rule 501 in Regulation D.

In October and November 2005, we issued seven-year options to purchase an aggregate of 211,975 shares of our common stock at $3.75 per common share, the fair value of our common stock on the date of the grant, to each of our chairman and our chief executive officer. These options represent the bonus due them under their compensation arrangement with us for the completion of the October 2005 private placement. See Note 12.

The following table summarizes warrant activity during the period from March 12, 1991 (inception) through December 31, 2005 (excluding the Class A and B warrants which were issued during the IPO):

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Price Range ($)			Warrants

March 12, 1991 (inception)
Granted			1,413.75	49

Balance, December 31, 1991			1,413.75	49
Granted			1,413.75	367

Balance, December 31, 1992			1,413.75	416
Granted	1,413.75	-	1,800.00	322

Balance, December 31, 1993	1,413.75	-	1,800.00	738
Granted			1,800.00	67

Balance, December 31, 1994	1,413.75	-	1,800.00	805
Granted			1,500.00	26
Expired			1,413.75	(18)

Balance, December 31, 1995	1,413.75	-	1,800.00	813
Granted	150.00	-	1,500.00	3,411
Exercised			1,500.00	(226)
Expired			1,800.00	(16)

Balance, December 31, 1996	150.00	-	1,800.00	3,982
Granted	1,800.00	-	2,137.50	2,204
Expired			1,800.00	(67)

Balance, December 31, 1997	150.00	-	2,137.50	6,119
Granted	1,800.00	-	2,100.00	500
Exercised	150.00	-	1,800.00	(1,372)
Expired			1,800.00	(723)

Balance, December 31, 1998	150.00	-	2,137.50	4,524
Granted	1,875.00	-	2,175.00	778
Exercised			150.00	(94)
Expired	900.00	-	1,413.27	(114)

Balance, December 31, 1999	150.00	-	2,137.50	5,094
Granted			2,250.00	18
Exercised			1,800.00	(13)
Expired	150.00	-	1,500.00	(1,034)

Balance, December 31, 2000	1,155.00	-	2,250.00	4,065
Expired	1,155.00	-	1,800.00	(1,429)

Balance, December 31, 2001	1,155.00	-	2,250.00	2,636
Granted	.15	-	937.20	148,068
Exercised			.15	(64,933)
Expired	.15	-	2,175.00	(11,290)

Balance, December 31, 2002	.15	-	2,250.00	74,481
Granted	.15	-	225.00	157,948
Exercised	.15	-	460.00	(26,584)
Expired			2,100.00	(167)

Balance, December 31, 2003	.15	-	1,800.00	205,678
Granted	.15	-	225.00	34,583
Exercised	.15	-	300.00	(97,651)
Surrendered	54.00	-	300.00	(76,389)
Expired			2,100.00	(314)

Balance, December 31, 2004	30.00	-	1,800.00	65,907
Granted	0.015		27.00	2,974,861
Exercised			0.015	(243,901)
Expired	675.00		1,800.00	(258)

Balance, December 31, 2005				2,796,609

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes warrant data as of December 31, 2005:

Range of exercise prices	Number outstanding	Weighted Average Remaining contractual Life (years)	Weighted Average Exercise Price	Number exercisable

$.015 to $15.00	2,457,487	5.50	$4.20	2,457,487
$22.50 to $27.00	302,119	4.01	$26.25	302,119
$30.00 to $75.00	37,003	2.63	$53.55	37,003

	2,796,609			2,796,609

11 - SERIES A, B, C, & D PREFERRED STOCK, 12% CONVERTIBLE DEBENTURES

Series A Convertible Preferred Stock: On June 25, 2002, our board of directors unanimously adopted an amendment to our certificate of incorporation designating 2,000 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series A convertible preferred stock, and designating the relative rights and preferences of the Series A convertible preferred stock. The stated value, which is also the liquidation preference of the Series A convertible preferred stock, was $10,000 per share. We were required to pay dividends on the Series A preferred shares, at the rate of 6% per annum of the $10,000 liquidation preference per share, through June 30, 2003; at the rate of 9% per annum thereafter until June 30, 2004; and thereafter at the rate of 12% per annum. At our option such dividends could be paid in our common stock at the “conversion price” for the conversion of such dividends if such shares of common stock had been registered under the Securities Act of 1933 for sale in the public securities markets. The conversion price was fixed initially at $225.00 per share of our common stock. There are no shares of Series A convertible preferred stock outstanding. In November 2004, the designation establishing the rights and preferences of the Series A convertible preferred stock was eliminated from our certificate of incorporation so that we are no longer authorized to issue any more Series A convertible preferred stock.

Series B Convertible Preferred Stock: On November 7, 2002, our board of directors adopted an amendment to our certificate of incorporation designating 1,200 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series B convertible preferred stock at a stated value of $10,000 per share. Dividends on the Series B preferred shares were payable at the rate of 12% per annum, in cash or shares of common stock, at our option, except that in the first year, dividends were payable, in advance, in shares of common stock.

The Series B preferred stock was convertible into common shares at any time at the option of the investor, based on a fixed conversion rate of not less than $45.00, or commencing after February 1, 2003, based on an alternative conversion rate equal to 90% of the average of the five lowest volume weighted average prices for our common stock for the twenty trading days immediately prior to conversion, subject to a floor price of $37.50.

Series C Convertible Preferred Stock: On May 23, 2003, our board of directors adopted an amendment to our certificate of incorporation designating 2,000 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series C convertible preferred stock at a stated value of $6,000 per share. Dividends on the Series C preferred shares are payable at the rate of 10% per annum, in cash or shares of common stock, at our option.

The Series C preferred stock was convertible into common shares at any time at the option of the investor, based on a fixed conversion rate of $30.00 per share.

Series B & C – Elimination of Designation: On June 16, 2005, the designations establishing the rights and preferences of our Series B and C convertible preferred stock, of which no shares were any longer outstanding, were eliminated from our certificate of incorporation so that we are no longer authorized to issue any more Series B or C convertible preferred stock.

Series D Convertible Preferred Stock: On August 19, 2003, our board of directors adopted an amendment to our certificate of incorporation designating 2,000 shares out of the 1,000,000 shares of preferred stock that we are authorized to issue, as Series D convertible preferred stock at a stated value of $10,000 per share. In the event we declare a cash dividend on our common stock we will be required to pay a dividend on each share of our Series D preferred stock in an amount equal to the cash dividend paid on one share of our common stock multiplied by the number of shares of our common stock into which such one share of our Series D preferred stock can be converted.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each holder of Series D preferred stock may, at such holder’s option, subject to certain limitations, elect to convert all or any portion of the shares of Series D preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series D liquidation preference ($10,000 per Series D preferred share previously reported on the balance sheet as $25,088,062 and corrected to properly reflect aggregate liquidation preference of $62,720,156) divided by (ii) the Series D conversion price of $37.50 per share. The conversion price is subject to customary adjustments to the Series D conversion price in the event of stock splits, stock combinations, stock dividends, distributions and reclassifications and other corporate events.

Issuance of 12% Convertible Debentures: In March 2002, we engaged an investment-banking firm to act as our advisor and to assist in raising capital for us in the form of either debt or equity financing.

On May 13, 2002, we issued $2,333,000 of 12% convertible debentures, which were convertible into common shares at the lesser of $50.40 or the price per share of the equity securities to be issued in a subsequent financing. These debentures, payable April 10, 2003, bore interest at the rate of 12% per annum, up to October 10, 2002 and 18% thereafter. We also issued 19,400 stock purchase warrants as part of this May 13, 2002 financing, exercisable at $67.50 per share for up to five years from the date of grant. The warrants had price protection features whereby the price of the warrants can be reduced to the prices at which common stock or common stock equivalents are thereafter sold by us.

On June 28, 2002, $600,000 of these debentures sold on May 13, 2002 were converted into Series A preferred stock at 110% of face value. Additionally, on June 28, 2002, we issued an additional $250,000 of 12% convertible debentures and $1,200,000 in Series A convertible preferred stock. The total face value of the preferred stock issued was $1,870,000 which consisted of the $1,200,000 of cash proceeds received, the $600,000 face value of converted debentures and the $70,000 of additional conversion face value. Additionally, the Series A preferred stock was convertible into common shares at a rate of $22.50 per share. The Series A preferred stock had provisions whereby redemption was out of our control; therefore, the preferred stock was classified as temporary equity.

On June 28, 2002, we also issued 43,642 common stock purchase warrants, at an exercise price of $28.13 per common share for a five-year period. Of the 43,642, an aggregate of 2,083 warrants were issued with the convertible debentures, with the remainder issued with the Series A preferred stock. The warrants also had similar price protection features, whereby the price of the warrants can be reduced to the prices at which common stock or common stock equivalents were thereafter sold by us.

During the third quarter 2002, we issued $1,425,000 in convertible debentures, with terms comparable to those issued in the second quarter. Additionally, 11,875 warrants were issued with similar terms to warrants issued on May 13, 2002. In October and November 2002, prior to our Series B preferred stock financing, we issued an additional $1,900,000 in convertible debentures and 15,834 warrants, with terms comparable to those issued earlier in 2002.

We deferred the payment of interest due on June 30 and September 30, 2002, pending the completion of our Series B preferred stock financing. These debentures along with the accrued interest were convertible into equity securities if we completed the sale of at least $5,000,000 in equity securities by July 12, 2002, which date was extended through November 13, 2002. On November 13, 2002, these debentures and accrued interest were converted into Series B preferred stock with the closing of the Series B preferred stock financing. These were converted at the rate of 110% of the debentures plus accrued interest into $10,000 par value Series B convertible preferred shares.

The relative estimated fair value of the warrants issued in connection with the debentures of $440,523 was recorded as debt discount, as well as the estimated fair value of the beneficial conversion features of $1,042,663. Both of these values were being amortized over the remaining life of the convertible debentures, or through April 10, 2003. Upon conversion, the remaining unamortized beneficial conversion features were charged to interest expense.

The relative estimated fair value of the warrants issued in connection with the Series A preferred stock of $797,919 was recorded as a discount to the preferred stock and was reflected as interest expense, on the date of issuance. Additionally, the estimated fair value of the beneficial conversion feature of $859,256 has been recorded as an additional discount and reflected as interest expense. The Series A preferred stock had no redemption date, and therefore the charge to interest expense was reflected immediately as the conversion privilege was exercisable immediately.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First Sale of Series B Convertible Preferred Stock: In November and December 2002, we issued 938.2742 shares of Series B convertible preferred stock to several investors in a private placement for an aggregate of $8,178,000, which included $1,070,000 of new Series B preferred stock and the conversion of the aforementioned convertible debentures and convertible Series A preferred stock. We recorded a loss on extinguishment of debentures and preferred shares of $1,004,027, principally due to the additional buying power granted to the investors resulting from the difference between the present value of the original debt and the revised present value. The convertible debentures and convertible Series A preferred stock were converted at 110% of face value plus accrued interest. In addition, these investors were granted Series A warrants to purchase 62,552 shares of our common stock at an exercise price of $.15. These Series A warrants vested immediately and were exercised immediately, upon grant. The investors were also granted Series B-1 and B-2 warrants, which could be used to purchase 36,199 and 31,276 shares of common stock at an exercise price of $225.00 and $300.00 per share, respectively. These B-1 warrants were exercisable beginning August 13, 2003 and expire seven years from the date of grant and the B-2 warrants were exercisable beginning November 13, 2003 and expire seven years from date of grant. We assigned values to the Series B preferred stock of $9,382,742 and the Series A, B-1 and B-2 warrants issued to the investors of $2,245,206, $694,447 and $539,390, or $3,479,043 in the aggregate, based upon the relative fair market value of the stock at the date of issuance and the estimated fair market value of the warrants, using the Black-Scholes option pricing model.

The warrants issued with the second quarter and third quarter 2003 financings were exchanged for B-1 warrants, issued in the fourth quarter of 2003.

The first year’s dividends on the Series B preferred stock were paid in advance in common shares at the rate of 12% upon issue of the preferred shares and were to be paid semiannually in subsequent years, in either cash or common shares, at our election, until the preferred stock is converted to common shares. For the first year’ dividends totaling $1,125,559, paid in common stock, the investors were issued 25,021 shares of common stock, of which 19,566 shares were issued in November 2002 and 5,455 shares in January 2003.

In addition, certain of the investors were given options to purchase, for one year and for amounts ranging from 100% to 200% of their investments, additional shares of the Series B convertible preferred stock at the price paid for such stock by investors on November 13, 2002.

H.C. Wainwright & Company, Inc. (Wainwright) acted as placement agent in this private placement. For its services as placement agent, we paid Wainwright $601,490. Legal and other professional fees totaled $155,997. All but $136,046 of the $755,487 aggregate costs was amortized to interest expense when the $5,908,000 convertible debentures and $1,200,000 of Series A preferred stock were converted to Series B preferred stock. In connection with the Series B conversion, we granted Wainwright and its agents warrants to purchase 53,333 and 33,333 shares of common stock, at an exercise price of $.15 and $225.00, respectively, exercisable immediately upon issue and August 13, 2003, respectively. These warrants expired on January 31, 2003 and will expire seven years from issue, respectively. In December 2002, we issued 2,352 shares of common stock upon exercise of the $.15 warrants granted to Wainwright. The fair market value assigned to the Wainwright warrants was $280,000 and $24,615, or $304,615 in the aggregate, for the $.15 warrants and the $225.00 warrants, respectively. Total share issuance costs were $866,612 inclusive of professional fees, the $136,046 referred to above fees paid to Wainwright, and the fair value of the aforementioned warrants. Issuance costs for the Series B preferred stock are reflected as a reduction of the proceeds from the sale of the preferred stock.

Second Sale of Series B Convertible Preferred Stock: In February 2003, we received gross proceeds of $2,000,000 from the sale of our Series B convertible preferred stock. We issued to such investors 200 shares of Series B convertible preferred stock, 19,487 shares of common stock (including 6,154 shares of common stock constituting the first year’s dividends on such 200 shares of Series B convertible preferred stock, which dividends were paid in advance, and 13,333 shares of common stock, which were issued upon exercise of Series A warrants, exercised at $1.50 per share) and warrants to purchase an additional 200,000 shares of common stock, of which warrants to purchase 6,667 (the B-1 warrants) shares were exercisable at $225.00 per share and warrants to purchase the other 6,667 (the B-2 warrants) shares were exercisable at $300.00 per share. In May and June 2003, in conjunction with the conversion of virtually all of the Series B preferred stock and our reverse stock split, these B-1 and B-2 warrants were amended and restated to provide for exercise prices of $60.00 and $75.00, respectively. PRF did not convert its 50 shares of Series B preferred stock on May 23, 2003 and, accordingly, the exercise price of its B-1 and B-2 Warrants were not amended and remained at their original exercise price of $225.00 and $300.00, respectively.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Wainwright acted as placement agent in this private placement and in addition to cash compensation, we granted warrants to purchase an aggregate of 2,513 shares of common stock, exercisable at $0.15 per share, to employees of the placement agent firm. The fair value of these warrants was $86,692. Total share issuance costs were $393,488 inclusive of professional and investment banking fees and the fair value of the aforementioned warrants. Issuance costs for the Series B preferred stock are reflected as a reduction of the proceeds from the sale of the preferred stock. During 2004 certain of these warrants to purchase 2,164 shares of our common stock were exercised. We received $325.00.

Dividends were payable in cash or common shares at our option, at the rate of 12% per annum. An accrued dividend of $50,000 at December 31, 2004 was provided for within stockholders’ deficit, as it was our intention to issue common shares in payment of the dividend. These dividends were paid upon the conversion of the Series B preferred on January 5, 2005 as described in Note 10.

Sale of Series C Convertible Preferred Stock: In May and July 2003, we received gross proceeds of $5,690,000 from the sale of 948 shares of Series C convertible preferred stock, issuing warrants to purchase 113,800 shares of our common stock exercisable at $54.00 per share. Our Series C preferred stock had a stated value of $6,000 per share and was convertible into 189,667 shares of common stock at $30.00 per share. In addition, in connection with the Series C financing, investors, other than Paul Royalty Fund, agreed to convert their Series B preferred shares into common shares or their equivalent. As a result, 605.389 shares of Series B preferred stock were converted into 161,437 shares of common stock and 482.885 shares of Series B preferred stock were converted into an equal number of shares of Series D preferred stock (with a common stock equivalent of 128,769 shares). The Series D convertible preferred stock is non-redeemable and has a stated value of $10,000 per share. As part of the May 2003 Series C financing, employees of the investment-banking firm which arranged the Series C financing were granted warrants to purchase 9,968 shares of our common stock at an exercise price of $.15 as part of their compensation. Accordingly, we recorded $269,000 in Series C preferred share issuance costs related to the warrants issued. Total share issuance costs were $797,327 inclusive of professional and investment banking fees and the fair value of the aforementioned warrants. Issuance costs for the Series C preferred stock are reflected as a reduction of the proceeds from the sale of the preferred stock.

Dividends were payable in cash or common shares at our option, at the rate of 10% per annum. An accrued dividend of $563,805 and $336,550 at December 31, 2004 and 2003, respectively, was provided for within stockholders’ deficit. In January 2005 we issued common shares in payment of these dividends.

Deemed Dividend: In conjunction with these conversions, all Series B-1 and B-2 warrants were amended to provide for revised exercise prices of $60.00 and $75.00, respectively. Paul Royalty Fund did not exercise its right to convert its 50 shares of Series B preferred stock into common stock or its equivalent and as such, its B-1 and B-2 warrants were not amended and remained at their original exercise prices of $225.00 and $300.00, respectively. As a result of the change in the B-1 and B-2 warrants at May 23, 2003, we recognized a deemed dividend to investors of $519,000.

Based on the relative fair market value of the preferred stock at the dates of issuance and the estimated fair market value of the warrants, using the Black-Scholes option pricing model, at December 31, 2003, we assigned values to the Series C preferred stock and the Series C warrants of $4,464,368 and $1,225,632, respectively. Similarly, we assigned values to the Series D preferred stock, based on values previously assigned to the Series B preferred stock.

Additionally, since the effective conversion price of the Series C preferred stock on the date of issuance was lower than the market value of the common shares on that date, we recognized $691,000 of additional discounts on the preferred issuances. This conversion feature was charged to retained earnings as accretion of discount.

In August 2003, holders of 483 shares of Series B convertible preferred stock converted their shares into an equal number of shares of Series D convertible preferred stock.

In June and October 2004, a holder of 35.624 shares of Series C preferred stock with a value of $137,752, converted its shares into 7,125 shares of common stock. Additionally we issued 916 shares of our common stock valued at $30,099 as payment of dividends on the converted Series C preferred stock.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 - STOCK OPTIONS

In April 1996, the Board of Directors and stockholders approved the adoption of a stock option plan (the “Plan”). The Plan provided for the grant of options to purchase up to 2,333 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants, and advisors. The Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. Some of the options generally vest ratably over a four-year period, while others vest immediately. The options generally expire after seven years.

In August 1998, the stockholders and Board of Directors ratified and approved an amended and restated 1996 Stock Option Plan increasing the maximum number of shares of our common stock for which stock options may be granted from 2,333 to 10,333 shares. In August 2000, the stockholders and Board of Directors ratified and approved the second amendment to our Amended and Restated 1996 Stock Option Plan increasing the number of shares of our common stock for which options have been or could be granted under the Plan from 10,333 to 20,000 shares.

In February 2003, the stockholders and Board of Directors ratified and approved an amended and restated Stock Option Plan, increasing the maximum number of shares of our common stock for which stock options may be granted from 20,000 to 30,000 shares. As of December 31, 2005, 1,030 options were available for grant under the Plan.

In July 2005, the Board of Directors and stockholders approved the adoption of the 2005 Stock Option Plan (the “2005 Plan”). The 2005 Plan provides for the grant of options to purchase up to 66,667 shares of our common stock. These options may be granted to employees, our officers, our non-employee directors, consultants, and advisors. The 2005 Plan provides for granting of options to purchase our common stock at not less than the fair value of such shares on the date of the grant. As of December 31, 2005, all of the 66,667 options were available for grant under the 2005 Plan.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our Board of Directors or its Stock Option Committee has determined the exercise price for all stock options awarded. The following table summarizes the stock option activity through December 31, 2005:

	Number	Weighted average exercise price ($)

Granted – adoption of stock option plan	1,040	1062.00

Balance, December 31, 1996	1,040	1062.00
Granted	820	1,791.00
Forfeited, expired	(20)	994.50

Balance, December 31, 1997	1,840	1,387.50
Granted	4,598	1,815.00
Exercised	(45)	1,113.00
Forfeited, expired	(96)	1,678.50

Balance, December 31, 1998	6,297	1,675.50
Granted	2,660	1,630.50
Forfeited, expired	(1,474)	2,239.50

Balance, December 31, 1999	7,483	1,549.50
Granted	3,000	1,194.00
Exercised	(23)	1,050.00
Forfeited, expired	(299)	1,240.50

Balance, December 31, 2000	10,161	1,845.00
Granted	5,043	889.50
Forfeited, expired	(1,649)	1,111.50

Balance, December 31, 2001	13,555	1,281.00
Granted	7,701	193.50
Forfeited, expired	(2,109)	1,152.00

Balance, December 31, 2002	19,147	859.50
Granted	10,724	33.00
Forfeited, expired	(6,658)	1,260.30

Balance, December 31, 2003	23,213	362.40
Granted	8,633	28.80
Forfeited, expired	(3,291)	304.80

Balance, December 31, 2004	28,555	231.00
Granted	2,400	4.95
Forfeited, expired	(1,985)	230.10

Balance, December 31, 2005	28,970	212.40

The following data has been provided for exercisable options:

	Year ended December 31,

	2005	2004	2003

Number of options	23,151	17,238	16,701
Weighted average exercise price	$253.80	$345.60	$449.70
Weighted remaining contractual life	3.59 years	4.18 years	4.79 years

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes option data as of December 31, 2005:

Range of exercise prices	Number outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$3.90 to $14.85	4,300	4.40	$9.45	4,000	$9.30
$27.00 to $131.25	19,049	4.18	$42.15	13,640	$46.05
$436.50 to $1,200.00	4,509	2.45	$808.20	4,399	$806.10
$1,350.00 to $1,912.50	1,112	1.81	$1,497.60	1,112	$1,497.60

	28,970	3.85	$212.40	23,151	$253.80

We recognized approximately $1,696,000 of compensation expense for options and warrants issued to officers and our directors in 1998. Such options and warrants were accounted for as variable option grants. Such options and warrants had vested prematurely in December 1998, upon the exercise of warrants owned by one of our directors, in accordance with the terms of certain compensation provisions provided for and approved by our Board of Directors.

During the years ended December 31, 2005, 2003 and 2002, we issued 423,949 (see Note 10), 59,627, and 25,334 options, respectively, to senior executives, which were not included in the Plan. During the year ended December 31, 2004 we issued 6,667 options to a director which was not included in the Plan. These options vested immediately and expire seven years from date of grant. The following table provides the exercise price for options issued to the director and senior management.

Number Outstanding	Exercise Price	Remaining Contractual Life (years)

423,949	$3.75	6.81
30,667	$27.00	4.15
9,333	$30.00	3.96
4,933	$31.50	4.42
25,334	$52.50	3.89
21,360	$54.00	4.18

515,576

In addition, we recognized $7,189 and $94,393 in consulting expense in 2005 and 2004, respectively, for warrants granted to independent consultants for services rendered to us.

13 - RELATED PARTY TRANSACTIONS

Due to Founder

Pursuant to an amended agreement, we had engaged the services of Dr. Mark Eisenberg, one of our directors, who is also one of our founders, as a consultant through August 31, 2005. During 2003, we terminated our agreement with Dr. Eisenberg and discontinued research activities in Australia. For the period from inception to December 31, 2003 production and laboratory costs include compensation due to Dr. Eisenberg of approximately $1,029,000. In accordance with the settlement agreement, we recorded consulting expense of $194,656 for the remainder of the $304,478 of consulting fees due under the consulting agreement with Dr. Eisenberg. Additionally, we recorded $28,881 in rent expense that we owed Dr. Eisenberg for the space we occupied in the Australian laboratory. The total amount due Dr. Eisenberg under the settlement agreement aggregated $398,574 which represents unpaid consulting fees, the rent for the Australian laboratory, and $65,215 of advances made by Dr. Eisenberg on our behalf. We settled the balance due Dr. Eisenberg in 2004 by issuing 6,667 options to purchase our common stock at an exercise price of $30.00 per share. We recorded the $398,574 settlement in 2004 as a contribution of capital given that the settlement was with our director. These options will expire in five years.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research Collaboration

On October 11, 2004 we entered into a collaboration with Hapto Biotech, Inc., for the purpose of further developing promising product leads identified through a research collaboration established in September 2002 between us and Hapto Biotech, utilizing each company’s proprietary technologies. The activities of the two entities has been conducted in a new entity, Hapto / Ortec Collaboration, LLC. The agreement provides for a license agreement to us if the collaboration is successful in developing other technology (as defined) which can be used to treat hard to heal chronic wounds (as defined). See “Letter of Intent’ in Note 14.

Change of Control Agreements

In December 1998, our Board of Directors authorized agreements between us and two of our executive officers and another employee, which state that in the event of a “change of control” certain “special compensation arrangements” will occur. A “change of control” is defined as a change in the ownership or effective control of Ortec or in the ownership of a substantial portion of our assets, but in any event if certain members of our Board of Directors no longer constitute a majority of the Board of Directors. In the event that such change of control occurs, the agreements provide these individuals additional compensation, interest-free loans to exercise their stock options and warrants, and extensions of the expiration dates of all of their then outstanding options and warrants so that none will expire in less than three years from such termination of employment. In addition, for all of the individuals, in the event of a change of control, all unvested options and warrants will vest immediately upon such change of control.

14 - COMMITMENTS AND CONTINGENCIES

Cell Therapy Manufacturing Agreement

In October 29, 2003 we entered into an agreement commencing November 1, 2003 with Cambrex Bio Science Walkersville, Inc., a subsidiary of Cambrex Corporation (Cambrex), for Cambrex to manufacture ORCEL in Cambrex’s Walkerville, Maryland facilities. The Cambrex manufacturing facility is required to meet FDA’s good manufacturing processes standards. Cambrex is experienced in the manufacture of cell-based medical products such as our ORCEL.

Our agreement with Cambrex requires us to currently pay Cambrex $132,613 per month, or $1,591,350 per year, for the use of a production suite in their facility located in Walkersville, Maryland. The payments we will make to Cambrex will increase to $175,000 monthly, or $2,100,000 per year, if we require Cambrex to build us a larger production facility to meet our requirements for the production of ORCEL. In 2005 and 2004 we incurred charges of $1,552,725 and $1,332,500, respectively, for the use of Cambrex’s production facility. These amounts are included in product and laboratory costs. Such annual payments include some services and overhead expenses provided and paid for by Cambrex. These annual payments we are required to make increase 3% per annum on the anniversary of the commencement date. We are required to pay 50% of the cost of the construction of that larger production facility up to $1,000,000 (up to $2,500,000 if we terminate our Sales Agency Agreement with Cambrex). However, the amount we contribute to the construction of that larger facility will be repaid to us by credits against a portion of the future annual payments of $2,100,000 and of certain other payments we are required to make to Cambrex after the larger facility is in use. We are also required to pay specified hourly charges for the Cambrex employees engaged in the production of ORCEL as well as certain other charges. After construction of the larger production facility we are required to acquire from Cambrex virtually all of our requirements for ORCEL that Cambrex can produce. Prior to our election to have Cambrex construct the larger production facility for us, either we or Cambrex may terminate the agreement on six months notice by us and twelve months notice by Cambrex. If we elect to have Cambrex construct the larger production facility for us the agreement will continue for six years after the larger production facility is constructed. However, even after such construction we and Cambrex may elect to scale down over the following three years the portion of our requirements for ORCEL that Cambrex will produce for us. We may elect the scale down period at any time after one year after the larger production facility is constructed and in operation in which event there are additional payments we must make to Cambrex. If we elect the scale down period after one year we must pay Cambrex $2,625,000 and if we elect the scale down period after two years we must pay Cambrex $1,050,000. If we elect the scale down periods in either of those two years, we forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against payments we are thereafter required to make to Cambrex. Either Cambrex or we may elect the scale down period later than three years after that facility is in operation and neither of us will be required to make any additional payments to the other because of that election. If after the construction of the larger production facility we breach a material term of our agreement with Cambrex, or elect to terminate the agreement, we will have to pay Cambrex the following amounts:

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If termination occurs after the following anniversary of the construction of the larger production facility	Amount of Payment

6 years	$1,050,000
5 years, but less than 6 years	1,575,000
4 years, but less than 5 years	2,625,000
3 years, but less than 4 years	3,675,000
2 years, but less than 3 years	5,250,000
1 year, but less than 2 years	6,300,000

In addition, upon such termination we will forfeit our right to receive any further credits (up to the amount of our contribution to the cost of the larger production facility) against future payments we may have to make to Cambrex.

Sales & Marketing Agreements

License Agreement: In October 2003, we entered into an exclusive License Agreement with Teva Medical Limited, a subsidiary of Teva Pharmaceutical Industries Ltd. (Teva) for the sales and marketing of our ORCEL product in Israel. This ten-year agreement, beginning on the date the product is launched for marketing in Israel, requires Teva to seek regulatory and reimbursement approval for ORCEL in Israel. We received an upfront payment of $50,000 in 2003 which we recorded as deferred income, see Note 6. We will receive an additional $50,000 within thirty days of grant of reimbursement approval in Israel, and another $100,000 within 30 days of attainment of aggregate net sales of $3,000,000 in Israel within any period of twelve consecutive calendar months. The agreement also provides for ORCEL pricing and terms of payment. Additionally Teva will pay us royalties of 10% of net sales in Israel up to $5,000,000 per annum. If sales are in excess of $5,000,000 annually Teva will pay us 10% on the first $5,000,000 of sales in Israel and a 20% royalty on sales above $5,000,000 in Israel. As of December 31, 2005, regulatory and reimbursement approval have not been achieved.

Sales Agency Agreement: On October 18, 2004 we entered into a Sales Agency Agreement with Cambrex, providing for Cambrex to be the exclusive sales agent in the United States for our ORCEL product or any other future bi-layered cellular matrix product of ours for the treatment of venous stasis ulcers, diabetic foot ulcers or any other therapeutic indication for dermatological chronic or acute wound healing. The agreement is for a period of six years beginning sixty days after we receive clearance from the FDA for the commercial sale of our ORCEL for the treatment of venous stasis ulcers. The agreement requires us to pay commissions to Cambrex ranging from initially at 40% of net sales and decreasing to 27% of net sales as the amount of sales increases. The agreement requires Cambrex to spend $4,000,000 for marketing efforts during the sixteen-month period after the FDA clears our sale of ORCEL for the treatment of venous stasis ulcers.

Cambrex had the right to terminate the agreement if we did not receive FDA clearance for commercial sale of ORCEL for the treatment of venous stasis ulcers by April 1, 2005, and has the right to terminate if for any period of six consecutive months beginning in 2007, sales are less than 9,000 units. We may terminate the agreement if sales of ORCEL are less in any twelve month period than amounts targeted in the agreement for that period (ranging from 10,000 units in the first twelve month period to 100,000 units in the sixth twelve month period).

Concurrent with the Sales Agency Agreement we entered into a License Agreement pursuant to which we licensed certain intellectual property rights to Cambrex. We also entered into a Security Agreement with Cambrex to secure the performance of our obligations under the Manufacturing, License, and Sales Agreement. The secured collateral consists of all accounts, cash, contract rights, payment intangibles, and general intangibles arising out of or in connection with the sale of products pursuant to the sales agreement and/or license agreement, and all supporting obligations, guarantees and other security therefore, whether secured or unsecured, whether now existing or hereafter created. The lien and security interest under this security agreement is subordinate and junior in priority to the perfected lien and security interest granted to Paul Royalty Fund as secured party under the Paul Royalty Security Agreement.

In connection with the Sales Agency Agreement, our manufacturing agreement with Cambrex was modified so that if Cambrex builds us a larger production facility the maximum amount we could be required to contribute to that construction was reduced from $2,500,000 to $1,000,000.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supply Agreements

Cell supply agreement: In April 2004, we entered into a Material Supply Agreement with ES Cell International Pte Ltd.(ESI). Under the terms of the agreement, we provided ESI with human skin cells generated from cell lines developed and manufactured by us for use in our ORCEL product. We received a $50,000 up-front fee upon the signing of the agreement and we received an additional $150,000 upon first delivery of certain specified cell lines. We have recorded these amounts in interest and other income in 2004. We will receive milestone payments of $150,000 within 30 days of an investigational new drug filing for the ESI Focus Cell Therapy line and an additional $150,000 upon ESI’s receiving regulatory approval for marketing of the ESI Focus Cell Therapy product. We will additionally receive royalties equivalent to .5% of product sales revenue or license or distribution fees or other payments. The payment of these additional amounts are wholly dependent on ESI achieving their milestones. No additional payments were received in 2005.

Sponge supplier: We purchase bovine collagen sponges, a key component of ORCEL, from one supplier who produces the sponges to our specifications. On December 30, 2004 we entered into a two-year supply agreement with this supplier. Under such agreement we agreed to minimum purchase commitments. We agreed to purchase a minimum of 3,500 units of finished collagen sponges within the first twelve-month period. The value of such commitment is approximately $200,000. Such commitment was not achieved in 2005 and we were released from any resulting liability by the supplier. We also agreed that subsequent to a written notification from the FDA allowing us to sell ORCEL commercially for treatment of venous stasis ulcers we will provide such supplier projections for one or more subsequent quarters and the parties will be obligated to purchase and sell those projected amounts.

Government Regulation

We are subject to extensive government regulation. Products for human treatment are subject to rigorous preclinical and clinical testing procedures as a condition for clearance by the FDA and approval by similar authorities in foreign countries prior to commercial sale. Presently, we are continuing our clinical trials for the use of our product in the treatment of patients with venous stasis ulcers and to submit the results of our human clinical trials to the FDA; however, it is not possible for us to determine whether the results achieved from the human clinical trials will be sufficient to obtain FDA approval. If we are unable to obtain FDA approval, we may no longer be able to continue our operations. It is not possible for us to determine whether the results achieved from that human clinical trial will be sufficient to obtain FDA clearance.

Letter of Intent

In December 2005 we executed a non-binding letter of intent to acquire Hapto Biotech (Hapto), a privately-held company focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Fibrin based peptides, (Haptides™). Hapto’s research indicates that FMB’s have the ability to optimize the recovery, potential delivery and therapeutic value of adult stem cells. In October 2004, Ortec and Hapto initiated their relationship by forming a joint venture to combine our proprietary collagen biomaterial technology and Hapto’s Haptide™ peptide technology to develop non cellular, biologically active enhanced biomaterials to promote the attraction and attachment of cells for application to the wound healing, reconstructive, cosmetic, tissue regeneration and dental markets. We closed our acquisition of Hapto on April 14, 2006. For such acquisition we issued a total of 2,057,333 shares of our common stock to the Hapto shareholders and granted them warrants to purchase an additional 200,000 of our common shares at $4.50 per share. The investment banking firm of Rodman & Renshaw, LLC acted as our advisor in this acquisition.

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 - INCOME TAXES

We have deferred start-up costs for income tax purposes and intend to elect to amortize such costs over a period of 60 months, under Section 195(b) of the Internal Revenue Code, when we commence operations.

At December 31, 2005, we had net operating loss carry-forwards of approximately $30,781,000 for Federal and New York State income tax purposes expiring through 2025. Due to the merger of Skin Group with and into Ortec in July 1992, the net operating losses and other built-in deductions existing at that time were subject to annual limitations pursuant to Internal Revenue Code Section 382. Our ability to utilize net operating losses and other built-in deductions generated after that date may be limited in the future due to additional issuances of our common stock or other changes in control, as defined in the Internal Revenue Code and related regulations.

For financial statement purposes, a valuation allowance of approximately $56,795,000 at December 31, 2005 has been recognized to offset entirely our deferred tax assets, which arose primarily from our operating loss carry-forwards and the deferral of start-up expenses for tax purposes, as the realization of such deferred tax assets is uncertain. Components of our deferred tax asset are as follows:

Net operating loss carry-forwards	$12,928,000
Deferral of start-up costs	29,387,000
Interest	8,381,000
Loss on settlement of promissory notes	5,494,000
Other	605,000

56,795,000
Valuation allowance	(56,795,000)

Net deferred tax asset	$—

The following reconciles the income taxes computed at the federal statutory rate to the amounts recorded in our statement of operations:

			Cumulative from March 12, 1991 (inception) to December 31, 2005

	Year ended December 31,

	2005	2004

Income tax benefit at the Statutory rate	$(10,327,000)	(5,233,000)	$(48,400,000)
State and local income taxes, net of Federal benefit	(2,429,000)	(1,231,000)	(9,563,000)
Permanent difference	8,000	5,000	1,168,000
Effect of valuation allowance	12,748,000	6,459,000	56,795,000

	$—	—	$—

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our net operating loss tax carry-forwards expire as follows:

Year ending December 31,
2006	$76,000
2007	233,000
2008	511,000
2009	597,000
2010	440,000
2011	677,000
2012	839,000
2018	1,189,000
2019	2,602,000
2020	3,535,000
2021	4,014,000
2022	3,311,000
2023	3,054,000
2024	5,448,000
2025	4,255,000

$30,781,000

16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Fair Value of Financial Instruments,” requires disclosure of the estimated fair value of an entity’s financial instrument assets and liabilities. For us, financial instruments consist principally of cash and cash equivalents, loans payable and other long-term obligations.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

Cash and Cash Equivalents

The carrying value reasonably approximates fair value because of the short-term maturity of those instruments.

Loans Payable and Other Long-term Obligations

Based on borrowing rates currently available to us for other financings with similar terms and maturities, the carrying value of our loans payable, capital lease obligations and other long-term obligations approximate the fair value.

17 - RETIREMENT PLAN

The Company maintains a defined contribution 401(k) savings plan (401(k) plan) for the benefit of eligible employees. Under the 401(k) plan, a participant may elect to defer a portion of annual compensation. Contributions to the 401(k) plan are immediately vested in plan participants’ accounts. Plan expenses were $4,485 and $3,255 for the years ended December 31, 2005 and 2004, respectively. We do not match employee contributions.

18 - SUBSEQUENT EVENTS

Legal Challenge Withdrawn: In January 2006 we were informed that Advanced Tissue Sciences withdrew its appeal against the grant of our European patent of ORCEL. We were originally granted its European patent in December 1997 and received notification in November 1998 that it was being challenged by Advanced Tissue Sciences. In March 2002, we announced that we had successfully defended Advanced Tissue Sciences’ opposition filed with the European Patent office and, subsequently, Advanced Tissue Sciences appealed the patent offices’ decision, but is now withdrawing that appeal. Withdrawal of the appeal by Advanced Tissue Sciences concludes this litigation and our European patent remains as originally issued.

Modification of Registration Rights Agreement. In October 2005 we closed a private placement in which we sold our common stock and Series F warrants to a group of accredited investors. In connection with such sales we entered into an

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreement with such investors whereby we undertook to register all of the shares of our common stock they purchased, and the shares of our common stock issuable upon exercise of our Series F warrants they acquired, in that private placement. We agreed that if we did not file that registration statement by January 6, 2006, or have that registration statement declared effective by March 14, 2006, we would pay liquidated damages to the purchasers. Our agreement with those purchasers provided that the holders of a majority of the shares of our common stock we were required to register pursuant to that agreement (the “majority holders”) could modify and/or waive our obligations under that agreement and such modification and/or waiver would be binding on all the purchasers in that private placement. On January 30, 2006 the majority holders (i) waived our obligation to pay any liquidated damages for our failure to file the registration statement by January 6, 2006; (ii) extended to June 7, 2006 the time by which the registration statement had to be declared effective before we had to pay any liquidated damages and (iii) permitted us to include in such registration statement shares of our common stock we may issue, or that will be issuable, in (x) a transaction in which we acquire by merger another biotechnology company and/or (y) a new private placement of our securities in which we raise up to $10,000,000. Such modification and waiver will enable us to pursue such acquisition and private placement without incurring those liquidated damages expenses.

Availability of Authorized Shares. On January 30 and 31, 2006, North Sound Capital, LLC (North Sound) and SDS Capital Group SPC, Ltd. (SDS) entered into agreements with us whereby they agreed not to convert any of the aggregate of 6,272.0156 shares of our Series D Convertible Preferred Stock owned by them, nor exercise any of our Series F warrants held by them, until such time that we are able to obtain approval from our stockholders to amend our certificate of incorporation to increase the number of shares of our common stock we are authorized to issue, or take such other corporate action, which will enable us to have sufficient number of shares of our common stock which we are authorized to issue, to issue in a private placement of our securities and in the acquisition of a biotechnology company, which proposed transactions are both referred to above. These agreements will provide us with the ability to use the approximately 2,200,000 shares which North Sound and SDS have agreed not to acquire, together with our available authorized shares, in such proposed private placement and acquisition transactions. These agreements will be voided if we are unable to complete the proposed private placement of our securities before April 30, 2006. We have agreed that after the completion of the proposed private placement and/or acquisition we will proceed promptly to file a proxy statement for a meeting of our stockholders at which we expect to increase the number of shares of our common stock we are authorized to issue, or take such other corporate action, to have available for issuance enough shares of our common stock upon conversion of North Sound’s and SDS’s Series D Convertible Preferred Stock and upon exercise of their warrants.

Reduction of Liquidation Preference. All of the 6,272.0156 shares of our outstanding Series D Convertible Preferred Stock are owned by North Sound and SDS. On January 30 and 31, 2006 North Sound and SDS entered into agreements with us agreeing to exchange all of their shares of our Series D Convertible Preferred Stock into an equal number of shares of our new Series D-1 Convertible Preferred Stock. The only difference between our Series D Preferred shares and our Series D-1 Preferred shares is that the liquidation preference of the Series D Preferred shares is $10,000 per share and that of the Series D-1 Preferred shares is $10 per share. Each Series D-1 Preferred share will be convertible (as is each Series D Preferred share) into 267 shares of our common stock.

Other than North Sound and SDS, and other of our shareholders and warrant holders who signed the modification and waiver agreements referred to above, being owners of our common stock, of our Series D Convertible Preferred Stock and of our warrants to purchase shares of our common stock, we have no material relationship with any such person.

Cambrex Suite Deal II: On February 13, 2006 we entered into an agreement with our manufacturing and marketing partner, Cambrex, whereby for the six-month period January 1 to June 30, 2006 the $132,612 monthly charges we incur for rental of a production suite used to produce ORCEL at their Maryland facility, Cambrex has agreed to accept 49,115 shares of our common stock monthly in lieu of a cash payment. During the term of the agreement we will issue an aggregate 294,693 common shares for the aggregate amount of $795,672. We will also issue a three-year warrant commencing July 1, 2006 to purchase 73,673 shares of our common stock at $11.25 per share. Each of these securities will carry certain registration rights.

Third Amendment of Lease: On March 16, 2006 we agreed to a two-year lease extension at our 14,320 square foot New York City lab and office facility location commencing January 1, 2006. We agreed to a monthly rental of $60,860 or $730,320 per annum. We will have the option to renew for an additional two years at the rate of $63,843 per month, or $766,120 annually

ORTEC INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vendor Settlement: On March 17, 2006, we settled a vendor liability of approximately $102,000 for $35,000 cash payable in seven equal monthly installments and a three-year warrant to purchase 19,000 shares of our common stock at an exercise price of $3.75. The warrant has piggyback registration rights.

Bridge Financing: In March 2006, we received $380,000 in short-term loans from two entities. One loan for $130,000 was from one of our executive officers, is non-interest bearing and is payable from the proceeds of the recent private placement of our securities. The second loan for $250,000 bears interest at 8% per annum and was from the investor who had a committed to provide us with $1,058,000 by the later of the filing of our pre-market approval application for our confirmatory venous leg ulcer trial, or March 31, 2006. This $250,000 loan automatically converted into the equity securities we issued in our recent private placement at 1.2 times the principle and accrued interest amount. Additionally we agreed that since the investor provided us with the funds earlier than was required, upon conversion of such $250,000 loan to our equity securities, we would forego such investor’s $808,000 remaining commitment and that the earlier repricing (upon commitment) of our warrants held by such investor would not be affected.

On March 31, 2006, we received $65,000 in a short-term loan from our executive officers, of which $35,000 was repaid on April 6, 2006. On April 3, 2006 we received another short-term loan of $45,000 from another of our executive officers. Both of these loans will be repaid from the proceeds of our recent private placement. On April 17, 2006, with the completion of our recent private placement, we converted the $250,000 short-term loan with its then outstanding loan balance of $301,333 into 301.33 shares of Series E Preferred Stock, and issued a warrant to purchase 100,444 shares of our common stock at an exercise price of $7.50 per share. On April 5, 2006 we received a $200,000 a short-term loan due April 30, 2006 to be repaid at 110% of principal plus accrued interest at 8% per annum on the original $200,000 principal balance. We issued a three-year warrant to purchase 3,333 shares of our common stock at an exercise price of $7.50 per share to the lender.

Private Placement: On April 17, 2006, we completed a private placement sale for aggregate gross proceeds of $6,176,000 to accredited investors of our 6% Series E Convertible Preferred Stock and warrants to purchase our common stock. The Series E Convertible Preferred Stock is entitled to vote on an “as converted” basis on all matters submitted to a vote by the holders of the common stock. At any time these investors can convert their preferred stock into common stock at a $3.00 conversion price. If we complete a reverse split of our outstanding common stock by June 16, 2006, the investors are obligated to convert their preferred stock on the 21st trading day following such reverse split by dividing the amount they paid for such preferred shares plus dividends at 6% per annum, by the lesser of $3.00, or 90% of the average of the volume weighted average prices for our common stock for the twenty trading days following the effective date of such reverse stock split. We issued five-year warrants to purchase our common stock at $7.50 per share, for the number of common shares equal to the purchase price paid for our convertible preferred shares divided by $3.00, or warrants to purchase an aggregate of 2,058,667 of our common shares. The warrants carry full ratchet price reset provisions should we sell our common stock or our other securities convertible into, or exercisable for, our common stock, at an effective price per common share less than the $7.50 exercise price of the warrants. We are obligated to register, under the Securities Act of 1933, all of the shares of our common stock issuable upon conversion of the 6% Series E Convertible Preferred Stock, or upon exercise of such warrants. We will pay investors 2% per month for any failure to timely file by June 18, 2006 or obtain an effective registration statement by August 17, 2006.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (DGCL). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant’s request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

The Registrant maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

It is expected that the following expenses will be incurred in connection with the issuance and distribution of the Common Stock being registered. All such expenses are being paid by the Issuer:

SEC Registration fee	$3,485
*Printing and Edgarization	4,500
*Accountants’ fees and expenses	20,000
*Attorneys’ fees and expenses	20,000
*Miscellaneous	4,015

*Total	$52,000

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Date	Name of Our Securities We Sold	Total Cash or Other Consideration Paid by Investors	Fees paid to Placement Agents

July 20, 2003	58.33 shares of our Series C convertible preferred stock, all subsequently exchanged for shares of our common stock, and Series C warrants to purchase 7,000 shares of our common stock, most of which were later exercised to purchase common stock or surrendered. (1)	$350,000	$35,000 and warrants to purchase 9,968 shares at $0.15 per share.

August 2003	482.885 shares of our Series D convertible preferred stock. (3)	None, issued in exchange for 482.885 shares of our Series B convertible preferred stock.	None.

2003 and 2004	Promissory notes – $9,626,626 later exchanged for shares of common stock in the January 5, 2005 private placement described below. (1)	$9,776,626	32,589 shares of our common stock.

February 27, 2004	Two year warrants to purchase 937 shares of our common stock at $48.75 per share. (1) (2)	As part of the consideration for an equipment lease	None.

October 27, 2004	18,468 shares of our common stock and 34.31 shares of our Series D convertible preferred stock. (1)	Extending due dates of $9,206,000 of such promissory notes.	None.

December 3, 2004	33,099 shares of our common stock, 233.8274 shares of our Series D convertible preferred stock, and our Series E warrants to purchase 28,646 shares of our common stock at $27.00 per share. (1)	$1,338,019 and forgiveness of a $100,000 promissory note obligation.	None.

January 5, 2005 through February 20, 2005	1,199,602 shares of our common stock, 2,806.37 shares of our Series D convertible preferred stock and our Series E warrants to purchase 1,468,441 shares of our common stock. (1)	$5,631,021, exchange of 913.2 shares of our Series C convertible preferred stock and exchange of $9,626,626 of promissory notes.	$563,102 plus our Series E P/A warrants to purchase 183,092 shares of our common stock.

May 27, 2005 through September 29, 2005	Promissory notes and we reduced exercise prices of lenders’ Series E warrants to purchase 798,897 shares of our common stock from $27.00 and $22.50 to $0.015, which the lenders exercised to purchase 254,477 shares of our common stock. (1)	$3,486,000	$174,300

July 18, 2005	Three year warrants to purchase 1,667 shares of our common stock at $7.50 per share. (2)	Financial advisory services.	None.

Date	Name of Our Securities We Sold	Total Cash or Other Consideration Paid by Investors	Fees paid to Placement Agents

October 2005	972,718 shares of our common stock and our Series F warrants to purchase an aggregate of 486,359 shares of our common stock. The exercise price of our Series E warrants to purchase an aggregate of 392,072 held by purchasers in this private placement were reduced to $0.015 per share. (1)	$3,647,691	$539,069 (includes 5% on amount we received in May through September 2005 for our promissory notes).

October 2005

113,147 shares of our common stock and our Series F warrants to purchase 56,574 shares of our common stock. We also reduced the exercise price of our Series E-PA warrants to purchase 183,092 shares of our common stock from $14.25 per share to $4.50 per share. (1) (2)

		In satisfaction of $424,000 we owed to our placement agent, including $174,300 of the $539,069 amount referred to immediately above.	None.

February 13 through June 2006	294,667 shares of our common stock and three year warrants to purchase 73,674 shares of our common stock at $11.25 per share. (1) (2)	Forgiveness of payment of $795,672 of our obligations under a manufacturing agreement.	None.

March 17, 2006	3 year warrants to purchase 19,000 shares of our common stock at an exercise price of $3.75 per share. (2)	In satisfaction of a vendor’s claim.	None.

April 5, 2006	3 year warrants to purchase 3,334 shares of our common stock at an exercise price of $7.50 per share. (1) (2).	Consideration for a $200,000 bridge loan.	None.

April 2006	2,057,334 shares of our common stock and three year warrants to purchase 200,000 shares of our common stock at $4.50 per share. (2)	Acquisition of Hapto Biotech, Inc.	Not applicable.

April 1, 2006	Three year warrants to purchase 266,667 shares of our common stock at $4.50 per share. (2)	Advisory services in the acquisition of Hapto Biotech, Inc.	None.

April 2006	6,477.333 shares of our Series E convertible preferred stock and our Series H warrants to purchase 2,159,111 shares of our common stock. (1)	$6,426,000 (including $250,000 received earlier in the year as a bridge loan).	$608,200 and 5 year warrants to purchase an aggregate of 202,534 shares of our common stock, of which 192,534 may be purchased at $6.00 per share and 10,000 @ $7.50 per share

(1)(2)(3) The above sales were all exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the following reasons:

(1)	Pursuant to Regulation D because all the purchasers were accredited investors.

(2)	Pursuant to Section 4(2) of the Act as transactions by an issuer not involving any public offering.

(3)

Pursuant to Section 3(a)(9) of the Act as a security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

During the past 3 years we issued an aggregate of 109,000 shares of our common stock to our four executive officers and 667 shares to one other employee. These were restricted stock grants which these executive officers and employees will lose if such person is no longer employed by us on January 1, 2007. During the past 3 years we also granted options to our employees to purchase an aggregate of 481,196 shares of our common stock, both pursuant to and outside of our stock option plans. Of those options to purchase an aggregate of 464,430 shares were granted to our executive officers and 4,000 were granted to our directors. Such restricted stock grants and the issuance of such options were all exempt from the registration requirements of the Act because no sales of securities were involved and also pursuant to Section 4(2) as transactions by an issuer not involving any public offering.

ITEM 27. EXHIBITS

Exhibit Number	Description

4.1

Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 of our quarterly report on Form 10-Q for the period ended September 30, 2001, filed with the Commission on November 14, 2001, Commission File No. 0-27368)

4.2

Amendment to Restated Certification of Incorporation (Incorporated by reference to Exhibit 3.2 of our annual report on Form 10-K for the period ended December 31, 2002, filed with the Commission on April 15, 2003, Commission File No. 0-27368)

4.3

Amendment to Certificate of Incorporation filed on August 19, 2003 being the Certificate of Designation of the Relative Rights and Preferences of the Series D convertible preferred stock (Incorporated by reference to Exhibit 3.6 of our quarterly report on Form 10-Q for the period ended September 30, 2003, filed with the Commission on November 14, 2003, Commission File No. 0-27368)

4.4

Amendment to Certificate of Incorporation filed on June 10, 2003 being a 1 for 10 reverse split of our common stock (Incorporated, by reference to Exhibit 3.6 of our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004).

4.5**	Amendment to Certificate of Incorporation filed April 6, 2006, being the Certificate of Designation of Preferences, Rights and Limitations of Series E 6% Convertible Preferred Stock.

4.6**

Amendment to Certificate of Incorporation filed June 9, 2006, being an authorization for the Board of Directors to effect prior to September 30, 2006 a reverse split of the common stock in the range of from 1 for 5 to 1 for 15.

4.7	By-Laws (Incorporated by reference to the Exhibit of our Registration Statement on Form SB-2, or Amendment 1 thereto, filed with the Commission, Commission File No. 33-96090)

4.8*	Amendment to Certificate of Incoporation filed July 5, 2006 for a one to fifteen reverse split of the common stock effective 5 p.m. Eastern Daylight Savings Time on July 24, 2006.

5.1*	Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP, counsel for the Registrant

21**	List of Subsidiaries

23.1*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2 *	Consent of Grant Thornton LLP, Registered Independent Public Accounting Firm

23.3	Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP (included in Exhibit 5.1)

24.1	Power of Attorney – see signature page.

* filed herewith.

** heretofore filed as an exhibit to the registration statement.

ITEM 28. UNDERTAKINGS

The undersigned small business issuer hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 2, 2006.

ORTEC INTERNATIONAL, INC.

By:	/s/ Alan W. Schoenbart

Alan W. Schoenbart
Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on August 2, 2006 and in the capacities indicated below:

Signature	Title

/s/ Ron Lipstein	Vice Chairman, Board of Directors, Chief Executive Officer, Secretary and Treasurer (Principal Executive Officer)

Ron Lipstein

/s/ Alan W. Schoenbart	Chief Financial Officer (Principal Financial and Accounting Officer)

Alan W. Schoenbart

/s/ Alan W.Schoenbart	Chairman, Board of Directors

Steven Katz, Ph.D. *

Director

Dr. Mark Eisenberg

/s/ Alan W. Schoenbart	Director

Steven Lilien, Ph.D.*

/s/ Alan W. Schoenbart	Director

Allen I. Schiff, Ph.D.*

/s/ Alan W. Schoenbart	Director

Raphael Hofstein, Ph.D.*

/s/ Alan W. Schoenbart	Director

Andreas Vogler *

* by Alan W. Schoenbart, his attorney in fact pursuant to Power of Attorney dated June 19, 2006.